As filed with the Securities and Exchange Commission on January 6, 2003

                                           Registration Statement No. 333-100240
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------


                        PRE-EFFECTIVE AMENDMENT NO. 1 TO


                                    FORM S-4

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                     -------------------------------------

                        ONCOR ELECTRIC DELIVERY COMPANY
             (Exact Name of Registrant as Specified in Its Charter)


        TEXAS                           4911                     75-2967830
   (State or Other                (Primary Standard           (I.R.S. Employer
   Jurisdiction of            Industrial Classification      Identification No.)
  Incorporation or                  Code Number)
    Organization)

                    500 N. AKARD STREET, DALLAS, TEXAS 75201
                                 (214) 486-2000
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

         ERIC H. PETERSON, ESQ.                  PETER B. TINKHAM, ESQ.
        Executive Vice President                      Secretary and
           and General Counsel                     Assistant Treasurer
                TXU Corp.                               TXU Corp.
              Energy Plaza                            Energy Plaza
            1601 Bryan Street                       1601 Bryan Street
           Dallas, Texas 75201                     Dallas, Texas 75201
             (214) 812-4600                          (214) 812-4600



       ROBERT A. WOOLDRIDGE, ESQ.              ROBERT J. REGER, JR., ESQ.
            Hunton & Williams                   Thelen Reid & Priest LLP
            1601 Bryan Street                       875 Third Avenue
           Dallas, Texas 75201                  New York, New York 10022
             (214) 979-3000                          (212) 603-2000


         (Names, Addresses, Including Zip Codes, and Telephone Numbers,
                  Including Area Codes, of Agents for Service)
                          -----------------------------

    It is respectfully requested that the Securities and Exchange Commission also send copies of all notices, orders and communications to:

                              LUCAS F. TORRES, ESQ.
                             Pillsbury Winthrop LLP
                             One Battery Park Plaza
                            New York, New York 10004
                                 (212) 858-1000

                          -----------------------------

Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                  SUBJECT TO COMPLETION, DATED JANUARY 6, 2003

PROSPECTUS
                                 $1,200,000,000

                         ONCOR ELECTRIC DELIVERY COMPANY
                                OFFER TO EXCHANGE
              $700,000,000                            $500,000,000
  6.375% EXCHANGE SENIOR SECURED NOTES      7.000% EXCHANGE SENIOR SECURED NOTES
                DUE 2012                                DUE 2032
             FOR ANY AND ALL                         FOR ANY AND ALL
       6.375% SENIOR SECURED NOTES             7.000% SENIOR SECURED NOTES
                DUE 2012                                DUE 2032


THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,            ,
2003, UNLESS EXTENDED.


             CERTAIN TERMS OF THE NEW NOTES AND THIS EXCHANGE OFFER

o The terms of the $700,000,000 6.375% Exchange Senior Secured Notes due 2012 (the New 2012 Notes) are identical in all material respects to the terms of the $700,000,000 6.375% Senior Secured Notes due 2012 (the Old 2012 Notes). The terms of the $500,000,000 7.000% Exchange Senior Secured Notes due 2032 (the New 2032 Notes) are identical in all material respects to the terms of the $500,000,000 7.000% Senior Secured Notes due 2032 (the Old 2032 Notes). The New 2012 Notes and the New 2032 Notes are collectively referred to in this prospectus as the New Notes. The Old 2012 Notes and the Old 2032 Notes are collectively referred to in this prospectus as the Old Notes. Unlike the Old Notes, however, the New Notes are registered under the Securities Act of 1933, as amended (the Securities Act), and the transfer restrictions and registration rights and related additional interest provisions applicable to the Old Notes do not apply to the New Notes.

o Like the Old Notes, the New Notes will initially have the benefit of first liens on the tangible transmission and distribution property of Oncor Electric Delivery Company (Oncor). The liens securing the New Notes (and any Old Notes not exchanged for New Notes (the Remaining Old Notes)) may be released in certain circumstances and subject to certain conditions.

o Oncor will accept any and all Old Notes that are properly tendered and not validly withdrawn before the expiration of this exchange offer.

o Tenders of Old Notes may be validly withdrawn at any time prior to expiration of this exchange offer.

o You will not recognize any income, gain or loss for United States federal income tax purposes as a result of this exchange.

o Old Notes of each series may be exchanged for New Notes of the respective series only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

o Oncor does not intend to apply for listing of the New Notes on any securities exchange or to arrange for the New Notes to be quoted on any automated quotation system.

     Each broker-dealer that receives New Notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The related letter of transmittal that is delivered with this prospectus (the Letter of Transmittal) states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Oncor has agreed that, for a period of 90 days after the consummation of this exchange offer, Oncor will make this prospectus available to any broker-dealer for use in connection with any such resale. See PLAN OF DISTRIBUTION in this prospectus.


     PLEASE SEE RISK FACTORS BEGINNING ON PAGE 11 OF THIS PROSPECTUS FOR A DISCUSSION OF FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH THIS EXCHANGE OFFER.


     Neither the Securities and Exchange Commission (SEC) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is             , 2002.


--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. Oncor may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction in which an offer, solicitation or sale is not permitted.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

SUMMARY........................................................................3


RISK FACTORS..................................................................11
FORWARD-LOOKING INFORMATION...................................................16
USE OF PROCEEDS...............................................................17
CAPITALIZATION AND SHORT-TERM DEBT............................................17
SELECTED FINANCIAL INFORMATION................................................18
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATION...................................................................19
BUSINESS......................................................................32
MANAGEMENT OF ONCOR...........................................................39
RELATIONSHIPS AMONG ONCOR AND OTHER TXU COMPANIES.............................42
THE EXCHANGE OFFER............................................................43
DESCRIPTION OF THE NEW NOTES..................................................51
DESCRIPTION OF THE 1983 MORTGAGE BONDS........................................68
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS......................71
PLAN OF DISTRIBUTION..........................................................74
EXPERTS.......................................................................75
VALIDITY OF THE NEW NOTES.....................................................75

FINANCIAL STATEMENTS.........................................................F-1

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH ONCOR HAS REFERRED YOU. ONCOR HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE AS OF THE DATE OF THIS PROSPECTUS. THE BUSINESS PROFILE, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS OF ONCOR MAY HAVE CHANGED SINCE THAT DATE. THIS PROSPECTUS IS AN OFFER TO EXCHANGE ONLY THE NOTES OFFERED BY THIS PROSPECTUS, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO.


                       WHERE YOU CAN FIND MORE INFORMATION


     In connection with this exchange offer, Oncor has filed with the SEC a registration statement under the Securities Act relating to the New Notes to be issued in this exchange offer. As permitted by SEC rules, this prospectus omits information included in the registration statement. For a more complete understanding of this exchange offer, you should refer to the registration statement, including its exhibits and any amendments thereto.


     The public may read and copy any reports or other information that Oncor files with the SEC at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. These documents are also available to the public at the web site maintained by the SEC at http://www.sec.gov. You may also obtain a copy of the exchange offer registration statement at no cost by writing or telephoning Oncor at the following address:

                         Oncor Electric Delivery Company
                               500 N. Akard Street
                               Dallas, Texas 75201
                                  214-486-2000


     IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST DOCUMENTS FROM ONCOR NO LATER THAN ______, 2003 WHICH IS FIVE DAYS BEFORE THE EXPIRATION DATE (AS DEFINED BELOW).

                                     SUMMARY

     This summary highlights selected information from this prospectus and does not contain all the information that may be important to you. This summary does not contain all of the information that you should consider before making any decision concerning this exchange offer. For a more complete understanding of this exchange offer, Oncor encourages you to read this entire prospectus and the documents to which Oncor refers you.

                               THE EXCHANGE OFFER

ISSUANCE OF THE OLD NOTES.............  The following notes were issued and sold on May 6, 2002 by Oncor in a transaction not requiring registration under the Securities Act:

                                             o $700,000,000 6.375% Senior
                                               Secured Notes due 2012

                                             o $500,000,000 7.000% Senior
                                               Secured Notes due 2032

                                        The initial purchasers of the Old Notes
                                        sold beneficial interests in the Old
                                        Notes to qualified institutional buyers
                                        pursuant to Rule 144A of the Securities
                                        Act and to non-US persons pursuant to
                                        Regulation S of the Securities Act. All
                                        of the Old Notes originally issued by
                                        Oncor on May 6, 2002 are currently
                                        outstanding.

THE EXCHANGE OFFER; NEW NOTES........   Oncor is offering to exchange the New
                                        2012 Notes for the Old 2012 Notes and
                                        the New 2032 Notes for the Old 2032
                                        Notes. The New Notes of each series will have been registered under the
                                        Securities Act and be of a like
                                        principal amount and like tenor of the
                                        respective series of Old Notes.
                                        Noteholders that properly tender their
                                        Old Notes and do not validly withdraw
                                        such tender before the Expiration Date
                                        (as defined below) will have the benefit of this exchange offer. Old Notes of each series may be exchanged for New
                                        Notes of the respective series only in
                                        minimum denominations of $1,000 and
                                        integral multiples of $1,000 in excess
                                        thereof. Oncor will issue the New Notes
                                        on or promptly after the Expiration Date
                                        (as defined below). See THE EXCHANGE
                                        OFFER in this prospectus.


EXPIRATION DATE......................   This exchange offer will expire at
                                        5:00 p.m., New York City time, on
                                        __________, 2003 (the Expiration Date)
                                        unless extended. If extended, the term
                                        Expiration Date will mean the latest
                                        date and time to which this exchange
                                        offer is extended. Oncor will accept for exchange any and all Old Notes which are properly tendered in this exchange offer and not validly withdrawn before
                                        5:00 p.m., New York City time, on the
                                        Expiration Date.


RESALE OF NEW NOTES..................   Based on interpretive letters written by
                                        the staff of the SEC to companies other
                                        than Oncor, Oncor believes that, subject to certain exceptions, the New Notes may generally be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act, if you:

                                             o acquire the New Notes in the
                                               ordinary course of your business;

                                             o do not have an arrangement or
                                               understanding with any person to
                                               participate in a distribution of
                                               the New Notes;

                                             o are not an affiliate of Oncor
                                               within the meaning of Rule 405
                                               under the Securities Act; and

                                             o are not a broker-dealer that
                                               acquired the Old Notes directly
                                               from Oncor.

                                        If Oncor's belief is inaccurate, holders of New Notes who offer, resell or otherwise transfer New Notes in violation of the Securities Act may incur liability under that Act. Oncor will not assume or indemnify holders against any such liability.

                                        If you are a broker-dealer that
                                        purchased Old Notes for your own account as part of market-making or trading activities, you must deliver a prospectus when you sell any of the New Notes. Oncor has agreed under a registration rights agreement that relates to the Old Notes to allow you to use this prospectus for this purpose for a period of 90 days after the consummation of this exchange offer.

CONDITIONS TO THIS EXCHANGE OFFER ...   Oncor may terminate this exchange offer
                                        before the Expiration Date if it
                                        determines that its ability to proceed
                                        with this exchange offer could be
                                        materially impaired due to

                                             o any legal or governmental
                                               actions,

                                             o any new law, statute, rule or
                                               regulation, or

                                             o any interpretation by the staff
                                               of the SEC of any existing law,
                                               statute, rule or regulation.

TENDER PROCEDURES--
  BENEFICIAL OWNER ..................   If you wish to tender Old Notes that are
                                        registered in the name of a broker,
                                        dealer, commercial bank, trust company
                                        or other nominee, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf.

                                        IF YOU ARE A BENEFICIAL HOLDER, YOU
                                        SHOULD FOLLOW THE INSTRUCTIONS RECEIVED
                                        FROM YOUR BROKER OR NOMINEE WITH RESPECT
                                        TO TENDERING PROCEDURES AND CONTACT YOUR
                                        BROKER OR NOMINEE DIRECTLY.

TENDER PROCEDURES--
  REGISTERED HOLDERS AND
  DTC PARTICIPANTS...................   If you are a registered holder of Old
                                        Notes and wish to participate in this
                                        exchange offer, you must complete, sign
                                        and date the accompanying Letter of
                                        Transmittal, or a facsimile thereof. If
                                        you are a participant in The Depository
                                        Trust Company (DTC), and wish to
                                        participate in this exchange offer, you
                                        must instruct DTC to transmit to the
                                        Exchange Agent (as defined below) a
                                        message indicating that you agree to be
                                        bound by the terms of the Letter of
                                        Transmittal. You should mail or
                                        otherwise transmit the Letter of
                                        Transmittal or facsimile (or agent's
                                        message (as hereinafter defined)),
                                        together with your Old Notes (in
                                        book-entry form if you are a participant in DTC) and any other required documentation to The Bank of New York
                                        (the Exchange Agent).


GUARANTEED DELIVERY PROCEDURES.......   If you are a holder of Old Notes and
                                        wish to tender such Old Notes, but such
                                        Old Notes are not immediately available
                                        or you cannot deliver such Old Notes or
                                        the Letter of Transmittal to the
                                        Exchange Agent prior to the Expiration
                                        Date, then you must tender your Old
                                        Notes according to the special
                                        guaranteed delivery procedures. See THE
                                        EXCHANGE OFFER in this prospectus.

WITHDRAWAL RIGHTS....................   You may validly withdraw tenders of Old
                                        Notes at any time before 5:00 p.m., New
                                        York City time, on the Expiration Date.

ACCEPTANCE OF OLD NOTES AND DELIVERY
  OF NEW NOTES.......................   Subject to the satisfaction or waiver of
                                        the conditions to this exchange offer,
                                        Oncor will accept for exchange any and
                                        all Old Notes that are properly tendered and not validly withdrawn before
                                        5:00 p.m., New York City time, on the
                                        Expiration Date. The New Notes will be
                                        delivered promptly after the Expiration
                                        Date.

CERTAIN MATERIAL UNITED STATES
  FEDERAL INCOME TAX
  CONSIDERATIONS.....................   The exchange of New Notes of each series
                                        for Old Notes of the respective series
                                        will not be a taxable event for United
                                        States federal income tax purposes. As a result, you will not recognize any income, gain or loss with respect to any such exchange. See MATERIAL UNITED
                                        STATES FEDERAL INCOME TAX CONSIDERATIONS in this prospectus.

EFFECT ON HOLDERS OF THE REMAINING
  OLD NOTES..........................   All of the Remaining Old Notes will
                                        continue to be subject to restrictions
                                        on their transfer in accordance with the Securities Act. After this exchange offer, holders of the Remaining Old
                                        Notes will not (with limited exceptions) have any further registration rights
                                        (including, but not limited to, the
                                        related additional interest provisions)
                                        with respect to such notes. The value of the Remaining Old Notes could be adversely affected by the conclusion of this exchange offer. There could be no market for the Remaining Old Notes and thus you may be unable to sell such notes.

                                  THE NEW NOTES

     The terms of the New 2012 Notes will be identical in all material respects to the terms of the Old 2012 Notes, and the terms of the New 2032 Notes will be identical in all material respects to the terms of the Old 2032 Notes. The New Notes, however, will be registered under the Securities Act and will not have the registration rights (and related additional interest provisions) or transfer restrictions which were applicable to the Old Notes. The New Notes of each series will evidence the same debt as the Old Notes of the respective series. The New Notes will be governed by the same indenture as the Old Notes. For more information about the New Notes, see DESCRIPTION OF THE NEW NOTES in this prospectus.

ISSUER...............................   Oncor Electric Delivery Company

THE NEW NOTES........................   $700,000,000 principal amount of Oncor's
                                        6.375% Exchange Senior Secured Notes due
                                        2012 and $500,000,000 principal amount
                                        of Oncor's 7.000% Exchange Senior
                                        Secured Notes due 2032, all of which
                                        have been registered under the
                                        Securities Act.

RANKING..............................   Oncor will issue the New Notes under its
                                        indenture and deed of trust (Indenture), dated as of May 1, 2002, from Oncor to The Bank of New York, as trustee
                                        (Trustee), which is the same indenture
                                        under which the Old Notes were issued.

                                        Similar to the Old Notes, the New Notes
                                        will initially be secured by (i) the
                                        lien of a matching aggregate principal
                                        amount of Oncor's first mortgage bonds
                                        that Oncor issued to the Trustee for the benefit of the holders of the Old Notes (and New Notes exchanged for Old Notes in connection with this exchange offer) and (ii) a lien on Oncor's tangible electric transmission and distribution property. The first mortgage bonds were issued under Oncor's Mortgage and Deed of Trust, dated as of December 1, 1983 (1983 Mortgage) from Oncor (which succeeded to and was substituted for TXU Electric Company) to The Bank of New York, as trustee (Mortgage Trustee).

                                        The lien of the Indenture and the first
                                        mortgage bonds may be released in
                                        certain circumstances and subject to
                                        certain conditions. Upon any such
                                        release, the New Notes (and any
                                        Remaining Old Notes) will cease to be
                                        secured obligations of Oncor and will
                                        become senior unsecured general
                                        obligations of Oncor pari passu with all of Oncor's other senior unsecured indebtedness. See DESCRIPTION OF THE NEW NOTES - "Discharge of Lien; Release Date" in this prospectus.

MATURITY.............................   The New 2012 Notes mature on May 1, 2012
                                        and the New 2032 Notes mature on May 1,
                                        2032.

INTEREST RATE........................   The New 2012 Notes will bear interest at
                                        the annual rate of 6.375%. The New 2032
                                        Notes will bear interest at the annual
                                        rate of 7.000%. Interest on each New
                                        Note will accrue from the date of the
                                        last interest payment on the Old Notes.
                                        If no interest has been paid on the Old
                                        Notes, interest will accrue from May 6,
                                        2002, which is the date the Old Notes
                                        were originally issued. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months, and with respect to any period less than a full month, on the basis of the actual number of days elapsed during such period.

INTEREST PAYMENT DATES...............   Oncor will pay interest on each series
                                        of the New Notes semi-annually on May 1
                                        and November 1, beginning on November 1,
                                        2002.

REDEMPTION...........................   Oncor may at its option redeem all or
                                        part of each series of the New Notes
                                        (and/or the Remaining Old Notes) at the
                                        respective "make-whole" redemption
                                        prices discussed in this prospectus
                                        under DESCRIPTION OF THE NEW NOTES -
                                        "Optional Redemption," plus accrued and
                                        unpaid interest to the redemption date.

LIMITATION ON SECURED DEBT...........   If any New Notes (or any Remaining Old
                                        Notes) are outstanding under the
                                        Indenture, Oncor will not issue, incur
                                        or assume any debt secured by a lien
                                        upon any of Oncor's property, except for certain permitted secured debt, unless the New Notes (and the Remaining Old
                                        Notes) are also secured by that lien,
                                        without the consent of the holders of a
                                        majority of all outstanding securities
                                        issued under the Indenture, including
                                        the New Notes (and the Remaining Old
                                        Notes). See DESCRIPTION OF THE NEW NOTES
                                        - "Limitation on Secured Debt" in this
                                        prospectus.


RATINGS..............................   The New Notes are expected to be
                                        assigned ratings consistent with the Old
                                        Notes. The Old Notes are currently rated
                                        Baa1 by Moody's Investors Service, Inc.
                                        (Moody's), BBB by Standard & Poor's
                                        Ratings Services (S&P), a division of
                                        The McGraw Hill Companies, Inc., and
                                        BBB+ by Fitch, Inc. (Fitch), the same
                                        ratings as those currently assigned to
                                        the Old Notes. A rating reflects only
                                        the view of a rating agency, and it is
                                        not a recommendation to buy, sell,
                                        exchange or hold the Old Notes or the
                                        New Notes. Any rating can be revised
                                        upward or downward or withdrawn at any
                                        time by a rating agency if such rating
                                        agency decides that circumstances
                                        warrant that change.

                                        On December 13, 2002, Moody's downgraded the credit ratings of TXU Corp., TXU Gas Company (TXU Gas) and Oncor (from A3 to Baa1 for Oncor's secured debt). Moody's currently maintains a negative outlook for TXU Corp., TXU Gas and TXU Australia Holdings (Partnership) Limited
                                        Partnership (TXU Australia), and a
                                        stable outlook for TXU US Holdings
                                        Company (US Holdings), Oncor and TXU
                                        Energy Company LLC (TXU Energy). On
                                        December 12, 2002, Fitch downgraded the
                                        credit ratings of TXU Corp., its US
                                        subsidiaries (from A- to BBB+ for
                                        Oncor's secured debt) and TXU Australia.
                                        Fitch currently maintains a stable
                                        outlook for each such entity. In October
                                        2002, S&P downgraded the credit ratings
                                        of TXU Corp., its US subsidiaries (from
                                        BBB+ to BBB for Oncor's secured debt)
                                        and TXU Australia. S&P currently
                                        maintains a negative outlook for each
                                        such entity. See MANAGEMENT'S DISCUSSION
                                        AND ANALYSIS OF FINANCIAL CONDITION AND
                                        RESULTS OF OPERATIONS - "Financial
                                        Condition, Capital Resources and Results of Operations - Credit Ratings of TXU Corp., US Holdings, Oncor and TXU Energy" in this prospectus for a chart that contains the current credit ratings of TXU Corp. and certain of its US subsidiaries (including Oncor).


RISK FACTORS ........................   You should carefully consider each of
                                        the factors described in the section of
                                        this prospectus entitled RISK FACTORS
                                        before participating in this exchange
                                        offer.

FORM.................................   The New Notes will be represented by one
                                        or more permanent global notes in fully
                                        registered form. Each global note will
                                        be deposited with the Trustee as
                                        custodian for DTC, and registered in the name of DTC's nominee, except in certain limited circumstances described in this prospectus. See DESCRIPTION OF THE NEW
                                        NOTES -- "Book-Entry" in this
                                        prospectus.

TRUSTEE AND PAYING AGENT.............   The Bank of New York

GOVERNING LAW........................   The Indenture is, and the New Notes will
                                        be, governed by the laws of the State of New York.

                                    BUSINESS

ONCOR ELECTRIC DELIVERY COMPANY AND AFFILIATES

     Oncor is a regulated utility engaged in the transmission and distribution of electricity in the north-central, eastern and western parts of Texas. Oncor is an indirect, wholly-owned subsidiary of TXU Corp. In this prospectus, "TXU" refers to TXU Corp. together with its direct and indirect subsidiaries.


     TXU is an energy services company that engages in electricity generation, wholesale energy sales, trading and risk management activities, retail energy sales, energy delivery, other energy-related services and, through a joint venture, telecommunications services. TXU serves more than five million customers and owns and operates more than 20,000 megawatts of competitive generation in North America and Australia.


     TXU's principal operations currently are conducted through:


     o US Holdings, formerly TXU Electric Company, of which Oncor and TXU Energy are direct, wholly-owned subsidiaries;

     o    TXU Gas; and

     o    TXU Australia.

     Until the middle of October 2002, TXU also conducted its operations in the United Kingdom (UK) and other European countries through TXU Europe Limited (TXU Europe). Between October 4 and October 14, 2002, the major credit rating agencies downgraded TXU Europe's credit ratings to below investment grade due primarily to continued pressure on operating results in the UK. On October 14, 2002, TXU announced that TXU Europe was offering for sale all or portions of its business. On October 21, 2002, TXU Europe sold certain of its operations. On November 19, 2002, TXU Europe and several of its subsidiaries were placed into the administration process in the UK (similar to bankruptcy proceedings in the US). The proceeds from the sale of certain of TXU Europe's operations, as well as any other proceeds that may be realized, will not be available to TXU Corp. or any of its other subsidiaries (including Oncor). These actions effectively represent a determination by TXU to exit all of its operations in Europe. TXU Corp. expects to record a charge of approximately $4.2 billion in the fourth quarter of 2002, consisting primarily of the write-off of its investment in TXU Europe ($3.7 billion as of September 30, 2002). The charge also includes write-offs of receivables due from TXU Europe and amounts previously recorded in other comprehensive income, consisting primarily of the cumulative translation loss associated with TXU Europe, as well as certain anticipated income tax and other obligations related to the exiting of the European operations. This charge is before consideration of any income tax deduction with respect to the tax basis ($3.4 billion) of TXU Corp.'s investment in TXU Europe, as well as certain income tax contingencies, as such matters continue to be under review. TXU Corp. has no intention to continue to fund the operations or obligations of TXU Europe.


     Within TXU, Oncor, TXU Gas and two subsidiaries of TXU Gas are managed collectively as the Oncor group (Oncor Group) and are reported by TXU Corp. as its energy delivery segment. TXU Gas' two subsidiaries managed within the Oncor Group are Oncor Utility Solutions (Texas) Company and Oncor Utility Solutions (North America) Company. While these two entities share the Oncor name, they are not subsidiaries of Oncor.

     Neither TXU Corp. nor any of its other subsidiaries or affiliates, including members of the Oncor Group other than Oncor, will guarantee or provide other credit or funding support for any of the New Notes or any of the Remaining Old Notes.

     Oncor was formed as part of TXU's response to electric industry restructuring in Texas. Through December 31, 2001, US Holdings operated as a vertically-integrated electric utility subsidiary of TXU Corp., generating, transmitting and distributing electricity to customers in its service territory. On January 1, 2002, with the advent of the deregulation of the generation and supply markets pursuant to certain legislation passed during the 1999 session of the Texas legislature (the 1999 Restructuring Legislation), US Holdings transferred its:

     o    regulated electric transmission and distribution assets to Oncor;

     o unregulated electric power generation assets to various subsidiaries of TXU Generation Holdings Company LLC (TXU Generation), an unregulated, wholly-owned subsidiary of TXU Energy; and

     o retail customers to TXU Energy Retail Company LP, also an unregulated, wholly-owned subsidiary of TXU Energy that operates TXU Energy's retail electric provider (REP) business.

     Also, on January 1, 2002 the regulated electric transmission and distribution business of TXU SESCO Company (TXU SESCO), a subsidiary of TXU Corp., was transferred to Oncor.

     Oncor is managed as a single, integrated electric delivery business; consequently, there are no separate reportable business segments. Oncor's principal operations are:

     o ELECTRIC TRANSMISSION - Oncor's electric transmission business provides non-discriminatory wholesale open access to Oncor's transmission facilities. Oncor's transmission facilities transverse almost 200,000 square miles of Texas and consist of 4,698 circuit miles of 345-kilovolt (kV) transmission lines, 9,859 circuit miles of 138-kV and 69-kV transmission lines and over 900 substations.

     o ELECTRIC DISTRIBUTION - Oncor's electric distribution business distributes electricity for REPs in its certificated service area. This service area includes 92 counties and 370 incorporated municipalities in the north-central, eastern and western parts of Texas. REPs provide electricity through Oncor to over 2.7 million customers (including 2.4 million residential customers and 350,000 commercial and industrial businesses). Oncor's distribution network consists of 54,873 miles of overhead primary conductors, 22,102 miles of overhead secondary and street light conductors, 11,624 miles of underground primary conductors and 6,864 miles of underground secondary and street light conductors. The majority of Oncor's distribution network operates at 25-kV and 12.5-kV.

     Oncor's transmission customers consist of municipalities, electric cooperatives and other distribution companies. Oncor's distribution customers consist of approximately 35 REPs in Oncor's certificated service area. One of these REPs is TXU Energy. TXU Energy is by far the largest REP operating in Oncor's certificated service area. Revenues from TXU Energy represent the substantial majority of Oncor's revenues.

     Oncor's operations do not include the production or sale of electricity, the procurement, supply or delivery of fuel for the generation of electricity, the solicitation or billing of retail electric customers or service as a provider of last resort.

     Most of Oncor's transmission facilities and distribution lines have been constructed over lands of others pursuant to easements or along public highways and streets as permitted by law. The transmission facilities and the distribution network transferred from US Holdings to Oncor on January 1, 2002 are currently subject to the lien of the 1983 Mortgage. All of the transmission facilities and the distribution network of Oncor are currently subject to the lien of the Indenture.


ONCOR'S STRATEGY

     Oncor's strategy focuses on the ownership, management and operation of electric transmission and distribution assets. This strategy seeks to aggressively manage operating costs and expenditures through efficiencies and best practices while continuing to build on TXU's tradition of excellent service and high performance.

REGULATION

     Oncor is a rate-regulated electric transmission and distribution utility operating wholly within the State of Texas and is subject to the jurisdiction of the Public Utility Commission of Texas (PUCT) and certain municipalities with respect to rates and service.


     Oncor's current rates were established by an October 3, 2001 final order issued by the PUCT. On December 31, 2001, US Holdings filed a settlement plan (Settlement Plan) with the PUCT, which was approved by the PUCT on June 20, 2002. On August 5, 2002, the PUCT issued a financing order pursuant to the Settlement Plan authorizing the issuance of transition (securitization) bonds with a principal amount of $1.3 billion. The PUCT's order approving the Settlement Plan and the financing order were appealed by certain nonsettling parties in five separate dockets in Travis County, Texas District Court in August 2002. The court has consolidated these dockets into one, and a hearing on the merits is scheduled for February 4, 2003. US Holdings and Oncor are unable to predict when the appeal process related to the PUCT's approval of the Settlement Plan and the financing order will be concluded or the outcome. If the PUCT's approval is upheld, the Settlement Plan resolves all major pending issues related to US Holdings' transition to competition and will supersede certain ongoing proceedings that are related to the 1999 Restructuring Legislation, including Oncor's transmission and distribution rates and regulatory asset securitization and Oncor's appeal of portions of the PUCT order that deal with mitigation of stranded costs. The Settlement Plan and these ongoing proceedings are discussed in this prospectus under the heading BUSINESS - "Oncor's
Business - Regulation and Rates." The Settlement Plan does not remove regulatory oversight of Oncor's business. Oncor does not believe that the outcome of the appeal process will materially affect Oncor's net financial results, as TXU Energy has agreed, under a master separation agreement executed in December 2001 (Business Separation Agreement), to hold Oncor harmless from the results of any disallowance of generation-related items, including securitization of regulatory assets, stranded costs and fuel reconciliation. See RELATIONSHIPS AMONG ONCOR AND OTHER TXU COMPANIES in this prospectus.


     Oncor is also subject to various federal, state and local regulations dealing with environmental matters.

MISCELLANEOUS

     Oncor is a Texas corporation that was formed in November 2001 and began operations on January 1, 2002. The mailing address of Oncor's principal executive offices is 500 N. Akard Street, Dallas, Texas 75201; Oncor's telephone number is (214) 486-2000.

                             SUMMARY FINANCIAL DATA

     You should read the following summary financial data together with the sections of this prospectus entitled SELECTED FINANCIAL INFORMATION and MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS and the financial statements and the related notes to such financial statements included elsewhere in this prospectus. The financial information for the transmission and distribution operations included within the combined financial statements for the years ended December 31, 2001, 2000 and 1999 and the nine months ended September 30, 2001 was derived from the separate historical financial statements of US Holdings and TXU SESCO. Various unbundling and allocation methodologies were used in combining this information. While Oncor believes that such methodologies are reasonable, had Oncor actually existed as a separate entity, its results of operations and financial position could have differed materially from those included in these combined financial statements. In addition, the future results of operations and financial position of Oncor could differ materially from the results presented for periods prior to 2002. The condensed consolidated financial information for the nine months ended September 30, 2002 represents the actual results of operations and financial position for Oncor and may not be comparable to the combined financial information for the nine months ended September 30, 2001. In addition, because of the seasonal nature of Oncor's business, results for the interim periods presented may not be indicative of results that may be expected for an entire year.

                                                        NINE MONTHS ENDED
                                                           SEPTEMBER 30,                   YEAR ENDED DECEMBER 31,
                                                       ------------------           ---------------------------------
                                                         2002        2001               2001         2000        1999
                                                           (MILLIONS OF DOLLARS, EXCEPT RATIOS AND PERCENTAGES)

INCOME STATEMENT DATA:
   Operating revenues...............................   $   1,551    $  1,655        $   2,314    $   2,081    $  1,931
   Net income.......................................   $     232    $    176        $     228    $     226    $    223
   Ratio of earnings to fixed charges(a) ...........        2.75        2.21             2.24         2.28        2.15

BALANCE SHEET DATA (END OF PERIOD):
   Total assets.....................................   $   8,948                    $   8,495    $   8,149
   Property, plant and equipment - net..............   $   6,003                    $   5,802    $   5,445

   Capitalization:
      Long-term debt, less amounts due currently:
         Secured debt...............................   $   2,341                    $   2,082    $   2,671
         Unsecured debt.............................    $  1,000                    $   1,200    $      81
                                                       --------                     ---------    ---------
            Total...................................   $   3,341                    $   3,282    $   2,752
      Shareholder's equity..........................   $   2,808                    $   2,701    $   2,532
                                                       ---------                    ---------    ---------
               Total Capitalization.................   $   6,149                    $   5,983    $   5,284
                                                       =========                    =========    =========

   Capitalization ratios:
      Long-term debt, less amounts due currently:
         Secured debt...............................        38.1%                        34.8%        50.6%
         Unsecured debt.............................        16.2%                        20.1%         1.5%
                                                        --------                     ---------    ---------
            Total...................................        54.3%                        54.9%        52.1%
      Shareholder's equity..........................        45.7%                        45.1%        47.9%
                                                        ---------                    ---------    ---------
               Total Capitalization.................       100.0%                       100.0%       100.0%
                                                        =========                    =========    =========
-------------------

(a) Calculated by dividing pretax income, excluding extraordinary charges, plus fixed charges (interest expense and estimated interest within rental expense) by fixed charges.

                                  RISK FACTORS

     In addition to the other information in this prospectus, you should consider the factors described below. The risks and uncertainties described below are not the only risks Oncor may face. Additional risks and uncertainties not presently known to Oncor or that Oncor currently deems immaterial may impair its business operations. Each of the risks described below could have a material adverse effect on Oncor's business, financial condition or results of operations and could result in a loss or a decrease in the value of your New Notes (and the Remaining Old Notes).


                       RISKS RELATED TO ONCOR'S BUSINESSES

ONCOR IS OPERATING IN A NEW MARKET ENVIRONMENT IN WHICH ONCOR AND OTHERS HAVE LIMITED OPERATING EXPERIENCE.

     The competitive electric market in Texas is new. Oncor, the PUCT, the Electric Reliability Council of Texas (ERCOT) and other market participants have limited operating history under the market framework created by the 1999 Restructuring Legislation. ERCOT is the independent system operator that is responsible for maintaining reliable operations of the bulk electric power supply system in the ERCOT region. Its responsibilities include ensuring that information relating to a customer's choice of REP is conveyed in a timely manner to anyone needing the information. Some operational difficulties were encountered in the pilot program conducted last year and are currently being experienced. Problems in the flow of information between ERCOT, the transmission and distribution utilities and the REPs have resulted in delays in switching customers from one REP to another and have created uncertainty as to the amount of transmission and distribution charges owed by each REP, which has resulted in delays in billing and payment of such amounts. While the flow of information is improving, operational problems in the new system and processes are still being resolved. If these issues are not effectively resolved in a timely manner, Oncor's financial results could be adversely affected.

     Given the newness of the competitive market in Texas, existing laws and regulations governing the market structure could be reconsidered, revised or reinterpreted or new laws or regulations could be adopted. Any changes to such laws or regulations could have a detrimental effect on Oncor's business. In addition, Oncor is subject to changes in other laws or regulations, including the Federal Power Act, as amended, and the Public Utility Holding Company Act of 1935, as amended, changing governmental policies and regulatory actions, including those of the PUCT and the FERC, with respect to matters including, but not limited to, operation and construction of transmission facilities, acquisition, disposal, depreciation and amortization of regulated assets and facilities and return on invested capital. Any changes to these laws or regulations could also have a detrimental effect on Oncor's business.


ONCOR'S REVENUES AND RESULTS OF OPERATIONS ARE SEASONAL AND ARE SUBJECT TO RISKS THAT ARE BEYOND ONCOR'S CONTROL.


     A portion of Oncor's revenues is derived from rates that Oncor collects from each REP based on the amount of electricity Oncor distributes on behalf of each such REP. Thus, Oncor's revenues and results of operations are subject to seasonality, weather conditions and other changes in electricity usage. In addition, the operation of electricity transportation facilities involves many risks, including start up risks, breakdown or failure of equipment and transmission lines, lack of sufficient capital to maintain the facilities, as well as the risk of performance below expected levels of output or efficiency. Also, the cost of repairing damage to Oncor's facilities due to storms, natural disasters, wars, terrorist acts and other catastrophic events, in excess of reserves established for such repairs, will adversely impact Oncor's revenues, operating and capital expenses and results of operations. Insurance, warranties or performance guarantees may not cover any or all of the lost revenues or increased expenses. Likewise, Oncor's ability to obtain insurance, and the cost of and coverage provided by such insurance, could be affected by events outside its control.

     Also, Oncor's ability to successfully and timely complete capital improvements to existing facilities or other capital projects is contingent upon many variables and subject to substantial risks. Should any such efforts be unsuccessful, Oncor could be subject to additional costs and/or the write off of its investment in the project or improvement.

RATE REGULATION OF ONCOR'S BUSINESS MAY DELAY OR DENY ONCOR FULL RECOVERY OF ONCOR'S COSTS.

     Oncor's rates are regulated by the PUCT based on an analysis of Oncor's expenses incurred in a test year. As part of the Settlement Plan, which is discussed in this prospectus under the heading BUSINESS - "Oncor's
Business - Regulation and Rates," Oncor has agreed not to seek to increase its distribution rates prior to 2004. Thus, the rates Oncor is allowed to charge may or may not match Oncor's expenses at any given time. While rate regulation in Texas is premised on the full recovery of prudently incurred costs and a reasonable rate of return on equity, there can be no assurance that the PUCT will judge all of Oncor's costs to have been prudently incurred or that the regulatory process in which rates are determined will always result in rates that will produce full recovery of Oncor's cost.

COLLECTION OF ONCOR'S DISTRIBUTION REVENUES IS CONCENTRATED IN A SMALL NUMBER OF REPS.


     Oncor's revenues from the distribution of electricity are collected from REPs that supply the electricity Oncor distributes to such REPs' customers. Currently, Oncor does business with approximately 35 REPs. Oncor depends on these REPs to timely remit these revenues to Oncor. Oncor could experience delays or defaults in payment from these REPs, adversely affecting Oncor's cash flows. Revenues from TXU Energy represent the substantial majority of Oncor's revenues.

     In addition to revenues, Oncor is owed other significant amounts from TXU Energy. TXU Energy has agreed to hold Oncor harmless, in accordance with the Business Separation Agreement, from the results of any disallowances by the PUCT of generation-related items, including securitization of regulatory assets, stranded costs and fuel reconciliation. Further, Oncor has recorded a receivable due from TXU Energy for incremental income taxes Oncor will pay as it collects from customers amounts equivalent to the $1.3 billion principal of the securitization bonds. TXU Energy continues to reimburse Oncor for the excess mitigation credit passed to REP customers by Oncor and for carrying costs on regulatory assets. Oncor's financial results and condition could be adversely affected by any nonperformance of TXU Energy regarding these matters. See the financial statements and related notes to such financial statements included elsewhere in this prospectus for more detailed information related to these obligations of TXU Energy to Oncor.


TECHNOLOGICAL CHANGE MAY MAKE ALTERNATIVE ENERGY SOURCES MORE ATTRACTIVE AND MAY ADVERSELY AFFECT ONCOR'S REVENUES AND RESULTS OF OPERATIONS.


     The continuous process of technological development may result in the introduction to retail customers of economically attractive alternatives to purchasing electricity through Oncor's distribution facilities. While not generally competitive now, manufacturers of self-generation facilities continue to develop smaller-scale, more fuel-efficient generating units that can be cost-effective options for certain customers. Any reduction in the amount of electric energy distributed by Oncor as a result of these technologies may have an adverse impact on Oncor's revenues and results of operations in the future.

ONCOR IS SUBJECT TO EXTENSIVE ENVIRONMENTAL REGULATIONS THAT MAY INCREASE THE COST OF ONCOR'S TRANSMISSION AND DISTRIBUTION OF ELECTRICITY.

     Oncor is subject to extensive federal, state and local environmental statutes, rules and regulations. There are capital, operating and other costs associated with compliance with these environmental statutes, rules and regulations, and those costs could increase in the future.

ONCOR IS SUBJECT TO THE EFFECTS OF CHANGES IN TAX RATES OR POLICIES AND THESE EFFECTS MAY HAVE A NEGATIVE IMPACT ON ONCOR'S BUSINESS OR RESULTS OF OPERATIONS.

     Oncor is subject to the effects of new or changes in, income tax rates or policies and increases in taxes related to property, plant and equipment and gross receipts and other taxes. Further, Oncor is subject to audit and reversal of its tax positions by the Internal Revenue Service and state taxing authorities.

ONCOR IS SUBJECT TO EMPLOYEE WORKFORCE FACTORS THAT COULD AFFECT ONCOR'S BUSINESS OR FINANCIAL CONDITION.

     Oncor is subject to employee workforce factors, including loss or retirement of key executives, availability of qualified personnel, collective bargaining agreements with union employees or work stoppage.

           RISKS RELATED TO ONCOR'S CORPORATE AND FINANCIAL STRUCTURE

IN THE FUTURE, ONCOR MAY HAVE LIQUIDITY NEEDS THAT MAY BE DIFFICULT TO SATISFY UNDER SOME CIRCUMSTANCES.

     Currently, Oncor is unable to access the commercial paper markets due to events that have impacted TXU Corp. While Oncor believes that its current liquidity facilities are adequate to satisfy its anticipated needs, its future liquidity needs may exceed available sources due to a combination of unfavorable conditions, such as a significant reduction, or a withdrawal, of its credit ratings or the credit ratings of TXU Corp. or TXU Corp.'s other US subsidiaries and changes in commercial paper, bank or other credit markets that reduce available credit or the ability to renew existing liquidity facilities on acceptable terms. The absence of adequate liquidity could negatively impact Oncor's ability to operate its business, results of operations and financial condition.

RECENT EVENTS IN THE ENERGY MARKETS THAT ARE BEYOND ONCOR'S CONTROL HAVE INCREASED THE LEVEL OF PUBLIC AND REGULATORY SCRUTINY IN ONCOR'S INDUSTRY AND IN THE CAPITAL MARKETS AND HAVE RESULTED IN INCREASED REGULATION AND NEW ACCOUNTING STANDARDS. THE REACTION TO THESE EVENTS MAY HAVE NEGATIVE IMPACTS ON ONCOR'S BUSINESS, FINANCIAL CONDITION AND ACCESS TO CAPITAL.

     As a result of the energy crisis in California during the summer of 2001, the recent volatility of natural gas prices in North America, the bankruptcy filing by Enron, accounting irregularities of public companies, and investigations by governmental authorities into energy trading activities, companies in the regulated and non-regulated utility businesses have been under a generally increased amount of public and regulatory scrutiny. Accounting irregularities at certain companies in the industry have caused regulators and legislators to review current accounting practices and financial disclosures. The capital markets and ratings agencies also have increased their level of scrutiny. Oncor believes that it is complying with all applicable laws, but it is difficult or impossible to predict or control what effect these events may have on Oncor's financial condition or access to the capital markets. Additionally, it is unclear what laws and regulations may develop, and Oncor cannot predict the ultimate impact of any future changes in accounting regulations or practices in general with respect to public companies, the energy industry or its operations specifically. Any such new accounting standards could negatively impact reported financial results.

ONCOR'S PARENT COMPANIES ARE NOT OBLIGATED TO HELP MAINTAIN ITS CAPITAL.

     Oncor is an indirect, wholly-owned subsidiary of TXU Corp. and a direct, wholly-owned subsidiary of US Holdings. TXU Corp. and US Holdings are not obligated to provide any loans, further equity contributions or other funding to Oncor or any of its subsidiaries. Oncor must compete with all of TXU Corp.'s and US Holdings' other subsidiaries for capital and other resources. While, as a member of the TXU corporate group, Oncor operates within policies, including dividend policies, established by TXU Corp. that impact the liquidity of Oncor, the regulation of Oncor's rates provides economic disincentives to any significant reduction of Oncor's equity capitalization and prohibits cross-subsidization of other TXU Corp. group members by Oncor.

     The lack of necessary capital and cash reserves may adversely impact Oncor's growth plans, its ability to raise additional debt and the evaluation of its creditworthiness by rating agencies.


                      RISKS RELATED TO THIS EXCHANGE OFFER

IF YOU FAIL TO EXCHANGE OLD NOTES, THEY WILL REMAIN SUBJECT TO TRANSFER RESTRICTIONS.

     Any Old Notes that remain outstanding after the expiration of this exchange offer will continue to be subject to restrictions on their transfer in accordance with the Securities Act. After the expiration of this exchange offer, holders of Old Notes will not (with limited exceptions) have any further rights to have their Old Notes registered under the Securities Act. The value of the Remaining Old Notes could be adversely affected by the conclusion of this exchange offer. There may be no market for the Remaining Old Notes and thus you may be unable to sell such notes.

LATE DELIVERIES OF OLD NOTES AND OTHER REQUIRED DOCUMENTS COULD PREVENT YOU FROM EXCHANGING YOUR OLD NOTES.

     Noteholders are responsible for complying with all exchange offer procedures. The issuance of New Notes in exchange for Old Notes will only occur upon the proper and timely completion by holders of Old Notes of the procedures described in this prospectus under the heading THE EXCHANGE OFFER. Therefore, holders of Old Notes that wish to exchange such Old Notes for New Notes should allow sufficient time for the timely completion of the exchange procedure. Neither Oncor nor the Exchange Agent is obligated to notify you of any failure to follow the proper exchange procedure.

IF YOU ARE A BROKER-DEALER, YOUR ABILITY TO TRANSFER THE NEW NOTES MAY BE RESTRICTED.

     A broker-dealer that purchased Old Notes for its own account as part of market-making or trading activities must deliver a prospectus when it sells the New Notes. Oncor's obligation to make this prospectus available to broker-dealers is limited. Consequently, Oncor cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their New Notes.

         RISKS RELATED TO THE NEW NOTES (AND THE REMAINING OLD NOTES) -

THERE IS NO EXISTING MARKET FOR THE NEW NOTES (OR OLD NOTES) AND ONCOR CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL DEVELOP.

     There is no existing market for the New Notes (or Old Notes) and Oncor does not intend to apply for listing of the New Notes (or Old Notes) on any securities exchange. There can be no assurance as to the liquidity of any market that may develop for the New Notes (or Old Notes), the ability of noteholders to sell their New Notes (or Old Notes) or the price at which the noteholders will be able to sell their New Notes (or Old Notes). Future trading prices of the New Notes (or Old Notes) will depend on many factors including, among other things, prevailing interest rates, Oncor's operating results and the market for similar securities. If a market for the New Notes (or Old Notes) does not develop, purchasers may be unable to resell the New Notes (or Old Notes) for an extended period of time. Consequently, a noteholder may not be able to liquidate its investment readily.

THE MARKET PRICE OF THE NEW NOTES (AND THE REMAINING OLD NOTES) MAY FLUCTUATE.


     Oncor's actual operating history began January 1, 2002. The financial statements of Oncor prior to January 1, 2002 present the historical combined financial position, results of operations and cash flows of the unbundled transmission and distribution operations of US Holdings and TXU SESCO. Thus, any material differences between Oncor's actual results and the historical combined results contained in this prospectus could have a significant impact on the market price of the New Notes (and the Remaining Old Notes), assuming any such market develops. Likewise, any downgrade of Oncor's credit ratings or the credit ratings of TXU Corp. or TXU Corp.'s other US subsidiaries by Moody's, S&P or Fitch could have a significant adverse impact on the market price of the New Notes (and the Remaining Old Notes), assuming any such market develops. On December 13, 2002, Moody's downgraded the credit ratings of TXU Corp., TXU Gas and Oncor (from A3 to Baa1 for Oncor's secured debt). Moody's currently maintains a negative outlook for TXU Corp., TXU Gas and TXU Australia, and a stable outlook for US Holdings, Oncor and TXU Energy. On December 12, 2002, Fitch downgraded the credit ratings of TXU Corp., its US subsidiaries (from A-to BBB+ for Oncor's secured debt) and TXU Australia. Fitch currently maintains a stable outlook for each such entity. In October 2002, S&P downgraded the credit ratings of TXU Corp., its US subsidiaries (from BBB+ to BBB for Oncor's secured debt) and TXU Australia. S&P currently maintains a negative outlook for each such entity. See MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - "Financial Condition, Capital Resources and Results of Operations - Credit Ratings of TXU Corp., US Holdings, Oncor and TXU Energy" in this prospectus for a chart that contains the current credit ratings of TXU Corp. and certain of its US subsidiaries (including Oncor).


     In addition, the fact that some other participants in the energy industry have engaged in questionable accounting and business practices has adversely impacted the market for securities issued by those participants as well as others in the energy industry. While neither Oncor nor any of its affiliates has engaged in such practices, the market price of Oncor securities, including the New Notes (and the Remaining Old Notes) (assuming such a market develops), may also be adversely impacted by continuing developments and disclosures, concerning other industry participants, over which Oncor has no control.

THE NEW NOTES (AND THE REMAINING OLD NOTES) ARE EXPECTED TO BECOME UNSECURED OBLIGATIONS OF ONCOR IN THE FUTURE.

     The Indenture provides that the lien securing the New Notes (and the Remaining Old Notes) may be discharged and the first mortgage bonds and any other Class A Bonds held by the Trustee may be deemed satisfied and discharged when all Class A Bonds, other than the Class A Bonds held by the Trustee, do not exceed the greater of 5% of the net book value of Oncor's Electric Utility Property or 5% of Oncor's Capitalization. The retirement of Oncor's first mortgage bonds could be accomplished through the redemption, purchase or payment at maturity of first mortgage bonds. At the time of the discharge, there will be no collateral for the New Notes (and the Remaining Old Notes) and the New Notes (and the Remaining Old Notes) will become senior unsecured general obligations of Oncor pari passu with all other senior unsecured indebtedness of Oncor. The absence of collateral could materially adversely affect the ability of the holders of the New Notes (and the Remaining Old Notes) to collect payment therefor in the event of the bankruptcy or liquidation of Oncor. After the New Notes (and the Remaining Old Notes) become unsecured, Oncor may incur secured debt without securing the New Notes (and the Remaining Old Notes) to the extent permitted by the limitation on secured debt in the Indenture. For a more detailed discussion and for certain definitions used in this risk factor, see DESCRIPTION OF THE NEW NOTES in this prospectus.

                           FORWARD-LOOKING INFORMATION

     This prospectus contains statements that are not historical fact and constitute "forward-looking statements". All statements, other than statements of historical fact, that are included in this prospectus that address activity, events or developments that Oncor expects or anticipates to occur in the future, including such matters as projections, future capital expenditures, business strategy, competitive strengths, goals, future acquisitions, market and industry developments and the growth of Oncor's businesses and operations, are forward-looking statements. Although Oncor believes that in making any such forward-looking statement its expectations are based on reasonable assumptions, any such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the following important factors, among others, that could cause Oncor's actual results to differ materially from those projected in any such forward-looking statement:

     O prevailing governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission (FERC) and the PUCT, with respect to:

          o    allowed rates of return;
          o    industry and rate structure;
          o    recovery of investments;

          o    acquisitions and disposals of assets and facilities;

          o    operation and construction of facilities;
          o    changes in tax laws and policies; and
          o changes in and compliance with environmental and safety laws and policies;

     O    implementation of the 1999 Restructuring Legislation;

     O legal and administrative proceedings and settlements, including the pending appeals of the PUCT's approval of the Settlement Plan discussed herein;

     O weather conditions, other natural phenomena and acts of sabotage, wars or other terrorist activities;

     O unanticipated population growth or decline, and changes in market demand and demographic patterns;

     O changes in business strategy, development plans or vendor relationships;

     O    unanticipated changes in interest rates or rates of inflation;

     O    unanticipated changes in operating expenses and capital expenditures;

     O    commercial bank market and capital market conditions;

     O    competition for new business opportunities;

     O inability of various counterparties to meet their obligations with respect to Oncor's financial instruments;

     O    changes in technology used and services offered by Oncor;

     O significant changes in Oncor's relationship with its employees, including the availability of qualified personnel, and the potential adverse effects if labor disputes or grievances were to occur;

     O    significant changes in critical accounting policies material to Oncor;
          and

     O    actions of rating agencies.

     Any forward-looking statement speaks only as of the date on which it is made, and Oncor undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for Oncor to predict all of such factors. Also, Oncor can not assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

                                 USE OF PROCEEDS

     The exchange offer contemplated hereby is intended to satisfy some of Oncor's obligations under the related registration rights agreement. Oncor will not receive any cash proceeds from the issuance of the New Notes in this exchange offer. In exchange for issuing the New Notes as described in this prospectus, Oncor will receive an equal aggregate principal amount of Old Notes, which will be cancelled.


                       CAPITALIZATION AND SHORT-TERM DEBT


     The following table shows Oncor's capitalization and short-term debt as of September 30, 2002, and as adjusted. You should read the information in this table together with the sections of this prospectus entitled SELECTED FINANCIAL INFORMATION and MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS and the financial statements and the related notes included elsewhere in this prospectus.

                                                                                                     ADJUSTED(a)
                                                                 OUTSTANDING AT       ----------------------------------------------
                                                               SEPTEMBER 30, 2002              AMOUNT                 PERCENT
                                                                 (IN MILLIONS)             (IN MILLIONS)
Capitalization:
      Long-term debt, less amounts due currently:
         First Mortgage Bonds ............................          $ 1,141                    $ 1,141
         Senior Secured Notes ............................            1,200                      2,050
         Debentures ......................................            1,000                      1,000
                                                                    -------                    -------
            Total long-term debt .........................            3,341                      4,191                 60%
      Shareholder's equity                                            2,808                      2,808                 40%
                                                                    -------                    -------                ----
                  Total Capitalization ...................          $ 6,149                    $ 6,999                100%
                                                                    =======                    =======                ====
Short-term advances from affiliates ......................          $    30                    $    --
Notes payable - commercial paper..........................          $   103                    $    --
Long-term debt due currently..............................          $   722                    $   217(b)
-------------------

(a) To give effect to (i) the net increase of $506 million in short-term advances from affiliates since September 30, 2002 ($400 million of which was used to redeem $400 million principal amount of Oncor's First Mortgage Bonds Floating Rate Series C due June 15, 2003), (ii) the repayment of $103 million principal amount of outstanding commercial paper since September 30, 2002, (iii) the repayment of $18 million principal amount of Oncor's Medium Term Notes Series D that matured in November 2002 and (iv) the issuance of $850 million of Oncor's senior secured notes on December 20, 2002 and the application of a portion of the net proceeds thereof to (A) repurchase approximately $62 million principal amount of Oncor's First Mortgage and Collateral Trust Bonds 6 3/4% Series due March 1, 2003 and approximately $25 million principal amount of Oncor's First Mortgage and Collateral Trust Bonds 6 3/4% Series due April 1, 2003 and (B) repay $536 million principal amount of outstanding short-term advances from affiliates.

(b) Approximately $203 million of this amount represents first mortgage bonds that were defeased by Oncor on December 20, 2002. The funds for such defeasance were deposited with the trustee for such first mortgage bonds with irrevocable instructions from Oncor to apply such deposited proceeds to the payment of principal and interest on such first mortgage bonds through maturity.

                         SELECTED FINANCIAL INFORMATION


     The following table presents Oncor's selected financial information. Although Oncor began operations on January 1, 2002 (and is not a successor to US Holdings or TXU SESCO), it is voluntarily providing selected financial information for the years ended 2001, 2000 and 1999 based on the combined historical financial data for the unbundled transmission and distribution operations of US Holdings and TXU SESCO. Similar selected financial data for years prior to 1999 is not available without unreasonable or undue effort, expense or burden. The information set forth below should be read together with the section of this prospectus entitled MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS and the financial statements and related notes to such financial statements included elsewhere in this prospectus. The financial information for the transmission and distribution operations included within the combined financial statements for the years ended December 31, 2001, 2000 and 1999 and the nine months ended September 30, 2001 was derived from the separate historical financial statements of US Holdings and TXU SESCO. Various unbundling and allocation methodologies were used in combining this information. While Oncor believes that such methodologies are reasonable, had Oncor actually existed as a separate entity, its results of operations and financial position could have differed materially from those included in these combined financial statements. In addition, the future results of operations and financial position of Oncor could differ materially from the results presented for periods prior to 2002. The condensed consolidated financial information for the nine months ended September 30, 2002 represents the actual results of operations and financial position for Oncor and may not be comparable to the combined financial information for the nine months ended September 30, 2001. In addition, because of the seasonal nature of Oncor's business, results for the interim periods presented may not be indicative of results that may be expected for an entire year.

                                                          NINE MONTHS ENDED
                                                            SEPTEMBER 30,                 YEAR ENDED DECEMBER 31,
                                                        ---------------------     -----------------------------------
                                                           2002        2001           2001         2000         1999
                                                        --------     -------      ----------   ---------    ----------
                                                            (MILLIONS OF DOLLARS EXCEPT RATIOS AND PERCENTAGES)
INCOME STATEMENT DATA:
  Operating revenues ................................   $  1,551     $ 1,655       $  2,314   $   2,081    $   1,931
  Operating expenses ................................   $  1,149     $ 1,266       $  1,820   $   1,597    $   1,444
  Operating income ..................................   $    402     $   389       $    494   $     484    $     487
  Net income ........................................   $    232     $   176       $    228   $     226    $     223
  Ratio of earnings to fixed charges(a)..............       2.75        2.21           2.24        2.28         2.15
BALANCE SHEET DATA (END OF PERIOD):
  Total assets ......................................   $  8,948                   $  8,495    $  8,149
  Property, plant and equipment-- net ...............   $  6,003                   $  5,802    $  5,445

  Capitalization:
   Long-term debt, less amounts due currently:
      Secured debt ..................................   $  2,341                   $  2,082    $  2,671
      Unsecured debt.................................   $  1,000                   $  1,200    $     81
                                                        --------                   --------    --------
        Total .......................................   $  3,341                   $  3,282    $  2,752
   Shareholder's equity .............................      2,808                      2,701       2,532
                                                        --------                   --------    --------
         Total Capitalization .......................   $  6,149                   $  5,983    $  5,284
                                                        ========                   ========    ========

  Capitalization ratios:
   Long-term debt, less amounts due currently:
      Secured debt ..................................     38.1%                      34.8%       50.6%
      Unsecured debt ................................     16.2%                      20.1%        1.5%
                                                         ------                    -------     -------
        Total .......................................     54.3%                      54.9%       52.1%
   Shareholder's equity .............................     45.7%                      45.1%       47.9%
                                                        -------                    -------     -------
         Total Capitalization .......................    100.0%                     100.0%      100.0%
                                                        =======                    =======     =======
OTHER FINANCIAL DATA:
  Cash provided by (used in) operating
   activities .......................................   $    62      $  468        $   675     $   441      $   623
  Capital expenditures ..............................   $   389      $  497        $   635     $   517      $   489
-------------------

(a) Calculated by dividing pretax income, excluding extraordinary charges, plus fixed charges (interest expense and estimated interest within rental expense) by fixed charges.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the sections of this prospectus entitled RISK FACTORS and SELECTED FINANCIAL INFORMATION and Oncor's financial statements and related notes to such financial statements included in elsewhere in this prospectus. For a discussion of the entities that comprise Oncor and the use of historical data to prepare Oncor's financial statements, see Notes 1 and 2 to Oncor's combined financial statements for the years ended December 31, 2001, 2000 and 1999 and Note 1 to Oncor's condensed consolidated financial statements for the nine months ended September 30, 2002 and 2001 included elsewhere in this prospectus.


OVERVIEW

     Oncor was formed as a Texas corporation in the fourth quarter of 2001, originally as TXU Electric Delivery Company, and was renamed effective
January 17, 2002. Oncor was created as a result of the restructuring of the electric utility industry in Texas, which became effective January 1, 2002. Oncor consists of the regulated electric transmission and distribution businesses transferred from US Holdings and TXU SESCO effective on January 1, 2002. Oncor is a wholly-owned subsidiary of US Holdings, which is a wholly-owned subsidiary of TXU Corp.


     Oncor is a regulated utility engaged in the transmission and distribution of electric energy in the north-central, eastern and western parts of Texas. Oncor's transmission customers consist of municipalities, electric cooperatives and other distribution companies. Oncor's distribution customers consist of approximately 35 REPs in Oncor's certificated service area. Oncor's largest distribution customer is TXU Energy, which is another wholly-owned subsidiary of US Holdings and which represents the substantial majority of Oncor's revenues at this time. Oncor is managed as a single, integrated electric delivery business; consequently, there are no separate reportable business segments.

     The financial statements of Oncor prior to January 1, 2002 present the historical combined financial position, results of operations and cash flows of the unbundled transmission and distribution operations of US Holdings and TXU SESCO. These businesses were operated by subsidiaries of TXU Corp. under common ownership and control for the periods prior to January 1, 2002. The financial information of US Holdings' transmission and distribution business included in the combined financial statements was derived from the historical financial statements of US Holdings. US Holdings maintained expense accounts for each of its component operations. However, revenues of US Holdings consisted of a bundled rate for all operations combined. Historical Oncor revenues were determined by unbundling the transmission and distribution component of revenues from US Holdings' bundled rate charged to customers. Allocation of revenues between TXU Energy and Oncor also reflected consideration of return on invested capital, which is regulated for Oncor. Expenses related to operation and maintenance and depreciation and amortization, as well as assets, such as property, plant and equipment, materials and supplies and fuel, were specifically identified by component operation and disaggregated. Various allocation methodologies were used to disaggregate revenues, common expenses, assets and liabilities between US Holdings' power generation and transmission and distribution operations. Interest and other financing costs were determined based upon debt allocated.

     See Notes 1 and 2 to Oncor's combined financial statements for the years ended December 31, 2001, 2000 and 1999 and Notes 1 and 2 to Oncor's condensed consolidated financial statements for the nine months ended September 30, 2002 and 2001 included elsewhere in this prospectus for more information regarding the business restructuring and the basis of presentation for the financial information included in this section of this prospectus, which reflects certain assumptions and estimates used in unbundling US Holdings' historical financial information. Oncor believes that the allocation methodologies used are reasonable. Had Oncor actually existed as a separate entity prior to January 1, 2002, its results of operations and financial position could have differed materially from those included in the combined financial statements included herein. In addition, future results of Oncor's operations and financial position could differ materially from the historical results presented herein.

     The financial information for the three and nine months ended September 30, 2002 represents the actual results of operations and financial position of Oncor and may not be comparable to the combined financial information for the three and nine months ended September 30, 2001.

CRITICAL ACCOUNTING POLICIES


     Oncor's significant accounting policies are detailed in Note 2 to Oncor's combined financial statements for the years ended December 31, 2001, 2000 and 1999 and Note 2 to Oncor's condensed consolidated financial statements for the nine months ended September 30, 2002 and 2001 included elsewhere in this prospectus. Oncor follows accounting principles generally accepted in the United States of America. In applying these accounting policies in the preparation of its financial statements, Oncor is required to make estimates and assumptions about future events that affect the reporting and disclosure of assets and liabilities at the balance sheet dates and revenues and expenses during the periods covered. The following is a summary of certain critical accounting policies of Oncor that are affected by judgments and uncertainties and for which different amounts might be reported under a different set of conditions or using different assumptions.

     Regulatory Assets and Liabilities -- The combined financial statements of Oncor reflect regulatory assets and liabilities under cost-based rate regulation in accordance with Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." The regulatory assets and liabilities include those that arose from Oncor's transmission and distribution operations and those assigned from US Holdings that arose from US Holdings' generation operations. For more information, see Note 3 to Oncor's combined financial statements for the years ended December 31, 2001, 2000 and 1999 and Note 3 to Oncor's condensed consolidated financial statements for the nine months ended September 30, 2002 and 2001 included elsewhere in this prospectus. TXU Energy has agreed under the Business Separation Agreement to hold Oncor harmless from the results of any disallowance of generation-related items, including securitization of regulatory assets, stranded costs and fuel reconciliation.


     Revenue Recognition -- Electric transmission and distribution revenues are recognized when services are provided to customers on the basis of periodic cycle meter readings and include an estimated accrual for the value of electricity delivery fees from the meter reading date to the end of the period.

RESULTS OF OPERATIONS


     The following discussion addresses changes in individual line items of the income statement. However, as a regulated entity, Oncor's revenues are designed to recover reasonable and necessary operating costs in addition to an allowed return on its invested capital. As part of the Settlement Plan, Oncor has agreed not to seek to increase its distribution rates prior to 2004. Thus, the rates Oncor is allowed to charge may or may not match Oncor's costs and allowed return on invested capital at any given time.

THREE MONTHS ENDED SEPTEMBER 30, 2002 VERSUS THREE MONTHS ENDED SEPTEMBER 30,
2001

     Oncor's operating revenues decreased $93 million, or 14%, to $557 million for the third quarter of 2002. The decline was due primarily to the effect of certain revenues, related to load imbalances within the Electric Reliability Council of Texas (ERCOT), that are reported by TXU Energy beginning in 2002. Distribution revenues rose 5% on a 7% increase in electricity volumes delivered, excluding $17 million in unfavorable adjustments in the quarter related to estimates of unbilled revenues. Because the fees to REPs for their large commercial and industrial customers are fixed for specified ranges of volumes, changes in distribution volumes do not necessarily result in comparable changes in reported revenues.

     Operation and maintenance expense decreased $11 million, or 5%, to $193 million for the third quarter of 2002. Lower expense in 2002 primarily reflected decreases totaling $27 million in customer support costs and lower bad debt expense resulting from the changed character of Oncor's customers. Since
January 1, 2002, most of the 2.7 million electricity customers of US Holdings whose service was formerly regulated have been free to choose from REPs who compete for their business. These competing REPs, including TXU Energy, are now Oncor's primary customers. Accordingly, the transfer of certain customer-related functions from Oncor to TXU Energy resulted in decreased operation and maintenance expense for Oncor. Partially offsetting this effect were higher costs in 2002 to administer energy efficiency programs to reduce load, as required by regulations, and increased transmission fees paid to other T&D companies, as well as an increase in total net pension and postretirement benefit expense of $3 million, to $6 million in 2002.

     Depreciation and amortization increased $5 million, or 8%, to $65 million for the third quarter of 2002. The increase resulted from property, plant and equipment additions, including infrastructure developments and improvements to prepare for the restructuring of the Texas electricity markets and other capital projects to upgrade system capability and reliability.

     Taxes other than income decreased $42 million, or 30%, to $97 million for the third quarter of 2002. This decrease was primarily attributable to state gross receipts taxes that are now incurred by TXU Energy rather than by Oncor. Local gross receipts taxes continue to be reported in Oncor's results.

     Interest income rose $11 million, or 100%, for the third quarter of 2002, reflecting transactions with TXU Energy in accordance with the Business Separation Agreement. See note 7 to Oncor's condensed consolidated financial statements for the nine months ended September 30, 2002 included elsewhere in this prospectus.

     Interest expense and other charges decreased $3 million, or 4%, to $66 million for the third quarter of 2002. This decrease was due to the retirement of long-term debt with higher interest rates than new debt issued.

     Income tax expense is allocated between operating income, after interest expense and other charges, and other nonoperating items in order to present the operating results of regulated activities. The effective tax rate on regulated activities decreased to 34.6% in 2002 from 36.5% in 2001 due primarily to the effect of nonrecurring regulatory-driven adjustments recorded in 2001 relating to prior years.

     Net income decreased $16 million, or 14%, to $96 million for the third quarter of 2002. The decrease reflected lower revenues, partially offset by lower taxes other than income, lower operation and maintenance expense and higher interest income. Net pension and postretirement benefit expense reduced net income by $4 million in 2002 and $2 million in 2001.

NINE MONTHS ENDED SEPTEMBER 30, 2002 VERSUS NINE MONTHS ENDED SEPTEMBER 30, 2001

     Oncor's operating revenues decreased $104 million, or 6%, to $1.6 billion for the first nine months of 2002. The decline was due primarily to the impact of certain revenues reported by TXU Energy in 2002, as described above. Distribution revenues rose 7% on a 6% increase in electricity volumes delivered. Because the fees to REPs for their large commercial and industrial customers are fixed for specified ranges of volumes, changes in distribution volumes do not necessarily result in comparable changes in revenues.

     Operation and maintenance expense decreased $46 million, or 8%, to $560 million for the first nine months of 2002. Lower expense in 2002 primarily reflected decreases totaling $79 million in customer support expenses and lower bad debt expense resulting from the changed character of Oncor's customers as discussed above, partially offset by higher costs in 2002 to administer energy efficiency programs to reduce load, as required by regulators, and increased fees paid to other T&D companies. Also, total net pension and postretirement benefit expense increased $10 million to $19 million in 2002.

     Depreciation and amortization increased $18 million, or 10%, to $196 million for the first nine months of 2002. The increase resulted from property, plant and equipment additions, including infrastructure developments and improvements to prepare for the restructuring of the Texas electricity markets and other capital projects to upgrade system capability and reliability.

     Taxes other than income taxes decreased $104 million, or 27%, to $284 million for the first nine months of 2002. The decrease was primarily attributable to state gross receipts taxes that are now incurred by TXU Energy rather than by Oncor.

     Interest income rose $34 million, or 100%, for the first nine months of 2002, reflecting transactions with TXU Energy in accordance with the Business Separation Agreement. See note 7 to Oncor's condensed consolidated financial statements for the nine months ended September 30, 2002 included elsewhere in this prospectus.

     Interest expense and other charges decreased $19 million, or 9%, to $193 million for the first nine months of 2002. This decrease was due primarily to the retirement of long-term debt with higher interest rates than new debt issued.

     Income tax expense is allocated between operating income, after interest and other charges, and other nonoperating items in order to present the operating results of regulated activities. The effective tax rate on regulated activities decreased to 34.3% in 2002 from 34.7% in 2001.

     Net income increased by $56 million, or 32%, to $232 million for the first nine months of 2002. The improvement reflected lower taxes other than income, lower operation and maintenance expenses and higher interest income, partially offset by lower revenues. Net pension and postretirement benefit expense reduced net income by $12 million in 2002 and $6 million in 2001.


YEAR ENDED DECEMBER 31, 2001 VERSUS 2000

     Oncor's historical revenues allocated from US Holdings were determined by unbundling the transmission and distribution component of revenues from US Holdings' bundled rate charged to customers for all operations combined. The historical revenues of TXU SESCO's transmission and distribution business included in Oncor's historical combined financial statements were derived from the separate historical financial statements of TXU SESCO. Allocation of revenues between TXU Energy and Oncor also reflected consideration of return on invested capital, which is regulated for Oncor. Under continuing regulation, Oncor will have the opportunity to recover increases in operating costs and other expenses through adjustments to its regulated transmission and distribution rates.

     Oncor's operating revenues increased by $233 million, or 11%, to $2.3 billion in 2001, primarily as a result of higher recoverable costs in 2001. Electric energy deliveries in gigawatt-hours declined 1% in 2001 due to milder, more normal weather and a slowing economy, partially offset by the effect of 2% growth in the number of end-use consumers within Oncor's service territory.

     Total operating expenses increased $223 million, or 14%, to $1.8 billion in 2001. Operation and maintenance expense increased $109 million, or 13%, to $920 million. Higher operation and maintenance expense in 2001 reflected several factors, including: increased bad debt expense, which was driven by the rise in fuel-related charges; increases in transmission costs; and systems-related expenses incurred in preparing for the restructuring of the Texas electricity markets. Operation and maintenance expense in both years included certain recoverable charges (accelerated recovery of regulatory assets of $73 million in 2001 and $52 million in 2000). Property, plant and equipment additions in 2001 and 2000 to upgrade system capability and reliability resulted in the $7 million increase in depreciation and amortization expense in 2001. Taxes other than income taxes increased $107 million in 2001, primarily due to higher state and local gross receipts taxes and higher regulatory assessments as a result of the rise in revenues upon which such taxes are based in late 2000 and early 2001.

     Interest expense, net of interest income, increased $11 million, or 4%, to $274 million in 2001, due to higher average debt balances, including advances from affiliates, during 2001 compared to 2000.

     Income tax expense was $119 million in 2001 (including $118 million charged to operating expenses and $1 million charged to other income (deductions)), resulting in an effective tax rate of 34% in 2001 compared to 35% in 2000. Net income increased by $2 million, or 1%, to $228 million in 2001.

YEAR ENDED DECEMBER 31, 2000 VERSUS 1999

     Operating revenues increased $150 million, or 8%, to $2.1 billion in 2000, largely in line with growth in electric energy delivery volumes, which for 2000 were 6% higher than in 1999. This increase was due to the effects of warmer than normal summer weather and an extremely cold fourth quarter of 2000, as well as a 2% increase in end-use consumers.

     Total operating expenses increased $153 million, or 11%, to $1.6 billion. Higher operation and maintenance expense accounted for $101 million of the total increase in operating expenses, which reflected a $52 million recoverable write-off of certain restructuring expenses and other regulatory assets, as well as increased regulated third-party transmission rates. Depreciation and amortization expense was $21 million higher in 2000 compared to 1999. 2000 reflects a full year of depreciation expense, whereas prior to July 1, 1999, depreciation expense had been redirected from transmission and distribution assets to nuclear production assets in accordance with regulatory orders. This regulatory practice ceased following the 1999 Restructuring Legislation. In addition, depreciation expense increased due to property, plant and equipment additions to improve system capability and reliability. Taxes other than income taxes, primarily representing gross receipts taxes, increased $13 million.

     Other income (deductions) - net decreased to $3 million in income in 2000 from $17 million in 1999. Results in 1999 were affected by a $12 million (pre-tax) gain on a settlement related to a transmission services agreement with another utility company.

     Interest expense, net of interest income, decreased $16 million, or 6%, to $263 million in 2000, primarily due to the remarketing of certain debt at lower interest rates.

     Income tax expense increased $14 million, or 13%, to $120 million in 2000 (including $118 million charged to operating expenses and $2 million charged to other income (deductions)), resulting in an effective tax rate of 35% in 2000 compared to 32% in 1999. The effective tax rate in 2000 was affected by higher state income taxes, while 1999 was affected by the resolution of a tax contingency. Net income increased by $3 million, or 1%, to $226 million in 2000.


COMPREHENSIVE INCOME

     Oncor has historically used, and may continue to use, derivatives that are highly effective in offsetting future cash flow volatility in interest rates. The fair value of derivatives that are effective as cash flow hedges are recorded as derivative assets or liabilities with an offset in other comprehensive income.

     The amounts included in other comprehensive income reflect the value of the cash flow hedges to be used in the future to offset the impact on related payments of expected changes in interest. The effects of the accounting hedges will be recorded in the statement of income as the related transactions are actually settled.

     Other comprehensive income for the nine months ended September 30, 2002 reflected a loss of $25 million (net of tax effect), which was due to a decrease in the fair value of interest rate hedges because of lower interest rates.


FINANCIAL CONDITION

LIQUIDITY AND CAPITAL RESOURCES


     Cash Flows -- Cash flows provided by operating activities during the first nine months of 2002 were $62 million compared to $468 million for 2001. The decrease of $406 million reflected higher accounts receivable of $277 million in 2002, largely from TXU Energy, due to the start-up of billing REPs for T&D charges effective January 1, 2002, and a $133 million effect of the excess mitigation credit (see note 7 to Oncor's condensed consolidated financial statements for the nine months ended September 30, 2002 included elsewhere in this prospectus) passed to customers, which is offset in financing activities as the related note receivable from TXU Energy is collected.


     Cash flows provided by operating activities were $675 million in 2001 compared to $441 million and $623 million in 2000 and 1999, respectively. The increase in cash flows provided by operating activities in 2001 was due largely to significant increases in accounts payable to affiliates and lower cash payments for income taxes. The increase in accounts payable relates to billings from affiliates for professional services incurred primarily to address compliance issues associated with the restructuring of the Texas electric industry effective January 1, 2002. Cash payments allocated from US Holdings to Oncor for income taxes decreased to $33 million in 2001 from $125 million in 2000. This decrease was attributable to several factors, including a tax refund received during 2001, as well as the impact of higher deductions for expenses such as bad debts and software development. In 2000, the decrease in cash flows from operating activities was also largely due to cash payments for income taxes, which were $125 million in 2000 versus a refund of $33 million in 1999.


     Cash flows provided by financing activities during the first nine months of 2002 were $336 million, compared to $16 million for 2001. In 2002, Oncor issued $103 million in commercial paper, $1.0 billion of fixed rate debentures and $1.2 billion of senior secured notes. Also, in 2002, Oncor retired $580 million of debt, repurchased stock in the aggregate amount of $100 million and made net repayments of $1.2 billion of advances from affiliates, including amounts classified as long-term debt.

     Cash flows used in financing activities were $66 million in 2001 compared to cash flows provided by financing activities of $81 million in 2000 and cash flows used in financing activities of $114 million in 1999. As a result of the restructuring of US Holdings and related refinancings, there were substantial early retirements and issuances of long-term debt in 2001. Financing transactions during the year ended December 31, 2001 associated with debt allocated from US Holdings included the following:

                                                   ISSUANCES       REPURCHASES/
                                                   ---------       ------------
                                                                   RETIREMENTS
                                                                   -----------
                                                        (MILLIONS OF DOLLARS)
        First mortgage bonds.....................      $400            $848
        Advances from affiliates - net...........       964               -
        Other debt...............................        -               72
                                                     ------            ----
                    Total........................    $1,364            $920
                                                     ======            ====

     At December 31, 2001, $1.2 billion of advances from affiliates was classified as long-term debt because Oncor anticipated refinancing these advances with long-term debt to be issued during 2002. In May 2002, Oncor refinanced these advances with long-term debt.

     Cash flows used in investing activities, which primarily consisted of capital expenditures, were $432 million and $485 million for the nine months ended September 30, 2002 and 2001, respectively. Investing activities in 2002 also reflected $39 million in cash disbursed to settle interest rate swaps as discussed in note 7 to Oncor's condensed consolidated financial statements for the nine months ended September 30, 2002 included elsewhere in this prospectus.


     Cash flows used in investing activities for 2001 totaled $596 million versus $505 million for 2000 and $509 million for 1999. Capital expenditures were $635 million, $517 million and $489 million for 2001, 2000 and 1999, respectively. Increases in capital expenditures were primarily associated with transmission and distribution infrastructure development and improvements to prepare for the restructuring of the Texas electricity markets. Capital expenditures are estimated at $526 million for 2002, including spending for maintenance and growth of existing operations as well as discretionary spending on potential development projects, and are expected to be funded by cash flows from operations.

     Issuances and Retirements -- During the nine months ended September 30, 2002, Oncor issued, redeemed, reacquired or made scheduled principal payments on long-term debt as follows:

                                                   ISSUANCES       RETIREMENTS
                                                   ---------       -----------
                                                      (MILLIONS OF DOLLARS)
        First mortgage bonds.....................  $   -              $525
        Senior secured notes (Old Notes).........     1,200              -
        Medium term notes........................      -                55
        Fixed Rate Debentures....................     1,000              -
                                                   --------           ----
                    Total........................  $  2,200           $580
                                                   ========           ====


     See Note 3 to Oncor's condensed consolidated financial statements for the nine months ended September 30, 2002 included elsewhere in this prospectus for further detail of debt issuances and retirements.

     On December 15, 2002 Oncor redeemed its $400 million Floating Rate Series C First Mortgage Bonds due June 15, 2003.

     On December 20, 2002, Oncor issued $850 million principal amount of its senior secured notes to defease, repurchase for retirement or redeem an equal principal amount of its first mortgage bonds, and entered into a secured credit facility for up to $150 million which will be used for general corporate purposes at Oncor. The senior secured notes were issued in two series. The first series ($500 million) bears interest at the rate of 6.375% and matures in 2015 and the second series ($350 million) bears interest at the rate of 7.250% and matures in 2033.

     CREDIT FACILITIES - TXU Corp., US Holdings, Oncor and TXU Energy had credit facilities (some of which provide for long-term borrowings) available as follows:


                                                                                              CREDIT FACILITIES
                                                                             -------------------------------------------------------
                                                                                       AT SEPTEMBER 30, 2002  AT NOVEMBER 5, 2002(a)
                                                                                       ---------------------  ----------------------

                                                              AUTHORIZED     FACILITY   LETTERS      CASH      LETTERS      CASH
     FACILITY                             EXPIRATION DATE     BORROWERS       LIMIT    OF CREDIT  BORROWINGS  OF CREDIT  BORROWINGS
     --------                             ---------------     ---------       -----    ---------  ----------  ---------  ----------
                                                                                          (MILLIONS OF DOLLARS)
364-Day Revolving Credit Facility........   April 2003     US Holdings, TXU
                                                           Energy, Oncor     $ 1,000    $    81     $     -    $    88     $   912
Five -Year Revolving Credit Facility(b)..   February 2005  US Holdings         1,400        462           -        461         939
Three-Year Revolving Credit Facility.....   May 2005       TXU Corp.             500         --         350          -         500
Standby Liquidity Facility(d)............   November 2002  US Holdings           400         --           -          -         400
Standby Liquidity Facility(d)............   November 2002  US Holdings, TXU
                                                           Energy, Oncor         400         --           -          -         400
                                                                             -------    -------     -------    -------     -------
     Total(c)............................                                    $ 3,700    $   543     $   350    $   549     $ 3,151
                                                                             =======    =======     =======    =======     =======
------------------

(a) On October 15, 2002, US Holdings and TXU Energy borrowed approximately $2.6 billion in cash against their available credit facilities, none of which is an obligation of Oncor. These funds and other available cash will be used, in part, to repay outstanding commercial paper. (See discussion below under Recent Actions by TXU )
(b) In February 2002, TXU Gas was removed as a borrower under this facility. TXU Corp. was removed as a borrower under this facility effective July 31, 2002.
(c)  Supported commercial paper borrowings.
(d) Borrowings of $800 million against these facilities have been repaid. These facilities expired on November 30, 2002.


     On December 20, 2002, Oncor entred into a secured credit facility for up to $150 million. Oncor intends to use this facility for general corporate purposes at Oncor. This facility has not been drawn upon, and is not reflected in the credit facilities chart set forth above.

     In July 2002, US Holdings entered into the $400 million Standby Liquidity Facility that expired on November 30, 2002. In August 2002, US Holdings, TXU Energy and Oncor entered into the joint $400 million Standby Liquidity Facility that also expired on November 30, 2002. Borrowings of $800 million against those facilities have been repaid.

     In May 2002, TXU Corp. entered into the $500 million three-year revolving credit facility with a group of banks that terminates May 1, 2005. This facility is being used for working capital and general corporate purposes.

     In April 2002, US Holdings, TXU Energy and Oncor entered into the joint $1.0 billion 364-day revolving credit facility with a group of banks that terminates in April 2003 but can be extended for one year. This facility is being used for working capital and general corporate purposes. Up to $1.0 billion of letters of credit may be issued under the facility. This facility and the $500 million three-year revolving credit facility described above replaced the TXU Corp. and US Holdings $1.4 billion 364-day revolving credit facility that expired in April 2002.

     In the second quarter of 2002, each of Oncor and TXU Energy began issuing commercial paper to fund its short-term liquidity requirements. The commercial paper programs allow each of Oncor and TXU Energy to issue up to $1.0 billion and $2.4 billion of commercial paper, respectively. At September 30, 2002, each of the credit facilities listed above provided back-up for outstanding commercial paper under the Oncor and TXU Energy programs. The TXU Corp. commercial paper program was discontinued in July 2002, and at that time, TXU Corp. was removed as a borrower under the $1.4 billion Five-Year Revolving Credit Facility. As of September 30, 2002, total outstanding commercial paper under these programs was $1,082 million of which Oncor's portion was $103 million. Because of liquidity concerns in the US financial markets, commercial paper markets have become inaccessible to Oncor and TXU Energy. Existing borrowings under the program are being repaid upon maturity. Commercial paper borrowings are expected to resume as market concerns regarding the liquidity of TXU Corp. and its US and Australian subsidiaries are mitigated.

     All of the credit facilities discussed above, with the exception of the Oncor facility that was entered into on December 20, 2002, are included in the credit facilities table above.

     Over the next twelve months, Oncor and its subsidiaries will have financing needs to fund ongoing working capital requirements and maturities of debt. Oncor and its subsidiaries have funded or intend to fund these financing needs through cash on hand, cash flows from operations, short-term credit facilities and the issuance of long-term debt or other securities. Other potential sources of funding include bank borrowings and commercial paper issuances.

     Oncor is also provided short-term financing by TXU Corp. and affiliated companies. Oncor had short-term advances from affiliates of $30 million and $108 million outstanding as of September 30, 2002 and December 31, 2001, respectively.

     SALE OF RECEIVABLES -- Certain subsidiaries of TXU Corp. sell customer accounts receivable to TXU Receivables Company, a wholly-owned bankruptcy remote indirect subsidiary of TXU Corp., which sells undivided interests in accounts receivable it purchases to financial institutions. As of January 1, 2002, TXU Energy Retail Company LP, TXU SESCO Energy Services Company, Oncor and TXU Gas are qualified originators of accounts receivable under the program. TXU Receivables Company may sell up to an aggregate of $600 million in undivided interests in the receivables purchased from the originators under the program. As of September 30, 2002, Oncor had sold $67 million face amount of receivables to TXU Receivables Company under the program in exchange for cash of $32 million and $34 million in subordinated notes, with $1 million of losses on sales for the nine months ended September 30, 2002, principally representing the interest on the underlying financing. These losses approximated 4% of the cash proceeds from the sale of undivided interests in accounts receivable on an annualized basis. Upon termination, cash flows to the originators would be delayed as collections of sold receivables were used by TXU Receivables Company to repurchase the undivided interests of the financial institutions instead of purchasing new receivables. The level of cash flows would normalize in approximately 16 to 31 days. TXU Business Services, a subsidiary of TXU Corp., services the purchased receivables and is paid a market based servicing fee by TXU Receivables Company. The subordinated notes receivable from TXU Receivables Company represent Oncor's retained interest in the transferred receivables and are recorded at book value, net of allowances for bad debts, which approximates fair value due to the short-term nature of the subordinated notes, and are included in accounts receivable in the consolidated balance sheet.

RECENT ACTIONS BY TXU

     In October 2002, TXU made a determination to exit its TXU Europe operations. Further, in consideration of concerns in US financial markets about its liquidity, such concerns having already been prevalent in the markets with respect to the performance of the US energy sector, TXU took the following actions to strengthen TXU Corp.'s and its US and Australian subsidiaries' credit position:

     O Reduced the TXU Corp. common stock dividend by 80% to an annual indicated rate of $.50 per share effective with the dividend payable on January 2, 2003.

     O Significantly reduced planned capital expenditures in all of TXU's businesses. These reductions are primarily directed to developmental as opposed to maintenance spending.

     O Reversed previous plans to support TXU Europe with up to $700 million in capital contributions.

     O Eliminated by amendment the cross-default provision in a US financing arrangement that would have been triggered by a TXU Europe default (TXU Australia's financing arrangements have no cross-default provisions that would have been triggered by a TXU Europe default.)

     O US Holdings and TXU Energy drew $2.6 billion in cash on their US revolving credit facilities. Oncor is not obligated with respect to any of these funds.

     O On November 22, 2002, TXU Energy issued $750 million of 9% exchangeable subordinated notes due 2012. The net proceeds were used to repay a portion of the $800 million outstanding under the two Standby Liquidity Facilities discussed above which expired on November 30, 2002. Oncor is not obligated with respect to these notes of TXU Energy.

     O On December 2, 2002, TXU Corp. issued approximately $516 million of common stock.

     O On December 20, 2002, Oncor issued $850 million principal amount of its senior secured notes to defease, repurchase for retirement or redeem an equal principal amount of its first mortgage bonds, and entered into a secured credit facility for up to $150 million which will be used for general corporate purposes at Oncor.

CREDIT RATINGS OF TXU CORP., US HOLDINGS, ONCOR AND TXU ENERGY

      The current credit ratings for TXU Corp., US Holdings, Oncor and TXU Energy are presented below:

                         TXU Corp.      US Holdings      Oncor      TXU Energy
                        ------------    ------------   ---------   -------------
                          (Senior         (Senior      (Secured)     (Senior
                         Unsecured)      Unsecured)                 Unsecured)

      S&P............      BBB-             BBB-          BBB          BBB

      Moody's........      Ba1              Baa3         Baa1          Baa2

      Fitch..........      BBB-             BBB-         BBB+          BBB


     On December 13, 2002, Moody's downgraded the credit ratings of TXU Corp., TXU Gas and Oncor. Moody's currently maintains a negative outlook for TXU Corp., TXU Gas and TXU Australia, and a stable outlook for US Holdings, TXU Energy and Oncor. On December 12, 2002, Fitch downgraded the credit ratings of TXU Corp., its US subsidiaries and TXU Australia. Fitch currently maintains a stable outlook for each such entity. In October 2002, S&P downgraded the credit ratings of TXU Corp., its US subsidiaries and TXU Australia. S&P currently maintains a negative outlook for each such entity. The current credit ratings listed above reflect the above referenced action taken by the respective credit rating agency.

     A rating reflects only the view of a rating agency and it is not a recommendation to buy, sell or hold securities. Any rating can be revised upward or downward at any time by a rating agency if such rating agency decides that circumstances warrant such a change.

     FINANCIAL COVENANTS, CREDIT RATING PROVISIONS AND CROSS DEFAULT PROVISIONS -- The terms of certain financing arrangements of Oncor and US Holdings contain financial covenants that require maintenance of specified fixed charge coverage ratios, shareholder's equity to total capitalization ratios and leverage ratios and/or contain minimum net worth covenants. As of September 30, 2002, Oncor and US Holdings were in compliance with all such applicable covenants.

     Certain financing and other arrangements of TXU Corp., US Holdings and Oncor contain provisions that are specifically affected by changes in credit ratings and also include cross default provisions. The material provisions are described below:

     Credit Rating Provisions
     ------------------------

     Under the $600 million Accounts Receivables Sale Program, all originators (currently TXU Gas, TXU Energy Retail Company LP, SESCO Energy Services Company and Oncor), are required to maintain a 'BBB-' (S&P) and a 'Baa3' (Moody's) rating (or supply a parent guarantee with a similar rating). A downgrade below the required ratings for an originator would prevent that originator from selling its accounts receivables under the program. If all originators are downgraded so that there are no eligible originators, the facility would terminate. Upon termination, cash flows to the originators would be delayed as collections of sold receivables were used to repurchase the undivided interests of the financial institutions instead of purchasing new receivables. The level of cash flows would normalize in approximately 16 to 31 days.

     Certain agreements of US Holdings and Oncor, including some of the credit facilities discussed above, contain terms pursuant to which the interest rates charged under the agreements may be adjusted depending on the credit ratings of TXU Corp. or its subsidiaries.

     Cross Default Provisions
     ------------------------

     Certain financing arrangements of TXU Corp., US Holdings and Oncor contain provisions that would result in an event of default under these arrangements if there is a failure under other financing arrangements to meet payment terms or to observe other covenants that would result in an acceleration of payments due. Such provisions are referred to as "cross default" provisions. Most agreements have a cure period of up to 30 days from the occurrence of the specified event during which the company is allowed to rectify or correct the situation before it becomes an event of default.

     A default by US Holdings or any subsidiary thereof on financing arrangements of $50 million or more would result in a cross-default under the $1.0 billion joint US Holdings/TXU Energy/Oncor 364-Day Revolving Credit Facility, the $1.4 billion US Holdings 5-Year Revolving Credit Facility and two TXU Energy letter of credit reimbursement and credit facility agreements ($68.1 million and $54.2 million currently outstanding, respectively). Under the joint US Holdings/TXU Energy/Oncor $1.0 billion 364-Day Revolving Credit Facility, a default by TXU Energy or any subsidiary thereof would cause the maturity of outstanding balances under such facility to be accelerated as to TXU Energy and US Holdings, but not as to Oncor. Also, under this credit facility, a default by Oncor or any subsidiary thereof would cause the maturity of outstanding balances to be accelerated under such facility as to Oncor and US Holdings, but not as to TXU Energy. Further, under this credit facility, a default by US Holdings would cause the maturity of outstanding balances under such facility to be accelerated as to US Holdings, but not as to Oncor or TXU Energy.

     The accounts receivable program, described above, contains a cross default provision with a threshold of $50 million applicable to each of the originators under the program. TXU Receivables Company and TXU Business Services Company, a subsidiary of TXU Corp. which services the purchased receivables, each have a cross default threshold of $50 thousand. If either an originator, TXU Business Services Company or TXU Receivables Company defaults on indebtedness of the applicable threshold, the facility would terminate.

     US Holdings and Oncor have other arrangements, including interest rate swap agreements and leases, with cross default provisions, the triggering of which would not result in a significant effect on liquidity.

     REGULATORY ASSET SECURITIZATION -- The Settlement Plan approved by the PUCT, and subject to appeal, provides Oncor with a financing order authorizing it to issue transition (securitization) bonds in the aggregate principal amount of $1.3 billion to monetize and recover generation-related regulatory assets. The Settlement Plan provides that there will be an initial issuance of securitization bonds in the amount of up to $500 million followed by a second issuance for the remainder after 2003. See note 5 to Oncor's condensed consolidated financial statements for the nine months ended September 30, 2002 included elsewhere in this prospectus.

     RETAIL CLAWBACK -- The 1999 Restructuring Legislation included a provision to incent affiliated REPs of utilities to actively compete for customers outside their traditional service areas. If TXU Energy retains more than 60% of its residential and small business customers in its traditional service area after the first two years of competition, TXU Energy would pay a retail clawback amount to Oncor over a two-year period, which Oncor will apply as a credit to (reduction of) its delivery rates to REPs, including TXU Energy, serving customers under price-to-beat rates. The amount of the retail clawback will be equal to the number of residential and small business customers retained by TXU Energy in its traditional service area as of January 1, 2004 less the number of new customers added outside that service area as of that date, multiplied by $90. The calculation will be done separately for each of the residential and small business classes. The terms of the retail clawback, as described above, are pursuant to the Settlement Plan approved by the PUCT and subject to appeal. The retail clawback will have no effect on Oncor's earnings or cash flows.

     CAPITALIZATION -- As part of its restructuring, US Holdings determined that the initial capitalization of Oncor at January 1, 2002 would consist of approximately 40% shareholder's equity and 60% debt (total short-term and long-term debt and advances from affiliates) to match the capital structure upon which the transmission and distribution rates approved by the PUCT are based. At September 30, 2002, the capitalization ratio was consistent with this determination.

     In April 2002, Oncor repurchased 69,000 shares of its common stock (adjusted for stock split) from US Holdings for $50 million. In July 2002, Oncor repurchased another 69,000 shares (adjusted for stock split) of its common stock from US Holdings for $50 million. US Holdings used the proceeds from the share repurchases to repay advances from TXU Corp. On October 1, 2002, Oncor repurchased 1,250,000 shares of its common stock from US Holdings for $50 million.

     MINIMUM PENSION LIABILITY -- TXU Corp. believes that if actual investment returns continue at current levels and interest rates remain unchanged through the rest of the year, it will be required to record an increase in minimum pension liability as of December 31, 2002. The minimum pension liability represents the difference between the excess of accumulated benefit obligation over the plans' assets and the liability recorded. A majority of the liability would be recorded as a reduction to shareholder's equity, as a component of accumulated comprehensive income. A preliminary estimate based on information available at this time indicates that the minimum pension liability for the TXU Corp. plan would be approximately $140 million. The recording of the liability will not affect TXU Corp.'s or any of its subsidiaries' financial covenants in any of their credit agreements.

     Further, based on the current assumptions and available information, in 2003 funding requirements related to the pension plans are expected to increase by $10 million and pension expense is expected to increase approximately $30 million over the current year amounts for TXU Corp. Amounts applicable to Oncor have not yet been determined.


CONTINGENCIES


     LEGAL PROCEEDINGS -- On November 21, 2000, the City of Denton, Texas and other Texas cities filed suit in the 134th Judicial District Court of Dallas County, Texas against US Holdings, TXU Gas and TXU Corp. The petition alleges claims for breach of contract, negligent representation, fraudulent inducement of contract, breach of duty of good faith and fair dealing and unjust enrichment related to the defendants' alleged exclusion of certain revenues from the cities' franchise fee base. Oncor assumed the obligations of US Holdings in connection with this lawsuit pursuant to the Business Separation Agreement. All of the plaintiff-cities have now executed a settlement agreement to settle this suit. The resolution of this suit will not have a material effect on Oncor's financial position, results of operations or cash flows.


     GENERAL -- Oncor is involved in various other legal and administrative proceedings, the ultimate resolution of which, in the opinion of management, is not expected to have a material effect upon its financial position, results of operations or cash flows.

REGULATION AND RATES


     REGULATORY SETTLEMENT PLAN -- On December 31, 2001, US Holdings filed the Settlement Plan with the PUCT, which was approved by the PUCT on June 20, 2002. On August 5, 2002, the PUCT issued a financing order, pursuant to the Settlement Plan, authorizing the issuance of transition (securitization) bonds with a principal amount of $1.3 billion. The PUCT's order approving the Settlement Plan and the financing order were appealed by certain nonsettling parties in five separate dockets in Travis County, Texas District Court in August 2002. The court has consolidated these dockets into one, and a hearing on the merits is scheduled for February 4, 2003. US Holdings is unable to predict when the appeal process related to the PUCT's approval of the Settlement Plan and the financing order will be concluded or the outcome. If the PUCT's orders are upheld, the Settlement Plan resolves all major pending issues related to US Holdings' transition to competition and will supersede certain proceedings that are related to the 1999 Restructuring Legislation. The Settlement Plan does not remove regulatory oversight of Oncor's business. Oncor does not believe that the outcome will materially affect Oncor's net financial results, as TXU Energy has agreed, under the Business Separation Agreement, to hold Oncor harmless from the results of any disallowance by the PUCT of generation-related items, including securitization of regulatory assets, stranded costs and fuel reconciliation.

     The principal and interest on the securitization bonds would be secured by payments from retail customers to provide recovery of generation-related regulatory assets and other qualified costs. These regulatory assets have a carrying value of approximately $1.8 billion. Once the securitization bonds are issued, the full amount of the regulatory assets will be amortized to expense by Oncor over the life of the securitization bonds. Any amount of the $1.8 billion which is in excess of the cash flows from the customer payments to service the securitization bonds will be expensed by Oncor at the time such shortfall, if any, is determined. US Holdings is unable to predict when the appeal of the financing order will be concluded; however, assuming the securitization bonds were issued at the present time and considering current interest rates, the amount of the regulatory asset's carrying value would exceed the cash flows from the securitization bonds by approximately $130 million.


     OPEN-ACCESS TRANSMISSION -- At the federal level, FERC Order No. 888 requires all FERC-jurisdictional electric public utilities to offer third parties wholesale transmission services under an open-access tariff.


     On January 3, 2002, the Supreme Court of Texas issued a mandate affirming the judgment of the Court of Appeals that held that the pricing provisions of the PUCT's open access wholesale transmission rules, which had mandated the use of a particular rate setting methodology, were invalid because they exceeded the statutory authority of the PUCT. On January 10, 2002, Reliant Energy Incorporated and the City Public Service Board of San Antonio each filed lawsuits in the Travis County, Texas District Court against the PUCT and each of the entities to whom they had made payments for transmission service under the invalidated pricing rules for the period January 1, 1997 through August 31, 1999, seeking declaratory orders that, as a result of the application of the invalid pricing rules, the defendants owe unspecified amounts. US Holdings and TXU SESCO, which are named defendants in both suits, are unable to predict the outcome of this litigation.

CHANGES IN ACCOUNTING STANDARDS

     Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets," became effective on January 1, 2002. SFAS No. 142 requires, among other things, the allocation of goodwill to reporting units based upon the current fair value of the reporting units, and the discontinuance of goodwill amortization. The amortization of Oncor's existing goodwill
($0.8 million annually) ceased effective January 1, 2002.

     In addition, SFAS No. 142 required completion of a transitional goodwill impairment test within six months from the date of adoption. It established a new method of testing goodwill for impairment on an annual basis, or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. Oncor completed the transitional impairment test in the second quarter of 2002, the results of which indicated no impairment of goodwill. If goodwill amortization had ceased effective January 1, 2001, there would not have been a material effect on net income for the three or nine month periods ended September 30, 2001. The annual test for impairment will be made as of October 1 each year.

     SFAS No. 143, "Accounting for Asset Retirement Obligations," will be effective on January 1, 2003. SFAS No. 143 requires the recognition of a fair value liability for any retirement obligation associated with long-lived assets. SFAS No. 143 also requires additional disclosures. Oncor will conform its accounting for asset retirement obligations to the new standard effective with 2003 reporting.

     SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," became effective on January 1, 2002. SFAS No. 144 establishes a single accounting model, based on the framework established in SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," for long-lived assets to be disposed of by sale, resolves significant implementation issues related to SFAS No. 121 and establishes new rules for reporting of discontinued operations. The adoption of SFAS No. 144 by Oncor has not affected its financial position or results of operations.

     SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections," was issued in April 2002 and will be effective on January 1, 2003. One of the provisions of this statement is the rescission of SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt." Any gain or loss on the early extinguishment of debt that was classified as an extraordinary item in prior periods in accordance with SFAS No. 4 will be reclassified if it does not meet the criteria of an extraordinary item as defined by Accounting Principles Board Opinion 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions."

     SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," was issued in June 2002 and will be effective on January 1, 2003. SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity be recognized only when the liability is incurred and measured initially at fair value.

     For accounting standards not yet adopted or implemented, Oncor is evaluating the potential impact on its financial position and results of operations.


QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     Market risk is the potential loss Oncor may incur as a result of changes in the market or fair value of a particular instrument. As a result of regulation of Oncor's business, Oncor has minimal exposure to energy price risk. To manage risks related to changes in interest rates, Oncor may enter into derivative instruments and other contractual commitments for non-trading purposes.

     Interest Rate Risk -- The table below provides information concerning Oncor's financial instruments as of September 30, 2002 and December 31, 2001 that are sensitive to changes in interest rates. Unamortized debt issuance discounts are excluded from the table. The primary change from December 2001 is due to the change in components of long-term debt outstanding, resulting from issuances and retirements as described in note 3 to Oncor's condensed consolidated financial statements for the nine months ended September 30, 2002 included in this prospectus. Oncor may enter into interest rate swaps under which it agrees to exchange the difference between fixed-rate and variable-rate interest amounts calculated with reference to specified notional principal amounts at dates that generally coincide with interest payments. Weighted average variable rates are based on rates in effect at the reporting date.

                                                                                               SEPTEMBER 30,      DECEMBER 31,
                                                  EXPECTED MATURITY DATE                            2002              2001
                                    ------------------------------------------------------    -----------------------------------
                                                                (MILLIONS OF DOLLARS, EXCEPT PERCENTS)
                                                                                    THERE-             FAIR                FAIR
                                     2002    2003    2004    2005   2006  2007      AFTER     TOTAL    VALUE     TOTAL     VALUE
                                     ----    ----    ----    ----   ----  ----      ------    -----    -----     -----     -----
Long-term Debt
  (including current maturities)
Fixed Rate....................      $ 18     $ 304   $ 221   $ 92   $--   $  200    $2,851    $3,686   $3,868   $2,052   $2,082
    Average interest rate.....      6.55%     6.89%   7.16%  6.75%   --     5.00%     7.09%     6.95%      --     7.78%      --
Variable Rate ................      $ --     $ 400   $  --   $ --   $--   $   --    $   --    $  400   $  400   $1,600   $1,600
    Average interest rate.....        --      2.43%     --     --    --       --        --      2.43%      --     2.93%      --



     Credit Risk -- Credit risk relates to the risk of loss that Oncor would incur as a result of nonpayment by its customers. Following deregulation, Oncor's primary customers are REPs. As a requisite for obtaining and maintaining certification, a REP must meet the financial resource standards established by the PUCT. REP certificates granted by the PUCT are subject to suspension and revocation for significant violation of the Public Utility Regulatory Act and PUCT rules. Significant violations include failure to timely remit payments for invoiced charges to a transmission and distribution utility pursuant to the terms of tariffs adopted by the PUCT. Additionally, the PUCT's ratemaking policies and practices permit recovery of annual bad debt charge-offs through approved tariffs. Since most of the transmission and distribution services provided and invoiced by Oncor are to its affiliated REP, a material loss to Oncor arising from nonpayment by its customers is considered unlikely.

                                    BUSINESS

OVERVIEW OF ONCOR ELECTRIC DELIVERY COMPANY AND AFFILIATES


     Oncor is a regulated utility engaged in the transmission and distribution of electric energy in the north-central, eastern and western parts of Texas. Oncor was formed in the fourth quarter of 2001 and began operations on January 1, 2002. On that date, the regulated transmission and distribution assets of US Holdings and TXU SESCO were transferred to Oncor in connection with the "unbundling" of those assets required by the 1999 Restructuring Legislation. See - "Overview of the Restructuring" below. Oncor is a wholly owned subsidiary of US Holdings. Prior to January 1, 2002, US Holdings was a vertically-integrated electric utility directly engaged in the production, purchase, transmission, distribution and sale of electric energy in the north-central, eastern and western parts of Texas. US Holdings is a wholly-owned subsidiary of TXU Corp.

     TXU is an energy services company that engages in electricity generation, wholesale energy sales, trading and risk management activities, retail energy sales, energy delivery, other energy-related services and, through a joint venture, telecommunications services. TXU serves more than five million customers and owns and operates more than 20,000 megawatts of competitive generation in North America and Australia.


     Within TXU, Oncor, TXU Gas and two subsidiaries of TXU Gas are managed collectively as the Oncor Group and reported by TXU Corp. as its energy delivery segment. TXU Gas' two subsidiaries managed within the Oncor Group are Oncor Utility Solutions (Texas) Company and Oncor Utility Solutions (North America) Company. While these two entities share the Oncor name, they are not subsidiaries of Oncor.


     Neither TXU Corp. nor any of its subsidiaries or affiliates, including members of the Oncor Group other than Oncor, will guarantee or provide other credit or funding support for any of the New Notes or any of the Remaining Old Notes.


     Oncor is managed as a single, integrated electric delivery business; consequently, there are no separate reportable business segments.

     Oncor's principal operations are:

     o ELECTRIC TRANSMISSION - Oncor's electric transmission business provides non-discriminatory wholesale open access to Oncor's transmission facilities. Oncor's transmission facilities transverse almost 200,000 square miles of Texas and consist of 4,698 circuit miles of 345-kV transmission lines and 9,859 circuit miles of 138-kV and 69-kV transmission lines and over 900 substations.

     o ELECTRIC DISTRIBUTION - Oncor's electric distribution business distributes electricity for REPs in its certificated service area. Oncor's service area includes 92 counties and 370 incorporated municipalities in the north-central, eastern and western parts of Texas. These REPs provide electricity through Oncor to over 2.7 million customers (including 2.4 million residential customers and 350,000 commercial and industrial businesses). Oncor's distribution network consists of 54,873 miles of overhead primary conductors, 22,102 miles of overhead secondary and street light conductors, 11,624 miles of underground primary conductors and 6,864 miles of underground secondary and street light conductors. The majority of Oncor's distribution network operates at 25-kV and 12.5-kV.


     Oncor's transmission customers consist of municipalities, electric cooperatives and other distribution companies. Oncor's distribution customers consist of approximately 35 REPs in Oncor's certificated service area. One of these REPs is TXU Energy. TXU Energy is by far the largest REP operating in Oncor's certificated service area. Revenues from TXU Energy represent the substantial majority of Oncor's revenues.

     Oncor's operations do not include the production or sale of electricity, the generation, supply or delivery of fuel for the generation of electricity, the solicitation or billing of retail electric customers or service as a provider of last resort.


     For a more detailed discussion of Oncor's principal operations see "Oncor's Business" below.

OVERVIEW OF THE RESTRUCTURING

     Legislation was passed during the 1999 session of the Texas Legislature that restructured the electric utility industry in Texas. Among other matters, the l999 Restructuring Legislation provided that by January 1, 2002, each electric utility was required to separate (unbundle) its business into the following: power generation operations, a REP and a transmission and distribution company or separate transmission and distribution companies. As a result, TXU restructured certain of its businesses effective January 1, 2002 and began to participate in retail competition in the Texas electricity market on January 1, 2002.


     Until December 31, 2001, US Holdings operated as a vertically-integrated electric utility subsidiary of TXU Corp., generating, transmitting and distributing electricity to customers in its service territory. On January 1, 2002, US Holdings transferred to Oncor its regulated transmission and distribution business and transferred to various subsidiaries of TXU Energy its generation assets and retail customers. Also, on January 1, 2002, the regulated electric transmission and distribution business of TXU SESCO was transferred to Oncor. In addition, as of January 1, 2002, TXU Energy acquired the following businesses from within the TXU system: the REP business of TXU SESCO; the energy trading business and the unregulated commercial/industrial retail gas operations of TXU Gas; and the energy management services businesses and other affiliates of TXU Corp., including the fuel procurement and coal mining businesses that service the generation operations. US Holdings and its subsidiaries possess all necessary franchises, licenses and certificates to enable them to conduct their businesses.


     The diagrams below summarize TXU's principal US legal entities and their relationships before and after the restructuring of TXU required by the 1999 Restructuring Legislation:

CHART
Organization Chart with 2 columns
Left Column
Title (centered over column) - Before Restructuring
Top Box, centered, labeled - TXU Corp.
Next level - 2 boxes, labeled (left to right) - TXU Gas, TXU Electric Company Next level - 1 box (under first box), labeled - TXU Energy Trading

Right Column
Title (centered over column) - After Restructuring
Top box, centered, labeled - TXU Corp.
Next level - 2 boxes, labeled (left to right) - TXU Gas, US Holdings*
Next level - 2 boxes under second box, labeled (left to right) - TXU Energy, Oncor
Next level - 3 boxes under first box, labeled (left to right) - TXU Generation, TXU Energy Trading, TXU Energy Retail


--------------------------
* Formerly TXU Electric Company

                               [Graphic Omitted]

     A more detailed discussion of each of Oncor's principal operations follows.

ONCOR'S BUSINESS

     SERVICE AREA -- Oncor's service area is located in the north-central, eastern and western parts of Texas, with a population in excess of 7 million - about one-third of the population of Texas. Electric service is provided to approximately 2.7 million customers in 92 counties and 370 incorporated municipalities, including the Dallas-Fort Worth metropolitan area. The area is a diversified commercial and industrial center with substantial banking, insurance, telecommunications, electronics, aerospace, petrochemical and specialized steel manufacturing, and automotive and aircraft assembly. The territory served includes major portions of the oil and gas fields in the Permian Basin and East Texas, as well as substantial farming and ranching sections of the state.

      ELECTRIC TRANSMISSION -- Oncor's electric transmission business provides non-discriminatory wholesale open access to Oncor's transmission facilities through business practices consistent with the standard of conduct rules enacted by the PUCT. The transmission system transverses almost 200,000 square miles of Texas and consists of 4,698 circuit miles of 345-kilovolt (kV) transmission lines, 9,859 circuit miles of 138- and 69-kV transmission line and over 900 substations. Oncor is connected by eight 345-kV lines to Reliant Energy Inc.; by three 345-kV, eight 138-kV and nine 69-kV lines to American Electric Power Company; by two 345-kV and eight 138-kV lines to the Lower Colorado River Authority; by four 345-kV and nine 138-kV lines to the Texas Municipal Power Agency; by two asynchronous High Voltage Direct Current interconnections to utilities in the Southwest Power Pool; and at several points with smaller systems operating wholly within Texas. Approximately 29,800 megawatts of generation capacity owned by ERCOT market participants, including TXU Energy, is connected to the Oncor transmission system.

     Oncor is a member of ERCOT, an intrastate network of investor-owned entities, cooperatives, public entities, non-utility generators and power marketers. ERCOT is the regional reliability coordinating organization for member electric power systems in Texas, the Independent System Operator (ISO) of the interconnected transmission system of those systems, and is responsible for ensuring equal access to transmission service by all wholesale market participants in the ERCOT region.

     Oncor's electric transmission business supports the operation of the ERCOT ISO and all ERCOT members. The transmission business has planning, design, construction, operation and maintenance responsibility for the transmission grid and for the load serving substations. The transmission business is participating with the ISO and other ERCOT utilities to plan, design and obtain regulatory approval for and construct new transmission lines necessary to increase bulk power transfer capability and to remove existing limitations on the ERCOT transmission grid. (See "Construction Program" below)

     Transmission services are provided under tariffs approved by the PUCT and the FERC. Transmission service offers the use of the transmission system for delivery of power over facilities operating at 60,000 volts and above. Transformation service offers the use of substation assets to transform voltage to below 60,000 volts. Other services offered by the transmission business include system impact studies, facilities studies, and maintenance of substations and transmission lines owned by other parties.

     ELECTRIC DISTRIBUTION -- Oncor's electric distribution business distributes electricity for REPs in its certificated service area. These REPs provide electricity through Oncor to over 2.7 million end-use consumers (including 2.4 million residential consumers and 350,000 commercial and industrial businesses). Oncor's electric distribution business consists of the ownership, management, construction, maintenance and operation of the distribution network within Oncor's certificated service area. The number of distribution network connections within Oncor's service territory has been growing an average of more than 2% a year over the past several years. Operations include metering services, outage response services and call center operations. In some municipalities, operations also include operation of the street lighting systems. As part of the restructuring of the Texas electric utility market, metering services will be provided on a competitive basis beginning in January 2004 for commercial and industrial customers and at the latest by September 2005 for residential customers.

     Oncor's electric distribution business provides non-discriminatory open access to Oncor's distribution facilities through business practices consistent with the terms and conditions for retail delivery service enacted by the PUCT. Effective January 1, 2002, most of the 2.7 million electricity consumers of US Holdings whose service was formerly regulated are free to choose from REPs who compete for their business. The competing REPs are now Oncor's primary customers. (See "Customers" below)

     Oncor's distribution network receives electricity from the transmission grid through power distribution substations and distributes electricity to end users and wholesale customers through 2,863 distribution feeders. The Oncor distribution network consists of 54,873 miles of overhead primary conductors, 22,102 miles of overhead secondary and street light conductors, 11,624 miles of underground primary conductors and 6,864 miles of underground secondary and street light conductors. The majority of the distribution network operates at 25-kV and 12.5-kV.

     Distribution services are provided under tariffs approved by the PUCT. New PUCT rules and market protocols govern the commercial retail operations of distribution companies and other market participants.

     Most of Oncor's transmission facilities and distribution lines have been constructed over lands of others pursuant to easements or along public highways and streets as permitted by law. The transmission facilities and the distribution network transferred from US Holdings to Oncor on January 1, 2002 are currently subject to the lien of the 1983 Mortgage. All of the transmission facilities and the distribution network of Oncor are currently subject to the lien of the Indenture.


     STRATEGY -- As legislative, regulatory, economic and technological changes occur, the energy and utility industries are faced with increasing pressure to become more efficient while adhering to regulatory requirements. Oncor's strategy considers a number of variables, including price, reliability of service, the cost of energy alternatives, new technologies and governmental regulations. Oncor aggressively manages its operating costs and capital expenditures through streamlined business processes. These strategies focus on asset ownership, management and operation and include initiatives to improve return on assets and to maximize value.

     Service quality, reliability and efficiency are of paramount importance to REPs, their customers, and Oncor. Oncor intends to play a key role in the new competitive energy marketplace by being dependable and flexible, and continuing to build on TXU's tradition of low cost and high performance.

     CONSTRUCTION PROGRAM -- Construction expenditures for the years 2002 through 2004 are estimated as follows:


                                  2002        2003        2004
                               ---------   ---------   ---------
                                    (Millions of Dollars)
          Transmission         $  212      $  217      $  240
          Distribution            309         323         310
                               ---------   ---------   ---------
               Total           $  521      $  540      $  550
                               =========   =========   =========



     CUSTOMERS -- There are no individually significant unaffiliated customers upon which Oncor's business or results of operations are highly dependent.


     Oncor's transmission customers consist of municipalities, electric cooperatives and other distribution customers. Oncor's distribution customers consist of approximately 35 REPs in Oncor's certificated service area. One of these REPs is TXU Energy. TXU Energy is by far the largest REP served in Oncor's certificated service area. Revenues from TXU Energy represent the substantial majority of Oncor's revenues. Each REP is licensed by the PUCT and must satisfy credit criteria and/or post collateral under PUCT regulations. PUCT regulations require REPs to pay invoices from distribution companies within 35 days of receipt. Oncor provides REPs with invoices and related meter readings on a daily basis.


     REGULATION AND RATES -- Oncor is subject to various federal, state and local regulations. Oncor believes that it is not a public utility as defined in the Federal Power Act, as amended and has been advised by its counsel that it is not subject to general regulation under such Act. Oncor possesses all necessary franchises, licenses and certificates to enable it to conduct its businesses.

     The PUCT has original jurisdiction over Oncor's transmission rates and services. With respect to Oncor's distribution rates and services, the PUCT has original jurisdiction in unincorporated areas and those municipalities that have ceded original jurisdiction to the PUCT and has exclusive appellate jurisdiction to review the rate and service orders and ordinances of municipalities. Generally, the Public Utility Regulatory Act has prohibited the collection of any rates or charges by a public utility that does not have the prior approval of the PUCT.


     Regulatory Settlement Plan -- The Settlement Plan was approved by the PUCT on June 20, 2002. On August 5, 2002, the PUCT issued a financing order pursuant to the Settlement Plan, authorizing the issuance of transition (securitization) bonds of $1.3 billion. The PUCT's order approving the Settlement Plan and the financing order were appealed by certain nonsettling parties in five separate dockets in Travis County, Texas District Court in August 2002. The court has consolidated these dockets into one, and a hearing on the merits is scheduled for February 4, 2003. US Holdings and Oncor are unable to predict when the appeal process related to the PUCT's approval of the Settlement Plan and the financing order will be concluded or the outcome of the appeal process. If the PUCT's approval is upheld, the Settlement Plan resolves all major pending issues related to US Holdings' transition to competition and will supersede certain ongoing proceedings that are related to the 1999 Restructuring Legislation. The Settlement Plan does not remove regulatory oversight of Oncor's business. Oncor does not believe that the outcome of the appeal process will materially affect Oncor's net financial results, as TXU Energy has agreed, under the Business Separation Agreement, to hold Oncor harmless from the results of any disallowance of generation-related items, including securitization of regulatory assets, stranded costs and fuel reconciliation. See RELATIONSHIPS AMONG ONCOR AND OTHER TXU COMPANIES in this prospectus.


     The major terms of the Settlement Plan relating to Oncor are:


     o Transmission and Distribution Rates -- In 2002, Oncor will implement an excess mitigation credit in the amount of $350 million (plus interest), applied over a two-year period as a reduction to transmission and distribution rates charged to REPs. This amount reflects resolution of stranded cost mitigation, approximately $8.2 billion of fuel costs covering the period of July 1998 through 2001, the unrecovered fuel balance at December 31, 2001, and other items. Oncor's sole responsibility with respect to those matters will be to act as disbursement agent on behalf of TXU Energy. TXU Energy has agreed to reimburse Oncor for the financial results of reducing its non-bypassable tariffs with respect to the excess mitigation credit.


     o Regulatory Asset Securitization -- Oncor has received a financing order, which, if upheld on appeal, authorizes it to issue securitization bonds in the aggregate amount of $1.3 billion to monetize and recover generation-related regulatory assets. The financing order provides for an initial issuance of securitization bonds in the amount of up to $500 million, followed by a second issuance for the remainder after 2003. The Settlement Plan and related financing order resolve all issues related to generation-related regulatory assets and liabilities.

     o Lawsuit and Regulatory Proceeding Resolution-- The parties agree to seek dismissal of a number of pending lawsuits and regulatory proceedings.

     Implementation of the 1999 Restructuring Legislation -- As noted in the appropriate sections of the following discussion, the Settlement Plan, if PUCT approval is upheld, will result in the final determination concerning certain provisions of the legislation. If the PUCT's approval of the Settlement Plan is not upheld, certain other proceedings discussed below will remain unresolved.

     Rates -- All REPs operating in Oncor's service area, including TXU Energy, pay the same rates and other charges for distribution services. All other distribution companies in the ERCOT region pay Oncor the same rates and other charges for transmission services. Oncor's distribution rates are based on amounts of energy delivered. Transmission rates are based upon amounts of energy transmitted under "postage stamp" rates that do not vary with the distance the energy is transmitted. The transmission and distribution rates that are in effect as of January 1, 2002 for Oncor are based upon the resolution of US Holdings' rate case brought before the PUCT, discussed below.

     Mitigation (see Regulatory Settlement Plan above) -- From January 1, 1998 through June 30, 1999, US Holdings' earnings of $170 million in 1998 and
$52 million in 1999 in excess of the regulatory earnings cap (mitigation) were recorded as additional depreciation of nuclear production assets. Effective
July 1, 1999, following the 1999 Restructuring Legislation, all of US Holdings' and TXU SESCO's earnings in excess of the regulatory earnings cap of $92 million in 1999, $310 million in 2000 and $40 million in 2001 were recorded as a reduction of US Holdings' and TXU SESCO's revenues, with a corresponding regulatory liability recorded.

     On October 3, 2001, the PUCT issued a final order that addressed Oncor's charges for transmission and distribution service when retail competition would begin. Among other things, that order required Oncor to reduce rates (with a corresponding reimbursement from TXU Energy), over the period from 2002-2008, for both the 1998-2000 earnings in excess of the regulatory earnings cap and an estimate of the 2001 earnings in excess of the regulatory earnings cap. On
June 20, 2001, US Holdings filed a petition with the Texas Supreme Court, requesting that the Court issue a writ of mandamus compelling the PUCT to vacate the portions of its then preliminary orders that require US Holdings to halt mitigation of stranded costs and reverse the stranded cost mitigation already taken. On December 31, 2001, the Supreme Court denied the petition. The PUCT's decision continues to be under appeal to the Travis County, Texas District Court.

     Stranded Cost Recovery -- In October 1999, US Holdings filed an application with the PUCT for a financing order (Docket No. 21527) to permit the issuance by a special purpose subsidiary of Oncor of $1.65 billion of transition (securitization) bonds secured by payments, in the form of a non-bypassable charge, from retail customers. On May 1, 2000, the PUCT signed a final order rejecting US Holdings' request for the $1.65 billion and authorized only $363 million. US Holdings filed an appeal on May 2, 2000, with the Travis County, Texas District Court. On September 7, 2000, the District Court issued a final judgment that reversed part of the PUCT's financing order, affirmed other aspects of the PUCT's financing order, and ordered the case remanded to the PUCT for further proceedings consistent with the judgment. US Holdings and various other parties appealed this judgment directly to the Supreme Court of Texas. On June 6, 2001, the Supreme Court of Texas issued what US Holdings believes is a favorable ruling that should allow the special purpose subsidiary of Oncor to issue securitization bonds of approximately $1.3 billion. On October 18, 2001, the Supreme Court remanded the case to the PUCT for determination of the final amount of permitted securitization. On January 2, 2002, the remand proceeding (Docket No. 24892) was consolidated with Docket No. 25230 relating to the Settlement Plan. However, on August 5, 2002, the PUCT issued a financing order, in connection with its approval of the Settlement Plan authorizing the issuance of securitization bonds of $1.3 billion. Appeals of the PUCT's approval of the Settlement Plan and related financing order are pending. US Holdings and Oncor cannot predict when the appeal process will be completed, but Oncor is prepared to move quickly in connection with the issuance of securitization bonds if the financing order issued by the PUCT is upheld. If the PUCT's approval of the financing order is upheld, issues involving securitization will be resolved.

     As noted above, the principal and interest on the securitization bonds would be secured by payments from retail consumers designed to enable recovery of generation-related regulatory assets and other qualified costs. These regulatory assets have a carrying value of approximately $1.8 billion. Once securitization bonds are issued, the full amount of the regulatory assets will be amortized to expense by Oncor over the life of the securitization bonds. Any amount of the $1.8 billion which is in excess of the cash flows from securitization bonds will be expensed at the time such shortfall, if any, is determined. US Holdings and Oncor are unable to predict when the appeal of the financing order will be concluded; however, assuming the securitization bonds were issued at the present time and considering current interest rates, the amount of the regulatory asset's carrying value would exceed the cash flows from the securitization bonds by approximately $130 million.


     Open-Access Transmission -- At the federal level, FERC Order No. 888 requires all FERC-jurisdictional electric public utilities to offer third parties wholesale transmission services under an open-access tariff.

     On January 3, 2002, the Supreme Court of Texas issued a mandate affirming the judgment of the Court of Appeals that held that the pricing provisions of the PUCT's open access wholesale transmission rules, which had mandated the use of a particular rate setting methodology, were invalid because they exceeded the statutory authority of the PUCT. On January 10, 2002, Reliant Energy Incorporated, and the City Public Service Board of San Antonio each filed lawsuits in the Travis County, Texas District Court against the PUCT and each of the entities to whom they had made payments for transmission service under the invalidated pricing rules for the period January 1, 1997 through August 31, 1999, seeking declaratory orders that, as a result of the application of the invalid pricing rules, the defendants owe unspecified amounts. US Holdings and TXU SESCO are named defendants in both suits. Oncor is unable to predict the outcome of this litigation.

     Environmental -- Oncor is subject to various federal, state and local regulations dealing with environmental matters. These matters primarily include:

     o    storm water discharges from large construction sites,

     o the protection of wetlands, the habitats of endangered and threatened species and cultural resources in the siting of transmission rights of way,

     o    the regulation of underground gasoline storage tanks,

     o    the management and disposal of hazardous wastes, and

     o    the abatement of oil spills from occasional equipment failures.

     In the past, polychlorinated biphenyls (PCBs) were commonly utilized in transformers and other transmission and distribution equipment as insulation. In accordance with policies that meet or exceed industry and regulatory standards, Oncor maintains an ongoing program of identifying PCB-contaminated equipment and abating the contaminates. Oncor estimates that less than 5% of its equipment in use is PCB-contaminated under Environmental- Protection Agency standards. Over time all PCB-contaminated equipment will be replaced by Oncor.

     Oncor utilizes waste disposal sites operated by third parties for the disposal of PCBs, lubricating oil, lighting and other wastes. Oncor has a program of regularly auditing these sites for compliance with applicable regulations.


     Legal Proceedings -- On November 21, 2000, the City of Denton, Texas and other Texas cities filed suit in the 134th Judicial District Court of Dallas County, Texas against US Holdings, TXU Gas and TXU Corp. The petition alleges claims for breach of contract, negligent representation, fraudulent inducement of contract, breach of duty of good faith and fair dealing and unjust enrichment related to the defendants' alleged exclusion of certain revenues from the cities' franchise fee base. Oncor assumed the obligations of US Holdings in connection with this lawsuit pursuant to the Business Separation Agreement. All of the plaintiff-cities have now executed a settlement agreement to settle this suit. The resolution of this suit will not have a material effect on Oncor's financial position, results of operations or cash flows.


     Oncor is party to other lawsuits arising in the ordinary course of its business. Oncor believes, based on its current knowledge and advice of counsel, that the ultimate resolution of all such lawsuits and claims should not have a material adverse effect on its financial position, results of operation or cash flows.

                               MANAGEMENT OF ONCOR

     TXU Corp. controls US Holdings, and US Holdings, in turn, controls Oncor. US Holdings elects Oncor's board of directors, and US Holdings may choose to appoint additional directors, or remove current directors, from time to time at its discretion. Each member of the board of directors holds office until a successor is elected and qualified or until resignation or removal. Oncor's board of directors elects its officers and each of Oncor's officers serve at the discretion of the board of directors. Oncor began operations on January 1, 2002; consequently, Oncor's management did not receive any compensation for services rendered to Oncor prior to that date. Oncor's directors receive no compensation in their capacity as directors.


BOARD OF DIRECTORS


                               OTHER POSITIONS AND
                                OFFICES PRESENTLY      DATE FIRST ELECTED AS      PRESENT PRINCIPAL OCCUPATION OR
                                 HELD WITH ONCOR              DIRECTOR                EMPLOYMENT AND PRINCIPAL
                              (CURRENT TERM EXPIRES   (CURRENT TERM EXPIRES        BUSINESS (PRECEDING FIVE YEARS),
  NAME OF DIRECTOR      AGE        IN MAY 2003)             IN MAY 2003)                OTHER DIRECTORSHIPS
--------------------   -----  ---------------------   ----------------------   --------------------------------------

T. L. Baker             57        Vice Chairman           November 6, 2001     Vice Chairman of Oncor and TXU Gas;
                                                                                prior thereto, President of Oncor
                                                                                and TXU Gas; prior thereto,
                                                                                President of TXU Electric Company;
                                                                                prior thereto, President, Electric
                                                                                Service Division of TXU Electric
                                                                                Company, TXU Gas Distribution
                                                                                Division of TXU Gas (TXU Gas
                                                                                Distribution) and TXU SESCO; prior
                                                                                thereto, Executive Vice President
                                                                                of TXU Electric Company; prior
                                                                                thereto, Senior Vice President of
                                                                                TXU Electric Company; other
                                                                                directorships: TXU Gas.


Michael J. McNally      48             None               November 6, 2001     Executive Vice President and Chief
                                                                                Financial Officer of TXU Corp. and
                                                                                Executive Vice President of US
                                                                                Holdings; prior thereto, President,
                                                                                Transmission Division of TXU
                                                                                Electric Company; other
                                                                                directorships: US Holdings, TXU
                                                                                Energy, TXU Gas and TXU Europe
                                                                                Limited.

Erle Nye                65    Chairman of the Board       November 6, 2001     Chairman of the Board and Chief
                               and Chief Executive                              Executive of TXU Corp., Oncor, TXU
                                                                                Energy, TXU Gas and US Holdings;
                                                                                prior thereto, President and Chief
                                                                                Executive of TXU Corp. and Chairman
                                                                                of the Board and Chief Executive of
                                                                                TXU Electric Company; other
                                                                                directorships: TXU Corp., US
                                                                                Holdings, TXU Energy, TXU Gas and
                                                                                TXU Europe Limited.


Eric H. Peterson        42             None               November 1, 2002     Executive Vice President and General
                                                                                Counsel of TXU Corp.; prior
                                                                                thereto, Senior Vice President and
                                                                                General Counsel for DTE Energy;
                                                                                prior thereto, Partner in the law
                                                                                firm of Worsham, Forsythe &
                                                                                Wooldridge; other directorships: US
                                                                                Holdings, TXU Energy and TXU Gas.


R. A. Wooldridge        64             None               November 6, 2001     Partner in the law firm of Hunton &
                                                                                Williams; other directorships: US
                                                                                Holdings, TXU Energy, TXU Gas and
                                                                                TXU Europe Limited.

EXECUTIVE OFFICERS

                              POSITIONS AND OFFICES      DATE FIRST ELECTED
                                  PRESENTLY HELD         TO PRESENT OFFICES
                              (CURRENT TERM EXPIRES    (CURRENT TERM EXPIRES            BUSINESS EXPERIENCE
  NAME OF OFFICER       AGE        IN MAY 2003)             IN MAY 2003)               (PRECEDING FIVE YEARS)
--------------------   -----  ---------------------   ----------------------   --------------------------------------
Erle Nye                65    Chairman of the Board       November 12, 2001    Chairman of the Board and Chief
                               and Chief Executive                              Executive of TXU Corp., Oncor, TXU
                                                                                Energy, TXU Gas and US Holdings;
                                                                                prior thereto, President and Chief
                                                                                Executive of TXU Corp. and Chairman
                                                                                of the Board and Chief Executive of
                                                                                TXU Electric Company.


T. L. Baker             57        Vice Chairman           November 4, 2002     Vice Chairman of Oncor and TXU Gas;
                                                                                prior thereto, President of Oncor
                                                                                and TXU Gas; prior thereto,
                                                                                President of TXU Electric Company;
                                                                                prior thereto, President, Electric
                                                                                Service Division of TXU Electric
                                                                                Company, TXU Gas Distribution and
                                                                                TXU SESCO; prior thereto, Executive
                                                                                Vice President of TXU Electric
                                                                                Company; prior thereto, Senior Vice
                                                                                President of TXU Electric Company.

M. S. Greene            57          President             November 4, 2002     President of Oncor; prior thereto,
                                                                                President of Transmission Division
                                                                                of Oncor and TXU Lone Star Pipeline
                                                                                Division of TXU Gas; prior thereto,
                                                                                Executive Vice President of TXU
                                                                                Fuel Company and TXU Mining
                                                                                Company.

Scott R. Longhurst      35    Senior Vice President       November 4, 2002     Senior Vice President of Oncor and TXU
                                                                                Gas; prior thereto, Senior Vice
                                                                                President - Finance and Strategy of
                                                                                Oncor and TXU Gas; prior thereto,
                                                                                Vice President - Corporate
                                                                                Financial Planning of TXU Business
                                                                                Services Company; prior thereto,
                                                                                Vice President of Finance of TXU
                                                                                Europe Limited; prior thereto,
                                                                                Chief Financial Officer of Shell
                                                                                Oil Products Joint Venture Saudi
                                                                                Arabia.



     There is no family relationship between any of the above-named directors and executive officers.

OWNERSHIP OF ONCOR'S COMMON STOCK

     All of Oncor's common stock is owned by US Holdings, a wholly-owned subsidiary of TXU Corp. There is no public trading market for Oncor's common stock.

SECURITY OWNERSHIP OF MANAGEMENT


     The following lists the common stock of TXU Corp. owned by the directors and executive officers of Oncor at November 6, 2002. The named individuals have sole voting and investment power for the shares of common stock reported. Ownership of such common stock by the directors and executive officers, individually and as a group, constituted less than 1% of the outstanding shares of TXU Corp. common stock at November 6, 2002.

                 NAME                    BENEFICIALLY OWNED       SHARE PLAN(1)     TOTAL
                 ----                    ------------------       -------------     -----
                                                             (NUMBER OF SHARES)

T. L. Baker.........................            90,973               27,916       118,889

M. S. Greene .......................            30,159               18,999        49,158

Scott R. Longhurst..................             8,638                  397         9,035

Michael J. McNally..................           126,098               33,508       159,606

Erle Nye............................           418,065               87,204       505,269

Eric H. Peterson ...................            26,266                    0        26,266

R. A. Wooldridge....................             8,560                    0         8,560

All directors and executive
   officers as a group (7)..........           708,759              168,024       876,783
-------------------


(1) Share units held in deferred compensation accounts under the TXU Deferred and Incentive Compensation Plan (DICP), or in the case of Mr. Longhurst, share units under the TXU Europe Group Sharesave Scheme (the Europe Plan). Although the DICP allows such units to be paid only in the form of cash, investments in units under the DICP and the Europe Plan create essentially the same investment stake in the performance of TXU Corp.'s common stock as do investments in actual shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     R. A. Wooldridge, a director of Oncor, is a partner of Hunton & Williams, which provides legal services to Oncor, TXU Corp. and other affiliates of Oncor.

                RELATIONSHIPS AMONG ONCOR AND OTHER TXU COMPANIES

     On January 1, 2002, the regulated transmission and distribution assets of US Holdings and TXU SESCO (collectively, the T&D Assets) were transferred to Oncor in connection with the restructuring of TXU accomplished pursuant to the 1999 Restructuring Legislation. The relationships of the TXU entities affected by the restructuring and their rights and obligations with respect to their collective assets and liabilities are contractually described in the Business Separation Agreement.

     The Business Separation Agreement provides, in general, that the economic impacts of the transition from a regulated to a competitive environment will be borne by TXU Energy, including stranded costs as finally determined and other related items. Oncor will collect from (or refund to) REPs, through a non-bypassable tariff (or credit), amounts associated with the unregulated business' transition to competition and remit to (or collect from) TXU Energy any such amounts which have not been securitized. Oncor's sole responsibility shall be to act as collection or disbursement agent and Oncor has no rights or obligations with respect to any such amounts collected or refunded. These collection agent obligations will be resolved by the proposed regulatory settlement. See "BUSINESS -- "Oncor's Business -- Regulation and Rates" above. In addition, pursuant to the Business Separation Agreement, Oncor

     o assumed all liabilities and obligations relating to the T&D Assets and the business and operations related thereto, accruing or arising prior to or after January 1, 2002;

     o assumed certain litigation pending at January 1, 2002 relating to the T&D Assets; and

     o agreed to indemnify the other TXU entities for liabilities and obligations assumed.

     In connection with the restructuring, Oncor entered into other agreements with TXU entities. The Decommissioning Funds Collection Agent Agreement between Oncor and TXU Generation provides for the collection by Oncor and the remittance to TXU Generation of a decommissioning funds tariff in an amount determined and approved by the PUCT for the decommissioning of the Comanche Peak nuclear generating station. Oncor acts merely as a collection agent for TXU Generation under this agreement and is not otherwise obligated for decommissioning costs.

     Oncor entered into two ERCOT Standard Generation Interconnection Agreements with TXU Generation for the interconnection between Oncor's transmission and distribution facilities and the generation facilities owned by TXU Generation. A Transmission Maintenance Agreement with TXU Generation provides for maintenance and operation support services by Oncor to the generation facilities owned by TXU Generation.

     Oncor assumed certain interconnection obligations of US Holdings under three power purchase agreements with unaffiliated entities. In addition, US Holdings remains obligated on Oncor's first mortgage bonds.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     Oncor is offering to exchange the New 2012 Notes for the Old 2012 Notes and the New 2032 Notes for the Old 2032 Notes, as described herein. Unlike the Old Notes, the New Notes will be registered under the Securities Act.

     The Old Notes were sold to Lehman Brothers Inc., Barclays Capital Inc., BNP PARIBAS Securities Corp., BNY Capital Markets, Inc., First Union Securities Inc. and Westdeutsche Landesbank Gironzentrale (the Initial Purchasers) on May 6, 2002. In connection with the sale of the Old Notes, Oncor and the Initial Purchasers entered into a registration rights agreement, dated May 6, 2002 (the Registration Rights Agreement), which requires Oncor, among other things, to:

          (a) use its reasonable best efforts to cause an exchange offer registration statement that it files with the SEC under the Securities Act with respect to both series of the New Notes identical in all material respects to the respective series of Old Notes to be declared effective under the Securities Act within 270 days after May 6, 2002, and upon such effectiveness to promptly offer both series of registered New Notes for the respective series of unregistered Old Notes and consummate such exchange offer within 315 days after May 6, 2002 and/or

          (b) in certain circumstances, to cause a shelf registration statement that it files with the SEC covering continuous re-sales of the Old Notes or New Notes, as the case may be, to be declared effective under the Securities Act within the later of (i) 180 days after being required or requested to file such shelf registration statement and (ii) 270 days after May 6, 2002.

     The Registration Rights Agreement also provides that if Oncor fails to perform any of its obligations set forth in (a) and (b) above, the interest rate will be increased by 0.50% per annum until any such default is cured, or if earlier, the date on which the Old Notes may first be resold in reliance on Rule 144(k) of the Securities Act, provided however, the additional interest rate may not exceed in the aggregate 0.50% per annum.

     The New Notes of each series referred to in (a) above will be issued in a like principal amount and identical in all material respects as the respective series of Old Notes, except that the New Notes will be registered under the Securities Act and will be issued without a restrictive legend. Consequently, the New Notes, unlike the Old Notes, may be resold by a holder without any restrictions on their transfer under the Securities Act. Also, the registration rights and related additional interest provisions applicable to the Old Notes do not apply to the New Notes.

     A copy of the Registration Rights Agreement has been filed as an exhibit to the exchange offer registration statement of which this prospectus is a part. The exchange offer contemplated hereby is being made pursuant to the Registration Rights Agreement to satisfy some of Oncor's obligations under that agreement.

     The term "holder" with respect to this exchange offer means any person in whose name Old Notes are registered on Oncor's books, any other person who has obtained a properly completed assignment from the registered holder or any DTC participant whose Old Notes are held of record by DTC.

     By tendering Old Notes for New Notes in this exchange offer, a holder is deemed to represent to Oncor, among other things, that

     O any New Notes to be received by such holder will be acquired in the ordinary course of such holder's business,

     O such holder has no arrangement or understanding with any person to participate in the distribution of the New Notes within the meaning of the Securities Act,

     O such holder is not an "affiliate" of Oncor, as defined in Rule 405 under the Securities Act, or if such holder is such an affiliate, such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, and

     O if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution of such New Notes.

     Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third-parties, Oncor believes that the New Notes issued pursuant to this exchange offer may be offered for resale and resold or otherwise transferred by any holder of such New Notes (other than any such holder which is an "affiliate" of Oncor within the meaning of Rule 405 under the Securities Act and except as otherwise discussed below with respect to holders which are broker-dealers) without compliance with the registration and prospectus delivery requirements of the Securities Act, so long as such New Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of such New Notes. Any holder who tenders Old Notes in this exchange offer for the purpose of participating in a distribution of the New Notes cannot rely on such interpretation by the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Under no circumstances may this prospectus be used for any offer to resell or any resale or other transfer in connection with a distribution of the New Notes. In the event that Oncor's belief is not correct, holders of the New Notes who transfer New Notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration thereunder may incur liability thereunder. Oncor will not assume or indemnify holders against any such liability.

     Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must agree to deliver a prospectus in connection with any resale of such New Notes. Any such broker-dealer may use this prospectus for such purpose. Any such broker-dealer may be deemed to be an "underwriter" within the meaning of the Securities Act. The foregoing interpretation of the staff of the SEC does not apply to, and this prospectus may not be used in connection with, the resale by any broker-dealer of any New Notes received in exchange for an unsold allotment of Old Notes purchased directly from Oncor. See PLAN OF DISTRIBUTION.

     Oncor has not entered into any arrangement or understanding with any person to distribute the New Notes to be received in this exchange offer.

     This exchange offer is not being made to, nor will Oncor accept tenders for exchange from, holders of Old Notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal, Oncor will accept any and all Old Notes properly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. Holders may tender their Old Notes in whole or in part in minimum denominations only of $1,000 and integral multiples of $1,000 in excess thereof. For each Old Note accepted for exchange, the holder of the Old Note will receive a New Note (of the respective series) having a principal amount equal to that of the surrendered Old Note.

     The form and terms of the New Notes of each series will be the same as the form and terms of the Old Notes of the respective series. However, the registration rights and related additional interest provisions and the transfer restrictions applicable to such Old Notes will not be applicable to the New Notes and the New Notes, unlike the Old Notes, will be registered under the Securities Act. The New Notes of each series will evidence the same debt as the Old Notes of the respective series. The New Notes will be issued under and entitled to the benefits of the Indenture pursuant to which the Old Notes were issued.

     No interest will be paid in connection with this exchange. The New Notes will bear interest, at the respective interest rate, from and including the last Interest Payment Date (as hereinafter defined) on the Old Notes, or if an Interest Payment Date has not yet occurred, from and including May 6, 2002, the date the Old Notes were issued. Accordingly, the holders of Old Notes that are accepted for exchange will not receive accrued but unpaid interest on such Old Notes at the time of tender or exchange. Rather, such interest will be paid on the exchanged New Notes on the first Interest Payment Date after the Expiration Date.

     As of the date of this prospectus, $700,000,000 in aggregate principal amount of the Old 2012 Notes and $500,000,000 in aggregate principal amount of the Old 2032 Notes is outstanding. This prospectus, together with the Letter of Transmittal, is being sent to all registered holders of Old Notes.

     Oncor will be deemed to have accepted validly tendered Old Notes when it shall have given oral (promptly confirmed in writing) or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the New Notes from Oncor.

     The Remaining Old Notes will remain outstanding and will be entitled to the rights and benefits of the Indenture. If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein or otherwise, such Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS TO THE EXCHANGE OFFER


     As defined hereinabove, Expiration Date means 5:00 p.m., New York City time, on __________, 2003 unless extended. If extended, "Expiration Date" means the latest date and time to which this exchange offer is extended.


     Oncor will notify the Exchange Agent of any extension of the current Expiration Date by oral (promptly confirmed in writing) or written notice and will mail to the registered holders an announcement thereof, prior to 9:00 a.m., New York City time, on the next business day after such Expiration Date.

     Oncor reserves the right, in its sole discretion,

     O to delay accepting any Old Notes, to extend this exchange offer or to terminate this exchange offer if any of the conditions set forth below under "Conditions to the Exchange Offer" shall not have been satisfied by giving oral (promptly confirmed in writing) or written notice of such delay, extension or termination to the Exchange Agent, or

     O    to amend the terms of this exchange offer in any manner.

     Any such delay, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If Oncor amends this exchange offer in a manner that Oncor determines, in its sole discretion, constitutes a material change, Oncor will promptly disclose such material amendment by means of a prospectus supplement. Oncor will distribute such prospectus supplement to the registered holders of Old Notes, and will extend this exchange offer to the extent required by law.

     Without limiting the manner in which Oncor may choose to make a public announcement of any delay, extension, amendment or termination of this exchange offer, Oncor will have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

     Upon satisfaction or waiver of all the conditions to this exchange offer, Oncor will accept, promptly after the Expiration Date, all Old Notes properly tendered and not validly withdrawn and will issue New Notes of the respective series promptly after acceptance of such Old Notes. See "Conditions to the Exchange Offer." For purposes of this exchange offer, Oncor will be deemed to have accepted properly tendered Old Notes for exchange when it shall have given oral (promptly confirmed in writing) or written notice thereof to the Exchange Agent.

     New Notes will only be issued after the Exchange Agent timely receives (1) a properly completed and duly executed Letter of Transmittal (or facsimile thereof or an agent's message (as hereinafter defined) in lieu thereof) and (2) all other required documents. However, Oncor reserves the absolute right to waive any defects or irregularities in the tender or conditions of this exchange offer.

     Old Notes that are not accepted for exchange and Old Notes submitted for a greater principal amount than the tendering holder desires to exchange will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration or termination of this exchange offer.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other term of this exchange offer, Oncor will not be required to exchange any New Notes for any Old Notes and may terminate this exchange offer before the acceptance of any Old Notes for exchange, if:

     O any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to this exchange offer which, in Oncor's reasonable judgment, might materially impair its ability to proceed with this exchange offer; or

     O any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the SEC, which, in Oncor's reasonable judgment, might materially impair its ability to proceed with this exchange offer.

     If Oncor determines in its sole discretion that any of the above conditions exist, Oncor may

     O refuse to accept any tendered Old Notes and return all previously tendered Old Notes to the tendering holders,

     O extend this exchange offer and retain all Old Notes tendered prior to the Expiration Date, subject, however, to the rights of holders who tendered such Old Notes to withdraw their tendered Old Notes, or

     O waive such unsatisfied conditions with respect to this exchange offer and accept all properly tendered Old Notes which have not been validly withdrawn. If such waiver constitutes a material change to this exchange offer, Oncor will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and Oncor will extend this exchange offer to the extent required by law.

PROCEDURES FOR TENDERING--REGISTERED HOLDERS AND DTC PARTICIPANTS

     Registered holders of Old Notes, as well as beneficial owners who are direct participants in DTC, who desire to participate in this exchange offer should follow the directions set forth below and in the Letter of Transmittal.

     All other beneficial owners should follow the instructions received from their broker or nominee and should contact their broker or nominee directly. The instructions set forth below and in the Letter of Transmittal DO NOT APPLY to these beneficial owners.

     Registered Holders

     A registered holder must complete, sign and date the Letter of Transmittal, or facsimile thereof, have the signatures thereon guaranteed if required by such Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent prior to the Expiration Date. In addition, either

     O certificates for such tendered Old Notes must be received by the Exchange Agent along with the Letter of Transmittal or

     O the holder must comply with the guaranteed delivery procedures described below.

     The Old Notes will be properly tendered if the Letter of Transmittal and other required documents are received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to the Expiration Date.

     The tender by a holder that is not validly withdrawn prior to the Expiration Date will constitute an agreement between such holder and Oncor in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER, BUT THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED OR CONFIRMED BY THE EXCHANGE AGENT. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO OLD NOTES, LETTER OF TRANSMITTAL OR OTHER REQUIRED DOCUMENTS

SHOULD BE SENT TO ONCOR. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered

     O by a registered holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or

     O    for the account of an Eligible Institution (as defined below).

     In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantor must be a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (Eligible Institution).

     If a Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power signed by such registered holder as such registered holder's name appears on such Old Notes.

     If a Letter of Transmittal or any Old Notes or bond or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person or persons should so indicate when signing. Moreover, unless waived by Oncor, evidence satisfactory to Oncor, must be submitted with the Letter of Transmittal as to such person or persons authority to so act.

     DTC Participants

     Any financial institution that is a participant in DTC's systems may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account at DTC in accordance with DTC's procedures for transfer. Such delivery must be accompanied by either

     O the Letter of Transmittal or facsimile thereof, with any required signature guarantees or

     O    an agent's message (as hereinafter defined),

and any other required documents, and must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with. The Exchange Agent will make a request to establish an account with respect to the Old Notes at DTC for purposes of this exchange offer within two business days after the date of this prospectus.

     The term "agent's message" means a message, electronically transmitted by DTC to, and received by, the Exchange Agent, and forming a part of the Book-Entry Confirmation (as defined in the Letter of Transmittal), which states that DTC has received an express acknowledgement from a beneficial owner of Old Notes stating that such beneficial owner has received and agrees to be bound by, and makes each of the representations and warranties contained in the Letter of Transmittal, and that such beneficial owner agrees that Oncor may enforce the Letter of Transmittal against such beneficial owner.

     Guaranteed Delivery Procedures

     Holders who wish to tender their Old Notes and

     O    whose Old Notes are not immediately available,

     O who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, or

     O who cannot complete the procedures for book-entry tender on a timely basis may effect a tender if:

               (1) the tender is made through an Eligible Institution;

               (2) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery), setting forth the name and address of the holder, the certificate number(s) of such Old Notes (unless tender is to be made by book-entry transfer) and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the date of delivery of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof or agent's message in lieu thereof), with any required signature guarantees and all other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

               (3) the certificates and/or other documents referred to in clause (2) above are received by the Exchange Agent within the time specified above.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

     Miscellaneous

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by Oncor in its sole discretion, which determination will be final and binding. Oncor reserves the absolute right to reject any and all Old Notes not properly tendered or any tendered Old Notes that Oncor's acceptance of which would, in the opinion of Oncor's counsel, be unlawful. Oncor also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. Oncor's interpretation of the terms and conditions of this exchange offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as Oncor shall determine. Although Oncor intends to notify tendering holders of defects or irregularities with respect to their tenders of Old Notes, none of Oncor, the Exchange Agent, nor any other person shall incur any liability for failure to give such notification. Old Notes will not be deemed properly tendered until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered (and which have not been cured or waived) will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as promptly as practicable following the Expiration Date.

     New Notes will only be issued after timely receipt by the Exchange Agent of
(1) certificates for the Old Notes tendered for exchange or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at DTC, (2) a properly completed and duly executed Letter of Transmittal (or facsimile thereof or agent's message in lieu thereof) and (3) all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of this exchange offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned, without expense, to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry transfer procedures described below, such unaccepted or non-exchanged Old Notes will be credited to an account maintained with DTC) as promptly as practicable after the expiration or termination of this exchange offer.

     Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See PLAN OF DISTRIBUTION.

     Oncor reserves the right in its sole discretion to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth above under "Conditions to the Exchange Offer," to terminate this exchange offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of this exchange offer.


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


WITHDRAWAL OF TENDERS OF OLD NOTES

     Except as otherwise provided herein, tenders of Old Notes may be validly withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To validly withdraw a tender of Old Notes in this exchange offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must

     O specify the name of the person having deposited the Old Notes to be withdrawn, which Oncor refers to as the "Depositor,"

     O identify the Old Notes to be withdrawn (including the certificate number (unless tendered by book-entry transfer)),

     O be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes in the name of the person withdrawing the tender, and

     O specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. If Old Notes have been tendered pursuant to book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes, in which case a notice of withdrawal will be effective if delivered to the Exchange Agent by any method of delivery described in this paragraph.

     All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by Oncor, which determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been properly tendered for purposes of this exchange offer and will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal. Consequently, no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are properly retendered. Validly withdrawn Old Notes may be properly retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the Expiration Date.

EXCHANGE AGENT

     The Bank of New York has been appointed as Exchange Agent of this exchange offer. Requests for additional copies of this prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery with respect to the exchange of the Old Notes should be directed to the Exchange Agent addressed as follows:

              The Bank of New York
              Corporate Trust Operations
              Reorganization Unit
              101 Barclay Street - 7 East
              New York, New York 10286

              Attention:  Diane Amoroso

              By Telephone:  (212) 298-1915
              By Facsimile:   (212) 815-3738


FEES AND EXPENSES

     Oncor will pay the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopier, telephone or in person by officers and employees of Oncor and its affiliates.

     Oncor has not retained any dealer-manager in connection with this exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of this exchange offer. Oncor, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. Oncor will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange for their customers.

     Oncor will pay all transfer taxes, if any, applicable to the exchange of the Old Notes pursuant to this exchange offer. If, however, certificates representing Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the related Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of the Old Notes pursuant to this exchange offer, then the amount of any resulting transfer tax (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such tax or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer tax will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

     Oncor will record the New Notes at the same carrying value as the Old Notes for which they are exchanged, which is the aggregate principal amount of tendered Old Notes, as reflected in Oncor's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized in connection with this exchange offer. The cost of this exchange offer will be amortized over the term of the New Notes.

APPRAISAL OR DISSENTERS' RIGHTS

     Holders of the Old Notes will not have appraisal or dissenters' rights in connection with this exchange offer.


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


                          DESCRIPTION OF THE NEW NOTES

     The following description sets forth certain terms and provisions of the New Notes.

GENERAL

     Oncor issued the Old Notes, and will issue the New Notes under the Indenture, as supplemented by an officer's certificate. The provisions of the Indenture, as supplemented, are incorporated herein by this reference and the Indenture as so supplemented is available upon request to the Trustee. The Indenture and its associated documents contain the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the New Notes or the Indenture. This summary is subject to and qualified in its entirety by reference to all of the provisions of the New Notes and the Indenture, including definitions of certain terms used in the Indenture. Oncor also includes references in parentheses to certain sections of the Indenture. Whenever Oncor refers to particular sections or defined terms of the Indenture herein, such sections or defined terms are incorporated by reference herein.


     The New Notes are two separate series of debt securities that Oncor may issue under the Indenture. The New Notes and all other debt securities (including any Remaining Old Notes) issued under the Indenture are collectively referred to herein as Indenture Securities. The Indenture permits Oncor to issue an unlimited amount of Indenture Securities from time to time. All Indenture Securities of any one series need not be issued at the same time, and a series may be reopened for issuances of additional Indenture Securities of such series. This means that Oncor may from time to time, without the consent of the existing holders of the New Notes of any series, create and issue further Indenture Securities having the same terms and conditions as the New Notes in all respects, except for issue date, issue price and, if applicable, the initial interest payment on such Indenture Securities. Additional Indenture Securities issued in this manner will be consolidated with, and will form a single series with the New Notes.


     The New Notes will be identical in all material respects to the Old Notes, except that the registration rights and related additional interest provisions and transfer restrictions applicable to the Old Notes are not applicable to the New Notes. The New Notes of each series will be of the same series as the respective series of Old Notes, and will be considered as a single class for purposes of any acts of Holders (such as voting and consents) under the Indenture. To the extent any Old Notes are not exchanged for New Notes, those Old Notes will remain outstanding under the Indenture and will rank pari passu with the New Notes.

     The New Notes will be issued in fully registered form, without interest coupons, and in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The New Notes will initially be issued in book-entry form and will be represented by one or more fully registered global certificates. Such global certificates will be registered in the name of Cede & Co., as registered owner and as nominee for DTC. Purchases of beneficial interests in these global certificates will be made in book-entry form. Except under the limited circumstances described in this prospectus, purchasers of such beneficial interests will not receive certificates representing their beneficial interests in the New Notes. See "Book-Entry" below.

     The New Notes may be transferred without charge, other than for applicable taxes or other governmental charges, at The Bank of New York, New York, New York.

MATURITY AND INTEREST

     The New 2012 Notes will mature on May 1, 2012, and the New 2032 Notes will mature on May 1, 2032, unless earlier redeemed. Interest on the New Notes of each series will:

     O be payable in U.S. dollars at the rate of 6.375% with respect to the New 2012 Notes and at the rate of 7.000% with respect to the New 2032 Notes;

     O be computed for each interest period on the basis of a 360 day year consisting of twelve 30 day months and with respect to any period less than a full month, on the basis of the actual number of days elapsed during such period;

     O be payable semi-annually in arrears on May 1 and November 1 of each year, commencing November 1, 2002, and at maturity;

     O accrue from the date of the last interest payment on the Old Notes, and if no such interest has been paid on the Old Notes then interest will accrue from May 6, 2002; and

     O be paid to the persons in whose names the New Notes are registered at the close of business on April 16th for the May 1 interest payment date and on October 17th for the November 1 interest payment date. Oncor shall not be required to make transfers or exchanges of the New Notes for a period of 15 days next preceding an interest payment date.

     The covenants contained in the Indenture will not afford holders of New Notes protection in the event of a highly-leveraged transaction involving Oncor.

 OPTIONAL REDEMPTION

     Oncor may redeem the New Notes of each series, in whole or in part, at its option, at any time prior to their maturity. Oncor will give notice of its intent to redeem the New Notes at least 30 days prior to the redemption date. If Oncor redeems all or any part of the New Notes of any series, it will pay a "make-whole" redemption price equal to the greater of

     o 100% of the principal amount of the New Notes of such series being redeemed or

     o the sum of the present values of the remaining scheduled payments of principal and interest on the New Notes of such series being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus (i) .25% with respect to the New 2012 Notes or (ii) .30% with respect to the New 2032 Notes, plus, in each case, accrued interest on those New Notes of such series to the redemption date.

     "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the New Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the New Notes.

     "Comparable Treasury Price" means, with respect to any redemption date,
(i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the H. 15 Daily Update of the Federal Reserve Bank or (ii) if such release (or any successor release) is not published or does not contain prices on such business day, the Reference Treasury Dealer Quotation actually obtained by the Trustee for such redemption date.

     "H.15(519)" means the weekly statistical release entitled "H.15 (519) Selected Interest Rates", or any successor publication, published by the Board of Governors of the Federal Reserve System.

     "H.15 Daily Update" means the daily update of H.15(519) available through the worldwide website of the Board of Governors of the Federal Reserve System or any successor site or publication.


     "Independent Investment Banker" means the Reference Treasury Dealer.


     "Reference Treasury Dealer" means Lehman Brothers Inc., and its successors; provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), Oncor shall substitute therefor another Primary Treasury Dealer.

     "Reference Treasury Dealer Quotation" means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue

(expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

     If, at the time notice of redemption is given, the redemption moneys are not held by the Trustee, the redemption may be made subject to their receipt on or before the date fixed for redemption and such notice shall be of no effect unless such moneys are so received.

     Upon payment of the redemption price, on and after the redemption date interest will cease to accrue on the New Notes or portions thereof called for redemption.

PAYMENT AND PAYING AGENTS

     Interest on each New Note payable on any interest payment date will be paid to the person in whose name that New Note is registered at the close of business on the regular record date for that interest payment date. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any New Note, the defaulted interest may be paid to the holder of that New Note as of the close of business on a date between 10 and 15 days before the date proposed by Oncor for payment of such defaulted interest or in any other manner permitted by any securities exchange on which that New Note may be listed, if the Trustee finds it workable. (Indenture, Section 307.)

     Principal, premium, if any, and interest on the New Notes at maturity will be payable upon presentation of the New Notes at the corporate trust office of The Bank of New York, in The City of New York, as paying agent for Oncor. However, Oncor may choose to make payment of interest by check mailed to the address of the persons entitled to such payment. Oncor may change the place of payment on the New Notes, appoint one or more additional paying agents (including Oncor) and remove any paying agent, all at the discretion of Oncor. (Indenture, Section 702.)

REGISTRATION AND TRANSFER

     The transfer of New Notes may be registered, and New Notes may be exchanged for other New Notes of the same series or tranche, of authorized denominations and with the same terms and principal amount, at the offices of the Trustee in New York, New York. (Indenture, Section 305.) Oncor may designate one or more additional places, or change the place or places previously designated, for registration of transfer and exchange of the New Notes. (Indenture, Section 702.) No service charge will be made for any registration of transfer or exchange of the New Notes. However, Oncor may require payment to cover any tax or other governmental charge that may be imposed in connection with such registration of transfer or exchange. Oncor will not be required to execute or to provide for the registration, transfer or exchange of

     O    any New Note during the 15 days before an interest payment date;

     O any New Note during the 15 days before giving any notice of redemption; or

     O any New Note selected for redemption except the unredeemed portion of any New Note being redeemed in part.

     (Indenture, Section 305.)

SECURITY

     Except as described below under this heading and under "Issuance of Additional Indenture Securities," and subject to the exceptions discussed under "Discharge of Lien; Release Date", all Indenture Securities will be secured, equally and ratably, by:


     (1) the first lien of an equal principal amount of 1983 Mortgage Bonds issued under the 1983 Mortgage, and delivered to the Trustee under the Indenture, and other Class A Bonds as described below; as discussed under "Description of the 1983 Mortgage Bonds - Security," the 1983 Mortgage constitutes, subject to certain exceptions, a first mortgage lien on substantially all of Oncor's electric transmission and distribution properties; and

     (2) the lien of the Indenture on substantially all of Oncor's tangible electric transmission and distribution property located in Texas, which lien is a first lien on that property not covered by the 1983 Mortgage and is otherwise junior to the lien of the 1983 Mortgage. If Oncor acquires any property that is subject to a Class A Mortgage, the lien of the Indenture would be junior to the lien of that Class A Mortgage. Oncor sometimes refers to its property that is subject to the lien of the Indenture as "Mortgaged Property."

     See "Discharge of Lien; Release Date" for a discussion of provisions of the Indenture pursuant to which, subject to the satisfaction of the specified conditions, the lien of the Indenture would be discharged and the Indenture Securities would become Oncor's unsecured obligations.

CLASS A BONDS

     As discussed below under "Consolidation, Merger and Conveyance of Assets," Oncor will be permitted to merge or consolidate with another company upon meeting specified requirements. Following a merger or consolidation of another company into Oncor, Oncor could deliver to the Trustee first mortgage bonds issued under an existing mortgage on the properties of such other company as the basis for the issuance of additional Indenture Securities. In such event, the Indenture Securities would be secured, additionally, by the first lien of such first mortgage bonds and by the lien of the Indenture on the electric transmission and distribution property acquired from such other company, which would be junior to the lien of such existing mortgage. The 1983 Mortgage and all such other mortgages are hereinafter collectively referred to as the "Class A Mortgages," and all first mortgage bonds issued under the Class A Mortgages are hereinafter collectively referred to as the "Class A Bonds." (Indenture, Section 1706.)

     Class A Bonds, including 1983 Mortgage Bonds, that are the basis for the authentication and delivery of Indenture Securities (a) will be delivered to, and registered in the name of, the Trustee or its nominee and will be owned and held by the Trustee, subject to the provisions of the Indenture, for the benefit of the holders of all Indenture Securities outstanding from time to time; (b) will mature or be subject to mandatory redemption on the same dates, and in the same principal amounts, as such Indenture Securities; and (c)(i) may, but need not, bear interest and (ii) may, but need not, contain provisions for their redemption at Oncor's option, any such redemption to be made at a redemption price or prices not less than the principal amount of such Class A Bonds. (Indenture, Sections 1602 and 1701). To the extent that Class A Bonds do not bear interest, holders of Indenture Securities will not have the benefit of the lien of a Class A Mortgage in respect of an amount equal to accrued interest, if any, on the Indenture Securities; however, such holders will nevertheless have the benefit of the lien of the Indenture in respect of the amount of accrued interest.

     Any payment by Oncor of principal of or premium or interest on the Class A Bonds delivered to and held by the Trustee will be applied by the Trustee to the payment of any principal, premium or interest, as the case may be, in respect of the Indenture Securities which is then due. Oncor's obligation under the Indenture to make such payment in respect of the Indenture Securities will be deemed satisfied and discharged to the extent of such payment. If, at the time of any such payment of principal of Class A Bonds, there is no principal then due in respect of the Indenture Securities, the proceeds of the payment will constitute "Funded Cash" and will be held by the Trustee as part of the Mortgaged Property, to be withdrawn, used or applied as provided in the Indenture. If, at the time of any such payment of premium or interest on Class A Bonds, there is no premium or interest then due on the Indenture Securities, the payment will be remitted to Oncor at Oncor's request; except that, if any event of default under the Indenture, as described below, has occurred and is continuing, the payment will be held as part of the Mortgaged Property until the event of default under the Indenture has been cured or waived. (Indenture, Section 1702). See "Withdrawal of Cash" below.

     Any payment by Oncor on Indenture Securities authenticated and delivered on the basis of the delivery to the Trustee of Class A Bonds (other than by application of the proceeds of a payment in respect of such Class A Bonds) will, to the extent thereof, be deemed to satisfy and discharge Oncor's obligations, if any, to make a corresponding payment, in respect of such Class A Bonds which is then due. (Indenture, Section 1702).

     The Trustee may not sell, assign or otherwise transfer any Class A Bonds except to a successor trustee under the Indenture. (Indenture, Section 1704.) At the time any Indenture Securities which have been authenticated and delivered upon the basis of Class A Bonds, cease to be outstanding (other than as a result of the application of the proceeds of the payment or redemption of such Class A Bonds), the Trustee will surrender to Oncor, or upon Oncor's order, an equal principal amount of such Class A Bonds. (Indenture, Section 1703.)

     When the aggregate principal amount of all Class A Bonds outstanding under all Class A Mortgages, other than those held by the Trustee, does not exceed the greater of 5% of the net book value of Oncor's Electric Utility Property or 5% of Oncor's Capitalization, then, at Oncor's request and subject to satisfaction of certain conditions, the Class A Bonds held by the Trustee will be deemed satisfied and discharged, the Trustee will surrender such Class A Bonds for cancellation, and the New Notes will become senior unsecured debt of Oncor, subject to certain Permitted Secured Debt and certain exceptions described below. (Indenture, Section 1811.) See "Discharge of Lien; Release Date" below.

      At the date of this prospectus, the only Class A Mortgage is the 1983 Mortgage, and the only Class A Bonds issuable at this time are 1983 Mortgage Bonds issuable under the 1983 Mortgage. When all of the outstanding 1983 Mortgage Bonds which are not held by the Trustee do not exceed the greater of 5% of the net book value of Oncor's Electric Utility Property or 5% of Oncor's Capitalization, and assuming no other Class A Mortgage exists at the time, the Indenture may become unsecured.

     "Capitalization" means the total of all the following items appearing on, or included in, Oncor's unconsolidated balance sheet; (i) liabilities for indebtedness maturing more than 12 months from the date of determination, and
(ii) common stock, common stock expense, accumulated other comprehensive income or loss, preferred stock, preference stock, premium on common stock and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of Oncor's capital stock held in Oncor's treasury, if any. Capitalization shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which Oncor is engaged, and may be determined as of the date not more than 60 days prior to the happening of the event for which the determination is being made.


     For purposes of the calculations referred to above, as of December 20, 2002, Oncor had outstanding 1983 Mortgage Bonds in an aggregate principal amount equal to approximately $3,229 million ($1,179 million of which are not held by the Trustee (which at September 30, 2002 would have equaled approximately 20% of the net book value of Oncor's Electric Utility Property and approximately 19% of Oncor's Capitalization)). These 1983 Mortgage Bonds have different maturities and redemption premiums. Some do not mature until 2025, but all are redeemable on or before July 1, 2005. In addition, Oncor may purchase or defease any of these 1983 Mortgage Bonds.


LIEN OF THE INDENTURE

     The Indenture creates a lien on substantially all tangible properties of Oncor in Texas used in the transmission and distribution of electric energy, other than certain excepted property and subject to certain permitted liens, in each case as described below. Oncor's transmission and distribution properties of the type subject to the lien of the Indenture, regardless of whether the Release Date has occurred, but exclusive of Excepted Property described below, are sometimes referred to as "Electric Utility Property." At the date of this prospectus, substantially all of such property, while subject to the lien of the Indenture, is also subject to the prior lien of the 1983 Mortgage. For so long as the 1983 Mortgage is in effect, and all of the outstanding 1983 Mortgage Bonds and any other Class A Bonds, that are not held by the Trustee, exceed the greater of 5% of the net book value of Oncor's Electric Utility Property or 5% of Oncor's Capitalization, the Indenture Securities will have the benefit of the first mortgage lien of the 1983 Mortgage on such property, and also the benefit of the prior lien of any additional Class A Mortgage on any property subject thereto, to the extent of the aggregate principal amount of Class A Bonds, issued under the respective Class A Mortgages, held by the Trustee.

PERMITTED LIENS

     The lien of the Indenture is subject to permitted liens described in the Indenture. Such permitted liens include liens existing at the execution date of the Indenture such as the lien of the 1983 Mortgage, liens on property at the time Oncor acquires such property such as the lien of any other Class A Mortgage, tax liens and other governmental charges which are not delinquent or which are being contested in good faith, mechanics', construction and materialmen's liens, certain judgment liens, easements, reservations and rights of others (including governmental entities) in, and defects of title in, Oncor's property, certain leases and leasehold interests, liens to secure public obligations, rights of others to take minerals, timber, electric energy or capacity, gas, water, steam or other products produced by Oncor or by others on

Oncor's property, rights and interests of Persons other than Oncor arising out of agreements relating to the common ownership or joint use of property, and liens on the interests of such Persons in such property, liens which have been bonded or for which other security arrangements have been made, liens created in connection with the issuance of tax-exempt bonds, purchase money liens and liens related to the construction or acquisition of property, or the development or expansion of property, liens which secure specified Indenture Securities equally and ratably with other obligations, and additional liens on any of Oncor's property (other than Excepted Property, as described below) to secure debt for borrowed money in an aggregate principal amount not exceeding the greater of 10% of Oncor's Net Tangible Assets or 10% of Oncor's Capitalization. (Indenture, Granting Clauses and Sections 101 and 707.)

     The Indenture provides that the Trustee will have a lien, prior to the lien on behalf of the holders of Indenture Securities, upon the Mortgaged Property for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. (Indenture, Section 1007.) Any such lien would be a Permitted Lien under the Indenture.

EXCEPTED PROPERTY

     The lien of the Indenture does not cover, among other things, the following types of property: property located outside of Texas; cash and securities not paid, deposited or held under the Indenture; contracts, leases and other agreements of all kinds, contract rights, bills, notes and other instruments, accounts receivable, transition property, claims, demands and judgments; governmental and other licenses, permits, franchises, consents and allowances; intellectual property rights and other general intangibles; vehicles, movable equipment, aircraft and vessels; all goods, stock in trade, wares, merchandise and inventory held for sale or lease in the ordinary course of business; materials, supplies, inventory and other personal property consumable in the operation of the Mortgaged Property; fuel; tools and equipment; furniture and furnishings; computers and data processing, telecommunications and other facilities used primarily for administrative or clerical purposes or otherwise not necessary for the operation or maintenance of electric transmission and distribution facilities; coal, lignite, ore, gas, oil and other minerals and timber rights; electric energy, gas, steam, water and other products generated, produced, manufactured, purchased or otherwise acquired; real property and facilities used primarily for the production or gathering of natural gas; leasehold interests; all property which prior to the execution date of the Indenture has been released from the lien of the 1983 Mortgage; all property which subsequent to the execution date of the Indenture has been released from the lien of the Indenture; and any and all property not acquired or constructed by Oncor for use in its electric transmission and distribution business. Oncor sometimes refers to property of Oncor not covered by the lien of the Indenture as "Excepted Property." (Indenture, Granting Clauses.)

     Oncor may enter into supplemental indentures with the Trustee, without the consent of the holders, in order to subject additional property (including property that would otherwise be excepted from such lien) to the lien of the Indenture. (Indenture, Section 1301.) This property would constitute Property Additions and would be available as a basis for the issuance of Indenture Securities. See "Issuance of Additional Indenture Securities."

     The Indenture provides that after-acquired property (other than Excepted Property) will be subject to the lien of the Indenture. (Indenture, Second Granting Clause.) However, in the case of consolidation or merger (whether or not Oncor is the surviving company) or transfer of the Mortgaged Property as or substantially as an entirety, the Indenture will not be required to be a lien upon any of the properties either owned or subsequently acquired by the successor company except properties acquired from Oncor in or as a result of such transfer, as well as improvements, extensions and additions (as defined in the Indenture) to such properties and renewals, replacements and substitutions of or for any part or parts thereof. (Indenture, Section 1203) See "Consolidation, Merger and Conveyance of Assets" below.

     See "Discharge of Lien; Release Date" for a discussion of provisions of the Indenture pursuant to which, subject to the satisfaction of specified conditions, all the Mortgaged Property would be released from the lien of the Indenture and Indenture Securities would become Oncor's unsecured obligations.

ISSUANCE OF ADDITIONAL INDENTURE SECURITIES

     Subject to the issuance restrictions described below, the maximum principal amount of Indenture Securities that may be authenticated and delivered under the Indenture is unlimited. (Indenture, Section 301.) Prior to the Release Date,


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


Indenture Securities of any series may be issued from time to time on the basis of, and in an aggregate principal amount not exceeding:

     O the aggregate principal amount of Class A Bonds delivered to the Trustee; (Indenture, Section 1602.)

     O the Cost or Fair Value to Oncor (whichever is less) of Property Additions (as described below) which do not constitute Funded Property (generally, Property Additions which have been made the basis of the authentication and delivery of Indenture Securities, the release of Mortgaged Property or the withdrawal of cash, which have been substituted for retired Funded Property or which have been used for other specified purposes) after certain deductions and additions, primarily including adjustments to offset property retirements; (Indenture, Section 1603.)

     O the aggregate principal amount of retired Indenture Securities, but if Class A Bonds had been made the basis for the authentication and delivery of such retired Indenture Securities, only after the discharge of the related Class A Mortgage; or (Indenture, Section 1604.)

     O    an amount of cash deposited with the Trustee. (Indenture, Section
          1605.)

     Property Additions generally include any property that is owned by Oncor and is subject to the lien of the Indenture. (Indenture, Section 103.)

     Oncor expects that, until the Release Date, it will issue Indenture Securities primarily on the basis of Class A Bonds issued under the 1983 Mortgage. However, Oncor has the right to issue additional Indenture Securities on the basis of property additions, retired Indenture Securities and cash deposits, and not on the basis of Class A Bonds issued under the 1983 Mortgage.

RELEASE OF PROPERTY

     Unless an event of default under the Indenture has occurred and is continuing, Oncor may obtain the release from the lien of the Indenture of any Mortgaged Property, except for cash held by the Trustee, upon delivery to the Trustee of an amount in cash equal to the amount, if any, by which the Cost of the property to be released (or, if less, the Fair Value to Oncor of such property at the time it became Funded Property) exceeds the aggregate of:

     O an amount equal to the aggregate principal amount of obligations secured by Purchase Money Liens upon the property to be released and delivered to the Trustee;

     O an amount equal to the Cost or Fair Value to Oncor (whichever is less) of certified Property Additions not constituting Funded Property after certain deductions and additions, primarily including adjustments to offset property retirements (except that such adjustments need not be made if such Property Additions were acquired or made within the 90-day period preceding the release);

     O the aggregate principal amount of Indenture Securities Oncor would be entitled to issue on the basis of retired Indenture Securities (with such entitlement being waived by operation of such release);

     O any amount of cash and/or an amount equal to the aggregate principal amount of obligations secured by Purchase Money Liens upon the property released delivered to the trustee or other holder of a lien prior to the lien of the Indenture, subject to certain limitations described below;

     O the aggregate principal amount of Indenture Securities delivered to the Trustee (with such Indenture Securities to be canceled by the Trustee); and

     O any taxes and expenses incidental to any sale, exchange, dedication or other disposition of the property to be released.

(Indenture, Section 1803.)

     Property that is not Funded Property may generally be released from the lien of the Indenture without depositing any cash or property with the Trustee as long as (a) the aggregate amount of Cost or Fair Value to Oncor (whichever is less) of all Property Additions which do not constitute Funded Property (excluding the property to be released) after certain deductions and additions, primarily including adjustments to offset property retirements, is not less than zero or (b) the Cost or Fair Value (whichever is less) of property to be released does not exceed the aggregate amount of the Cost or Fair Value to Oncor (whichever is less) of Property Additions acquired or made within the 90-day period preceding the release. (Indenture, Section 1804.)

     The Indenture provides simplified procedures for the release of property which has been released from the lien of a Class A Mortgage, minor properties and property taken by eminent domain, and provides for dispositions of certain obsolete property and grants or surrender of certain rights without any release or consent by the Trustee. (Indenture Sections 1802, 1805, 1807 and 1808.)

     If Oncor retains any interest in any property released from the lien of the Indenture, the Indenture will not become a lien on such property or such interest therein or any improvements, extensions or additions to such property or renewals, replacements or substitutions of or for such property or any part or parts thereof. (Indenture, Section 1810.)

WITHDRAWAL OF CASH

     Unless an event of default under the Indenture has occurred and is continuing, and subject to certain limitations, cash held by the Trustee may, generally, (1) be withdrawn by Oncor (a) to the extent of the Cost or Fair Value to Oncor (whichever is less) of Property Additions not constituting Funded Property, after certain deductions and additions, primarily including adjustments to offset retirements (except that such adjustments need not be made if such Property Additions were acquired or made within the 90-day period preceding the withdrawal) or (b) in an amount equal to the aggregate principal amount of Indenture Securities that Oncor would be entitled to issue on the basis of retired Indenture Securities (with the entitlement to such issuance being waived by operation of such withdrawal) or (c) in an amount equal to the aggregate principal amount of any outstanding Indenture Securities delivered to the Trustee, or (2) upon Oncor's request, be applied to (a) the purchase of Indenture Securities or (b) the payment (or provision for payment) at stated maturity of any Indenture Securities or the redemption (or provision for payment) of any Indenture Securities which are redeemable (Indenture, Section
1806); except that cash deposited with the Trustee as the basis for the authentication and delivery of Indenture Securities, as well as cash representing a payment of principal of Class A Bonds, may, in addition, be withdrawn in an amount equal to the aggregate principal amount of Class A Bonds delivered to the Trustee. (Indenture, Sections 1605 and 1702.)

DISCHARGE OF LIEN; RELEASE DATE

     At any time when the aggregate principal amount of all Class A Bonds outstanding under all Class A Mortgages, other than those held by the Trustee, does not exceed the greater of 5% of the net book value of Oncor's Electric Utility Property or 5% of Oncor's Capitalization, the Indenture may be amended and supplemented, without the consent of the holders of New Notes or any other Indenture Securities (including any Remaining Old Notes), to eliminate all terms and conditions relating to collateral for the Indenture Securities, with the result that Oncor's obligations under the Indenture and the Indenture Securities (including the New Notes) would be entirely unsecured. Oncor refers to the date on which the elimination of collateral occurs as the "Release Date."

     The occurrence of the Release Date is subject to Oncor's delivery of the following documents to the Trustee:

     O a company order requesting execution and delivery by the Trustee of a supplemental indenture and other instruments necessary to discharge, cancel, terminate or satisfy the lien of the Indenture;

     O    an officer's certificate stating that

          (1) to the knowledge of such officer, no event of default under the Indenture has occurred and is continuing and

          (2) the aggregate principal amount of all Class A Bonds outstanding under all Class A Mortgages, other than those held by the Trustee, does not exceed the greater of 5% of the net book value of Oncor's Electric Utility Property or 5% of Oncor's Capitalization; and

     O an opinion of counsel to the effect that none of Oncor's Electric Utility Property, other than Excepted Property, is subject to any lien other than the lien of the Indenture and Permitted Liens.


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


     Upon the execution and delivery of the amendment of the Indenture as contemplated above, the lien of the Indenture will be deemed to have been satisfied and discharged and the Trustee will release the Mortgaged Property from the lien of the Indenture. (Indenture, Section 1811.)

LIMITATION ON SECURED DEBT

     So long as any of the Indenture Securities remain outstanding, Oncor will not issue any Secured Debt other than Permitted Secured Debt (in each case as defined below) without the consent of the holders of a majority in principal amount of the outstanding Indenture Securities of all series with respect to which this covenant is made, considered as one class; provided, however, that this covenant will not prohibit the creation or existence of any Secured Debt if either:

     o Oncor makes effective provision whereby all New Notes and other affected Indenture Securities then outstanding will be secured equally and ratably with such Secured Debt or

     o Oncor delivers to the Trustee bonds, notes or other evidences of indebtedness secured by the lien which secures such Secured Debt in an aggregate principal amount equal to the aggregate principal amount of the New Notes and other affected Indenture Securities then outstanding and meeting certain other requirements set forth in the Indenture.

     "Secured Debt" means Debt created, issued, incurred or assumed by Oncor which is secured by a lien upon any of Oncor's property (other than Excepted Property). For purposes of this covenant, any Capitalized Lease Liabilities of Oncor will be deemed to be Debt secured by a lien on Oncor's property.

     "Debt" means:

     O Oncor's indebtedness for borrowed money evidenced by a bond, debenture, note or other written instrument or agreement by which Oncor is obligated to repay such borrowed money;

     O    any guaranty by Oncor of any such indebtedness of another person; and

     O    any Capitalized Lease Liabilities of Oncor.


     "Debt" does not include, among other things:

     O indebtedness under any installment sale or conditional sale agreement or any other agreement relating to indebtedness for the deferred purchase price of property or services;

     O any trade obligations (including any obligations under power or other commodity purchase agreements and any associated hedges or derivatives) or other obligations in the ordinary course of business;

     O obligations under any lease agreement that are not Capitalized Lease Liabilities; or

     o any liens securing indebtedness, neither assumed nor guaranteed by Oncor nor on which it customarily pays interest, existing upon real estate or rights in or relating to real estate acquired by Oncor for substation, transmission line, transportation line, distribution line or right of way purposes.

     "Permitted Secured Debt" means, as of any particular time:

     O    Class A Bonds and Indenture Securities issued prior to the Release
          Date;

     O Secured Debt which matures less than one year from the date of the issuance or incurrence and is not extendible at the option of the issuer; and any refundings, refinancings and/or replacements of any such Secured Debt by or with Secured Debt that matures less than one year from the date of such refunding, refinancing and/or replacement and is not extendible at the option of the issuer;

     O Secured Debt secured by Purchase Money Liens or any other liens existing or placed upon property at the time of, or within one hundred eighty (180) days after, the acquisition thereof by Oncor, and any refundings, refinancings and/or replacements of any such Secured Debt; provided, however, that no such Purchase Money Lien or other Lien shall extend to or cover any of Oncor's property other than (1) the property so acquired and improvements, extensions and additions to such property and renewals, replacements and substitutions of or for the property or any part or parts of the property and (2) with respect to Purchase Money Liens, other property subsequently acquired by Oncor;

     O Secured Debt relating to governmental obligations the interest on which is not included in gross income for purposes of federal income taxation pursuant to Section 103 of the Internal Revenue Code of 1986, as amended (or any successor provision of law), for the purpose of financing or refinancing, in whole or in part, costs of acquisition or construction of property to be used by Oncor, to the extent that the lien which secures the Secured Debt is required either by applicable law or by the issuer of such governmental obligations or is otherwise necessary in order to establish or maintain the exclusion from gross income; and any refundings, refinancings and/or replacements of any Secured Debt by or with similar Secured Debt;

     O Secured Debt (i) which is related to the construction or acquisition of property not previously owned by Oncor or (ii) which is related to the financing of a project involving the development or expansion of Oncor's property and (iii) in either case, the obligee in respect of which has no recourse to Oncor or any of Oncor's property other than the property constructed or acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (or the proceeds of such property or such project); and any refundings, refinancings and/or replacements of any such Secured Debt by or with Secured Debt described in clause (iii) above; and

     O in addition to the Permitted Secured Debt described above, Secured Debt not otherwise so permitted in an aggregate principal amount not exceeding the greater of 10% of Oncor's Net Tangible Assets or 10% of Oncor's Capitalization.

     "Net Tangible Assets" means the amount shown as total assets on Oncor's unconsolidated balance sheet, less (i) intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents, unamortized debt discount and expense and other regulatory assets carried as assets on Oncor's unconsolidated balance sheet and (ii) appropriate adjustments, if any, on account of minority interests. Net Tangible Assets shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which Oncor is engaged.

     "Capitalized Lease Liabilities" means the amount, if any, shown as liabilities on Oncor's unconsolidated balance sheet for capitalized leases of electric transmission and distribution property not owned by Oncor, which amount shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which Oncor is engaged.

     (Indenture, Section 707.)

DEFEASANCE

     Oncor will be discharged from its obligations on the New Notes of a particular series if it irrevocably deposits with the Trustee or any paying agent, other than Oncor, sufficient cash or government securities to pay the principal, interest, any premium and any other sums when due on the stated maturity date or a redemption date of that series of New Notes. (Indenture, Section 801.)

CONSOLIDATION, MERGER AND CONVEYANCE OF ASSETS

     Under the terms of the Indenture, Oncor may not consolidate with or merge into any other entity or convey, transfer or lease as or substantially as an entirety to any entity its Electric Utility Property, unless:

     O the surviving or successor entity, or an entity which acquires by conveyance or transfer or which leases the Electric Utility Property of Oncor as or substantially as, an entirety, is organized and validly existing under the laws of any domestic jurisdiction and it expressly assumes Oncor's obligations on all Indenture Securities then outstanding under the Indenture and if such consolidation, merger, conveyance, sale or other transfer occurs prior to the Release Date, confirms the lien of the Indenture on the Mortgaged Property;


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


     O in the case of a lease, such lease is made expressly subject to termination by Oncor or by the Trustee and by the purchaser of the property so leased at any sale thereof at any time during the continuance of an event of default under the Indenture;

     O Oncor shall have delivered to the Trustee an officer's certificate and an opinion of counsel as provided in the Indenture; and

     O immediately after giving effect to the transaction, no event of default under the Indenture, or event which, after notice or lapse of time or both, would become an event of default under the Indenture, shall have occurred and be continuing.

(Indenture, Section 1201.) In the case of the conveyance or other transfer of the Electric Utility Property as or substantially as an entirety to any other person, upon the satisfaction of all the conditions described above Oncor would be released and discharged from all obligations under the Indenture and on the Indenture Securities then outstanding unless Oncor elects to waive such release and discharge. (Indenture, Section 1204.)

     The Indenture does not prevent or restrict:

     O any conveyance or other transfer, or lease, of any part of Oncor's Electric Utility Property which does not constitute the entirety, or substantially the entirety, thereof or (Indenture, Section 1205.)

     O any conveyance, transfer or lease of any of Oncor's properties where Oncor retains Electric Utility Property with a fair value in excess of 143% of the aggregate principal amount of all outstanding Indenture Securities, and any other outstanding debt securities that rank equally with, or senior to, the Indenture Securities with respect to such Electric Utility Property, other than any Class A Bonds held by the Trustee. This fair value will be determined within 90 days of the conveyance, transfer or lease by an independent expert that Oncor selects and that is approved by the Trustee. (Indenture, Section 1206.)

     The terms of the Indenture do not restrict Oncor in a merger in which Oncor is the surviving entity. (Indenture, Section 1205.)

EVENTS OF DEFAULT

     "Event of default," when used in the Indenture with respect to Indenture Securities, means any of the following:

     O failure to pay interest on any Indenture Security for 30 days after it is due;

     O failure to pay the principal of or any premium on any Indenture Security when due;

     O failure to perform any other covenant in the Indenture that continues for 90 days after Oncor receives written notice from the Trustee, or Oncor and the Trustee receive a written notice from the holders of at least 33% in aggregate principal amount of the outstanding Indenture Securities;

     O events of bankruptcy, insolvency or reorganization of Oncor specified in the Indenture;

     O as long as the Trustee holds any outstanding Class A Bonds which were delivered as the basis for the authentication and delivery of outstanding Indenture Securities, the occurrence of a matured event of default under the related Class A Mortgage (other than any such matured event of default which (i) is not a failure to make payments on Class A Bonds and is not of similar kind or character to the event of default relating to events of bankruptcy, insolvency or reorganization, referred to above and (ii) has not resulted in the acceleration of the outstanding Class A Bonds under such Class A Mortgage); provided, however, that the waiver or cure of such event of default under a Class A Mortgage will constitute a waiver and cure of the corresponding event of default under the Indenture, and the rescission and annulment of the consequences thereof will constitute a rescission and annulment of the corresponding consequences under the Indenture; or

     O any other event of default included in any supplemental indenture or officer's certificate for that series of Indenture Securities.

(Indenture, Sections 901 and 1301.)

REMEDIES


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


     If an event of default under the Indenture occurs and is continuing, then the Trustee or the holders of at least 33% in aggregate principal amount of the outstanding Indenture Securities may declare the principal amount of all of the Indenture Securities to be due and payable immediately.

     At any time after a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the event of default under the Indenture giving rise to the declaration of acceleration will be considered cured, and the declaration and its consequences will be considered rescinded and annulled, if:

     O    Oncor has paid or deposited with the Trustee a sum sufficient to pay:

          (1)  all overdue interest on all outstanding Indenture Securities;

          (2) the principal of and premium, if any, on the outstanding Indenture Securities that have become due otherwise than by such declaration of acceleration and overdue interest thereon;

          (3)  interest on overdue interest to the extent lawful; and

          (4)  all amounts due to the Trustee under the Indenture; and

     O Any other event of default under the Indenture with respect to the Indenture Securities of that series has been cured or waived as provided in the Indenture.

      (Indenture, Section 902.)

     There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization of Oncor.

     Subject to the Indenture, under certain circumstances and to the extent permitted by law, if an event of default under the Indenture occurs and is continuing prior to the Release Date, the Trustee has the power to appoint a receiver of the Mortgaged Property, and is entitled to all other remedies available to mortgagees and secured parties under the Uniform Commercial Code or any other applicable law. (Indenture, Section 917.)

     Upon the occurrence and continuance of an event of default under the Indenture after the Release Date, the remedies of the Trustee and the holders under the Indenture would be limited to the rights of unsecured creditors.

     In addition to every other right and remedy provided in the Indenture, the Trustee may exercise any right or remedy available to the Trustee in its capacity as owner and holder of Class A Bonds which arises as a result of a default or matured event of default under any Class A Mortgage, whether or not an event of default under the Indenture has occurred and is continuing. (Indenture, Section 916.)

     Other than its duties in case of an event of default under the Indenture, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless the holders offer the Trustee a reasonable indemnity. (Indenture, Section 1003.) If they provide this reasonable indemnity, the holders of a majority in principal amount of the outstanding Indenture Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any power conferred upon the Trustee. The Trustee is not obligated to comply with directions that conflict with law or other provisions of the Indenture. (Indenture, Section 912.)

     No holder of Indenture Securities will have any right to institute any proceeding under the Indenture, or any remedy under the Indenture, unless:

     O the holder has previously given to the Trustee written notice of a continuing event of default under the Indenture;

     O the holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all series have made a written request to the Trustee, and have offered reasonable indemnity to the Trustee to institute proceedings; and

     O the Trustee has failed to institute any proceeding for 60 days after notice and has not received during such period any direction from the holders of a majority in aggregate principal amount of the outstanding Indenture Securities, inconsistent with the written request of holders referred to above.

(Indenture, Section 907.) However, these limitations do not apply to a suit by a holder of an Indenture Security for payment of the principal, premium, if any, or interest on the Indenture Security on or after the applicable due date. (Indenture, Section 908.)

     Oncor will provide to the Trustee an annual statement by an appropriate officer as to Oncor's compliance with all conditions and covenants under the Indenture. (Indenture, Section 705.)

MODIFICATION AND WAIVER

     Without the consent of any holder of Indenture Securities, Oncor and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

     O to evidence the assumption by any permitted successor of the covenants of Oncor in the Indenture and in the Indenture Securities;

     O to add one or more covenants or other provisions for the benefit of the holders of all or any series or tranche of Indenture Securities, or to surrender any right or power conferred upon Oncor;

     O to add additional events of default under the Indenture for all or any series of Indenture Securities;

     O to change or eliminate or add any provision to the Indenture; provided, however, if the change will adversely affect the interests of the holders of Indenture Securities of any series in any material respect, the change, elimination or addition will become effective only:

          (1) when the consent of the holders of Indenture Securities of such series has been obtained in accordance with the Indenture or

          (2) when no Indenture Securities of the affected series remain outstanding under the Indenture;

     O    to provide additional security for any Indenture Securities;

     O to establish the form or terms of Indenture Securities of any other series as permitted by the Indenture;

     O to provide for the authentication and delivery of bearer securities with or without coupons;

     O to evidence and provide for the acceptance of appointment by a separate or successor Trustee or co-trustee;

     O to provide for the procedures required for use of a noncertificated system of registration for the Indenture Securities of all or any series;

     O to change any place where principal, premium, if any, and interest shall be payable, Indenture Securities may be surrendered for registration of transfer or exchange and notices to Oncor may be served;

     O to amend and restate the Indenture as originally executed and as amended from time to time, with such additions, deletions and other changes that do not adversely affect the interests of the holders of Indenture Securities of any series in any material respect;

     O    to cure any ambiguity or inconsistency; or

     O after the Release Date, to amend the Indenture to eliminate any provisions related to the lien of the Indenture, Mortgaged Property and Class A Bonds which are no longer applicable.

     (Indenture, Section 1301.)

     The holders of at least a majority in aggregate principal amount of the Indenture Securities of all series then outstanding may waive compliance by Oncor with some restrictive provisions of the Indenture. (Indenture, Section 706.) The holders of not less than a majority in principal amount of the outstanding Indenture Securities may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the Indenture that cannot be modified or be amended without the consent of the holder of each outstanding Indenture Security of any series affected. (Indenture, Section 913.)

     The consent of the holders of a majority in aggregate principal amount of the Indenture Securities of all series then outstanding, considered as one class, is required for all other modifications to the Indenture. However, if less than all of the series of Indenture Securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all series that are directly affected, considered as one class, will be required. No such amendment or modification may without the consent of all the Holders of the Indenture Securities of all series then outstanding:

     O change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount of any Indenture Security or its rate of interest or change the method of calculating that interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any Indenture Security;

     O create any lien ranking prior to the lien of the Indenture with respect to more than 10% of the Mortgaged Property or, except as provided in the Indenture in connection with the Release Date, terminate the lien of the Indenture on more than 10% of the Mortgaged Property or deprive any holder of the benefits of the security of the lien of the Indenture;

     O reduce the percentage in principal amount of the outstanding Indenture Securities of any series the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the Indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting; or

     O modify some of the provisions of the Indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the Indenture Securities of any series.

     A supplemental indenture that changes the Indenture solely for the benefit of one or more particular series of Indenture Securities, or modifies the rights of the holders of Indenture Securities of one or more series, will not affect the rights under the Indenture of the holders of the Indenture Securities of any other series. (Indenture, Section 1302.)

     The Indenture provides that Indenture Securities owned by Oncor or anyone else required to make payment on the Indenture Securities shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (Indenture, Section 101.)

     Oncor may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but Oncor shall have no obligation to do so. If Oncor fixes a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding New Notes (and the Remaining Old Notes) have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding New Notes (and the Remaining Old Notes) shall be computed as of the record date.

     Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder of any Indenture Security will bind every future holder of that Indenture Security and the holder of every Indenture Security issued upon the registration of transfer of or in exchange for that Indenture Security. A transferee will also be bound by acts of the Trustee or Oncor in reliance thereon, whether or not notation of that action is made upon the Indenture Security. (Indenture, Section 106.)

VOTING OF CLASS A BONDS

     The Indenture provides that the Trustee will, as holder of Class A Bonds delivered as the basis for the issuance of Indenture Securities, attend such meetings of bondholders under the related Class A Mortgage, or deliver its proxy in connection therewith, as relate to matters with respect to which it, as such


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holder, is entitled to vote or consent. The Indenture provides that, so long as no event of default under the Indenture has occurred and is continuing, the Trustee will, as holder of such Class A Bonds, vote or consent (without any consent or other action by the holders of the Indenture Securities, except as described in the proviso of paragraph (4) below) in favor of any amendments or modifications to the Class A Mortgage of substantially the same tenor and effect as follows:

          (1) to modify the 1983 Mortgage to allow Oncor to issue 1983 Mortgage Bonds up to 70% of the lower of (a) the fair value to Oncor of the property subject to the lien of the 1983 Mortgage (1983 Mortgaged Property) as of a valuation date specified by Oncor and
               (b) the cost of the 1983 Mortgaged Property as of such valuation date;

          (2)  to make certain technical amendments to the 1983 Mortgage;

          (3) to conform any provision of a Class A Mortgage in all material respects to the correlative provision of the Indenture, to add to a Class A Mortgage any provision not otherwise contained therein which conforms in all material respects to a provision contained in the Indenture, to delete from a Class A Mortgage any provision to which the Indenture contains no correlative provision and any combination of the foregoing; and/or

          (4) with respect to any amendments or modifications to any Class A Mortgage other than those amendments or modifications referred to in clauses (1) through (3) above, vote all such Class A Bonds delivered under such Class A Mortgage, or consent with respect thereto, proportionately with the vote or consent of holders of all other Class A Bonds outstanding under such Class A Mortgage the holders of which are eligible to vote or consent, as evidenced by a certificate delivered by the trustee under such Class A Mortgage; provided, however, that the Trustee will not vote in favor of, or consent to, any amendment or modification of a Class A Mortgage which, if it were an amendment or modification of the Indenture, would require the consent of holders of Indenture Securities as described under "Modification and Waiver," without the prior consent of holders of Indenture Securities which would be required for such an amendment or modification of the Indenture. (Indenture, Section 1705.)


     As described more fully in "Description of the 1983 Mortgage Bonds - Modification" below, Oncor may make amendments to, or eliminate certain covenants in, the 1983 Mortgage with the consent of the holders of 60% of the outstanding 1983 Mortgage Bonds issued under the 1983 Mortgage. A holder of Indenture Securities would no longer benefit from such covenants contained in the 1983 Mortgage should the Trustee vote these 1983 Mortgage Bonds to amend or eliminate the covenants as described above. Upon the issuance of the Old Notes, the Trustee held approximately 35% of the outstanding 1983 Mortgage Bonds, and as of December 20, 2002, the Trustee held approximately 63% of the outstanding 1983 Mortgage Bonds.


RESIGNATION OF A TRUSTEE

     The Trustee may resign at any time by giving written notice to Oncor or may be removed at any time by act of the holders of a majority in principal amount of all series of Indenture Securities then outstanding delivered to the Trustee and Oncor. No resignation or removal of the Trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no event of default or event which, after notice or lapse of time, or both, would become an event of default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if Oncor has delivered to the Trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted the appointment in accordance with the terms of the Indenture, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture. (Indenture, Section 1010.)

NOTICES

     Notices to holders of New Notes will be given by mail to the addresses of such holders as they may appear in the security register for New Notes. (Indenture, Section 108.)

TITLE


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     Oncor, the Trustee, and any agent of Oncor or the Trustee, may treat the person in whose name New Notes are registered as the absolute owner thereof, whether or not the New Notes may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (Indenture, Section 308.)

GOVERNING LAW

     The Indenture and the New Notes will be governed by, and construed in accordance with, the laws of the State of New York except where otherwise required by law. (Indenture, Section 114.)

INFORMATION ABOUT THE TRUSTEE

     The Trustee under the Indenture is The Bank of New York. In addition to acting as Trustee, The Bank of New York also acts as the Mortgage Trustee. The Bank of New York also acts, and may act, as trustee under various other indentures, trusts and guarantees of Oncor and its affiliates. The Bank of New York will also act as the Exchange Agent. Oncor and its affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the trustee in the ordinary course of their businesses.

BOOK-ENTRY

     The certificates representing the New Notes will be issued in fully registered form, without coupons. The New Notes will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., as DTC's nominee in the form of one or more global certificates or will remain in the custody of the Trustee pursuant to a FAST Balance Certificate Agreement between DTC and the Trustee. Upon the issuance of the global certificates, DTC or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such global certificates to the accounts of persons who have accounts with such depositary. Ownership of beneficial interests in a global certificate will be limited to persons who have accounts with DTC (participants) or persons who hold interests through participants. Ownership of beneficial interests in a global certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

     So long as DTC, or its nominee, is the registered owner or holder of a global certificate, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by such global certificate for all purposes under the Indenture and the New Notes. No beneficial owner of an interest in a global certificate will be able to transfer the interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Clearstream Banking.

     Payments of the principal of and interest on a global certificate will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither Oncor, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global certificate, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global certificate as shown on the records of DTC or its nominee. Oncor also expects that payments by participants to owners of beneficial interests in such global certificate held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a holder requires physical delivery of a certificated New Note for any reason, including to sell New Notes to persons in jurisdictions which require such delivery of such New Notes or to pledge such New Notes, such holder must transfer its interest in a global certificate in accordance with DTC's applicable procedures, the procedures set forth in the Indenture and, if applicable, those of Euroclear and Clearstream Banking.

     DTC will take any action permitted to be taken by a holder of New Notes only at the direction of one or more participants to whose account the DTC interests in a global certificate is credited and only in respect of such


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


portion of the aggregate principal amount of the New Notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the New Notes, DTC will exchange a global certificate for certificated New Notes, which it will distribute to its participants.

     DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (indirect participants). The rules applicable to DTC and its participants are on file with the SEC.

     Although DTC, Euroclear and Clearstream Banking are expected to follow the foregoing procedures in order to facilitate transfers of interests in the New Notes represented by global certificates among their respective participants, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Oncor nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Banking or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     If DTC is at any time unwilling or unable to continue as a depositary for a global certificate and a successor depositary is not appointed by Oncor within 90 days, Oncor will issue certificated New Notes in exchange for a global certificate.

     Oncor will make all payments of principal and interest in immediately available funds.

     Secondary trading in long-term bonds and notes of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in the New Notes that are not certificated New Notes will trade in DTC's Same-Day Funds Settlement System until maturity. Therefore, the secondary market trading activity in such interests will settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the New Notes.

     The information under this sub-caption "Book-Entry" concerning DTC and DTC's book-entry system has been obtained from sources that Oncor believes to be reliable, but Oncor does not take any responsibility for the accuracy of this information.


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                     DESCRIPTION OF THE 1983 MORTGAGE BONDS

     The first mortgage bonds were issued on May 6, 2002 under the 1983 Mortgage. All first mortgage bonds issued or to be issued under the 1983 Mortgage, including the first mortgage bonds delivered to the Trustee on May 6, 2002 in connection with the issuance of the Old Notes, are collectively referred to in this prospectus as the 1983 Mortgage Bonds. Material terms of the 1983 Mortgage Bonds are summarized below. Whenever particular provisions or defined terms in the 1983 Mortgage are referred to under this DESCRIPTION OF 1983 MORTGAGE BONDS, such provisions or defined terms are incorporated by reference in this prospectus.

     The 1983 Mortgage Bonds are, or will be, secured by a first mortgage lien on substantially all of Oncor's property as described below under "Security and Priority." All 1983 Mortgage Bonds are equally secured and rank equally with respect to each other.

SECURITY AND PRIORITY

     The 1983 Mortgage Bonds are secured by a first lien on substantially all of Oncor's property acquired from US Holdings on January 1, 2002, other than cash and securities (except those specifically deposited); equipment, materials or supplies held for sale or other disposition; any fuel and similar consumable materials and supplies; automobiles, other vehicles, aircraft and vessels; timber, minerals, mineral rights and royalties; receivables, contracts, leases and operating agreements; electric energy, gas, water, steam, ice and other products for sale, distribution or other use; natural gas wells; and gas transportation lines or other property used in the sale of natural gas to customers or to a natural gas distribution or pipeline company, up to the point of connection with any distribution network.

     In addition, the first mortgage lien is subject to certain encumbrances, including tax and construction liens, purchase money liens and certain other exceptions.

     The 1983 Mortgage contains provisions that impose the lien of the 1983 Mortgage on improvements, extensions, replacements and additions to the 1983 Mortgaged Property acquired by Oncor after the date of the 1983 Mortgage, other than the excepted property described above and subject to pre-existing liens such as purchase money mortgages and other liens or defects in title. However, if Oncor consolidates or merges with or conveys or transfers all or substantially all of the mortgaged property to another corporation, the lien created by the 1983 Mortgage will generally not cover the property of the successor company, other than the property it acquires from Oncor and improvements, extensions, replacements and additions to that property. (1983 Mortgage, Section 18.03.)

     The 1983 Mortgage provides that the Mortgage Trustee shall have a lien upon the 1983 Mortgaged Property, prior to the 1983 Mortgage Bonds, for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. (1983 Mortgage, Section 19.09.)

ISSUANCE OF ADDITIONAL 1983 MORTGAGE BONDS

     The maximum principal amount of 1983 Mortgage Bonds that may be issued under the 1983 Mortgage is unlimited. 1983 Mortgage Bonds of any series may be issued from time to time on the basis of:

          (1) 70% of qualified property additions after adjustments to offset retirements;

          (2) retirement of 1983 Mortgage Bonds or certain prior lien bonds; and/or

          (3)  deposits of cash.

     With certain exceptions, in the case of (2) above, the issuance of 1983 Mortgage Bonds must meet an earnings test. The adjusted net earnings before income taxes for 12 out of the preceding 15 months must be at least twice the annual interest requirements on all 1983 Mortgage Bonds at the time outstanding, including the additional issuance and all other senior ranking indebtedness. In general, interest on variable interest bonds, if any, is calculated using the average rate in effect during the 12 month period.


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


     Property additions generally include electric, gas, steam and/or hot water utility property but not fuel, securities, automobiles, other vehicles or aircraft, or property used principally for the production or gathering of natural gas.

     The 1983 Mortgage contains certain restrictions upon the issuance of 1983 Mortgage Bonds against property additions subject to prior liens. (1983 Mortgage, Sections 1.04 to 1.07 and 3.01 to 7.01.)

     It is expected that the 1983 Mortgage Bonds to be delivered to the Trustee will be issued upon the basis of the retirement of 1983 Mortgage Bonds.

RELEASE AND SUBSTITUTION OF PROPERTY

     Property subject to the first mortgage lien may be released upon the basis of:

          (1) the deposit of cash or, to a limited extent, purchase money mortgages;

          (2) property additions, after making adjustments in certain cases to offset retirement and after making adjustments for prior lien bonds outstanding against property additions; and/or

          (3)  waiver of the right to issue 1983 Mortgage Bonds,


     in each case without applying any earnings test.

     Cash may be withdrawn upon the bases stated in (2) and (3) above.

     When property released is not funded property, property additions used to effect the release may be available as credits under the 1983 Mortgage. Similar provisions are in effect as to cash proceeds of such property. The 1983 Mortgage contains special provisions with respect to certain prior lien bonds deposited and disposition of moneys received on deposited prior lien bonds. (1983 Mortgage, Sections 1.05, 7.02, 7.03, 9.05, 10.01 to 10.04 and 13.03 to 13.09.)

DIVIDEND RESTRICTIONS

     The 1983 Mortgage provides that Oncor may declare or pay dividends (other than dividends payable solely in shares of its common stock) on any shares of its common stock only out of the unreserved and unrestricted retained earnings and will not make any such declaration or payment when it is insolvent, or when the payment thereof would render Oncor insolvent. (1983 Mortgage, Section 9.07.)

     The amount restricted is subject to being increased or decreased on the basis of various factors, and any restricted retained earnings can be otherwise used by Oncor.

SPECIAL PROVISIONS FOR RETIREMENT OF 1983 MORTGAGE BONDS

     If mortgaged property is condemned or sold (other than in a project to be jointly owned by Oncor and others) to any governmental authority resulting in the receipt of $50,000,000 or more as proceeds, Oncor (subject to certain conditions) must apply such proceeds, less certain deductions, to the retirement of 1983 Mortgage Bonds. (1983 Mortgage, Section 9.14.)

MODIFICATION

     The rights of bondholders may be modified with the consent of holders of 60% of all 1983 Mortgage Bonds outstanding, or, if less than all series of 1983 Mortgage Bonds are adversely affected, the consent of the holders of 60% of the 1983 Mortgage Bonds adversely affected and (unless 1983 Mortgage Bonds issued prior to 1989 are retired or the holders of those 1983 Mortgage Bonds otherwise consent) of the holders of a majority of all 1983 Mortgage Bonds. In general, no modification of the terms of payment of principal, premium, if any, or interest and no modification affecting the first lien or reducing the percentage required for modification, is effective against any bondholder without such holder's consent. (1983 Mortgage, Article XXI.)


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


VOTING OF 1983 MORTGAGE BONDS HELD BY THE TRUSTEE

     The Trustee will, as holder of the 1983 Mortgage Bonds, attend such meetings of bondholders under the 1983 Mortgage, or deliver its proxy in connection therewith, as to matters with respect to which it is entitled to vote or consent. See DESCRIPTION OF THE NOTES - Voting of Class A Bonds.

DEFAULTS AND NOTICE OF DEFAULTS

     "Defaults" are defined in the 1983 Mortgage as:

     O    default in payment of principal;

     O default for 60 days in payment of interest or an installment of any fund required to be applied to the purchase or redemption of any 1983 Mortgage Bonds;

     O default in payment of principal or interest with respect to certain prior lien bonds;

     O    certain events in bankruptcy, insolvency or reorganization; and

     O default in other covenants for 90 days after notice. (1983 Mortgage, Section 15.01.)

     The Mortgage Trustee may withhold notice of default, except in the case of a default in the payment of principal, interest or an installment of any fund required to be applied to the purchase or redemption of any 1983 Mortgage Bonds, if it determines that doing so is in the best interest of the bondholders. (1983 Mortgage, Section 15.02.)

     The Mortgage Trustee or the holders of 25% of the 1983 Mortgage Bonds may declare the principal and interest due and payable on default, but a majority may annul such declaration if such default has been cured. (1983 Mortgage, Section 15.03.)

     No holder of 1983 Mortgage Bonds may enforce the lien of the 1983 Mortgage without giving the Mortgage Trustee written notice of a default and unless the holders of 25% of the 1983 Mortgage Bonds have requested the Mortgage Trustee to act and have offered it reasonable opportunity to act and indemnity satisfactory to it against the costs, expenses and liabilities to be incurred thereby and the Mortgage Trustee shall have failed to act. (1983 Mortgage, Section 15.16.)

     The holders of a majority of the 1983 Mortgage Bonds may direct the time, method and place of conducting any proceedings for any remedy available to the Mortgage Trustee or exercising any trust or power conferred on the Mortgage Trustee. (1983 Mortgage, Section 15.07.)

     The Mortgage Trustee is not required to risk its funds or incur personal liability if there is reasonable ground for believing that repayment is not reasonably assured. (1983 Mortgage, Section 19.08.)

SATISFACTION AND DISCHARGE

     Upon Oncor making due provision for the payment of all of the 1983 Mortgage Bonds and paying all other sums due under the 1983 Mortgage, the 1983 Mortgage will cease to be of further effect and may be discharged. (1983 Mortgage, Article XX.)

ANNUAL REPORT TO THE MORTGAGE TRUSTEE

     Oncor must give the Mortgage Trustee an annual statement as to whether or not Oncor has fulfilled its obligations under the 1983 Mortgage throughout the preceding calendar year.


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            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary describes the material United States federal income tax consequences of exchanging Old Notes for New Notes and of the ownership and disposition of the New Notes as of the date hereof and represents the opinion of Thelen Reid & Priest LLP, Oncor's counsel, insofar as it relates to matters of law or legal conclusions. Except where noted, it deals only with New Notes held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, and does not deal with special situations, such as those of dealers or traders in securities or currencies, banks, financial institutions, tax-exempt organizations, life insurance companies, real estate investment trusts, regulated investment companies, persons holding New Notes as a part of a hedging or conversion transaction or a straddle, persons who mark to market their securities, persons whose functional currency is not the United States dollar or former United States citizens or long-term residents who are subject to special rules on account of their loss of United Stated citizenship or resident alien status. In addition, this discussion does not address the tax consequences to persons who purchased Old Notes other than pursuant to their initial issuance and distribution, and who acquire New Notes other than in this exchange offer. It also does not include any description of any alternative minimum tax consequences or the tax laws of any state, local or foreign jurisdiction.

     The discussion below is based upon the provisions of the Internal Revenue Code, Treasury Regulations promulgated thereunder, and administrative rulings and judicial decisions under the Internal Revenue Code as of the date hereof, all of which may be repealed, revoked or modified at any time, with either forward-looking or retroactive effect, so as to result in United States federal income tax consequences different from those discussed below.

     PROSPECTIVE HOLDERS OF NEW NOTES ARE ADVISED TO CONSULT WITH THEIR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF NEW NOTES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR OTHER TAX LAWS.

     As used herein, a "United States Holder" means a beneficial owner of an Old Note or a New Note that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate, the income of which is subject to United States federal income taxation regardless of its source, or a trust, the administration of which is subject to the primary supervision of a court within the United States and for which one or more United States persons have the authority to control all substantial decisions. As used herein, the term "Non-United States Holder" means a beneficial owner of an Old Note or a New Note that is not a United States Holder.

     EXCHANGE OF OLD NOTES FOR NEW NOTES

     An exchange of Old Notes for New Notes in this exchange offer will not constitute a taxable exchange of the notes for United States federal income tax purposes. Rather, the New Notes will be treated as a continuation of the Old Notes. As a result, a holder will not recognize any income, gain or loss for United States federal income tax purposes upon the exchange of Old Notes for New Notes, and the holder will have the same tax basis and holding period in the holder's New Notes as the holder had in the Old Notes immediately before the exchange.

     UNITED STATES HOLDERS

         PAYMENTS OF INTEREST

     Stated interest on a New Note will generally be taxable to a United States Holder as ordinary income at the time it is paid or accrued in accordance with the holder's method of accounting for tax purposes.

         SALE, EXCHANGE AND RETIREMENT OF THE NEW NOTES

     Upon the sale, exchange or retirement of New Notes (including a deemed disposition for United States federal income tax purposes), a United States Holder will recognize gain or loss equal to the difference between (i) the amount realized upon the sale, exchange or retirement, other than amounts attributable to accrued but unpaid interest, and (ii) the holder's adjusted tax basis in the New Notes. The holder's adjusted tax basis in the New Notes will


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


be, in general, its initial purchase price for the Old Notes it is exchanging. The gain or loss upon the sale, exchange or retirement of the New Notes will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement, the New Notes are treated as having been held for more than one year. Under current law, the deductibility of capital losses is subject to limitations. Capital gain of a non-corporate United States Holder is generally taxed at a maximum rate of 20% where the property is held for more than one year, and at a maximum rate of 18% where the property is purchased after December 31, 2000, and held for more than five years.

NON-UNITED STATES HOLDERS

     NON-UNITED STATES HOLDERS NOT ENGAGED IN A TRADE OR BUSINESS WITHIN THE UNITED STATES

         Payments of Interest

     Except as described in the following paragraph, a Non-United States Holder will not be subject to federal income tax on interest received on the New Notes if the interest is not effectively connected with a trade or business that the holder conducts within the United States. To obtain this tax-free treatment, the holder (or a financial institution acting on behalf of the holder) must file a statement with Oncor or Oncor's paying agent confirming that the holder is the beneficial owner of the New Notes and is not a United States person. The holder should make the statement on IRS Form W-8BEN, which requires the holder to certify, under penalties of perjury, the holder's name, address and status as a non-United States person. Alternatively, a financial institution holding the New Notes on behalf of the holder may file a statement confirming the holder's status as a non-United States person if the financial institution is in possession of documentary evidence of the non-United States status, as prescribed in the Treasury Regulations. However, if Oncor has actual knowledge or reason to know that the beneficial owner of the New Notes is a United States Holder, Oncor must disregard any certificate or statement to the contrary and withhold federal income tax.

     The exemption described above is not available to a Non-United States Holder that (a) owns 10% or more of Oncor's stock, either actually or by application of constructive ownership rules, or (b) is a controlled foreign corporation related to Oncor through stock ownership. Oncor will withhold federal income tax at the rate of 30% (or lower treaty rate, if applicable) in the case of interest payments to holders described in this paragraph.

         Sale, Exchange and Retirement of the New Notes

     A Non-United States Holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale, exchange or retirement of a New Note (including a deemed disposition for United States federal income tax purposes) unless (1) the gain is effectively connected with the holder's trade or business in the United States (discussed below); or (2) in the case of a Non-United States Holder who is an individual and holds the New Note as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met. However, any amount attributable to accrued but unpaid interest on the New Note will be treated in the same manner as payments of interest on the New Note made to the Non-United States Holder, as described above.

     NON-UNITED STATES HOLDERS ENGAGED IN A TRADE OR BUSINESS WITHIN THE UNITED STATES

         Payments of Interest

     Interest paid on a New Note that is effectively connected with the conduct by a Non-United States Holder of a trade or business in the United States is generally taxed at the graduated rates that are applicable to United States persons. In the case of a Non-United States Holder that is a corporation, effectively connected earnings and profits (which may include effectively connected interest received on the New Notes) that are not currently distributed may also be subject to the United States federal branch profits at a 30% rate, unless the tax is reduced or eliminated by an applicable income tax treaty. Oncor will not withhold United States federal income tax on interest paid on a New Note to a Non-United States Holder if the holder furnishes Oncor with IRS Form W-8ECI establishing that the interest is effectively connected. If a Non-United States Holder engaged in a trade or business within the United States receives interest that is not effectively connected with the trade or business,


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


the interest will be taxed in the manner described above in the case of Non-United States Holders who are not engaged in a trade or business within the United States.

         Sale, Exchange or Retirement of the New Notes

     Gain derived by a Non-United States Holder from the sale or other disposition (including a deemed disposition for United States federal income tax purposes) of a New Note that is effectively connected with the conduct by the holder of a trade or business in the United States is generally taxed at the graduated rates that are applicable to United States persons. In the case of a Non-United States Holder that is a corporation, effectively connected income may also be subject to the United States federal branch profits tax.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Payments to United States Holders of interest on, and the proceeds from the sale, retirement or other disposition of New Notes are subject to information reporting unless the holder establishes an exemption.

     Payments to United States Holders of interest on, or the proceeds from the sale, retirement, or other disposition of the New Notes may be subject to "backup withholding" tax if (a) the holder fails to certify his or her correct social security number or other taxpayer identification number ("TIN") to the payor responsible for backup withholding (for example, the Holder's securities broker) on IRS Form W-9 or a substantially similar form signed under penalty of perjury, or (b) the Internal Revenue Service notifies the payor that the holder is subject to backup withholding due to the holder's failure to properly report interest and dividends on his or her tax return. The backup withholding rate for 2002 and 2003 is 30%; for 2004 and 2005, 29%; for 2006 though 2010, 28%; and for
2011 and later years, 31%.

     Backup withholding does not apply to interest payments made to exempt recipients, such as corporations.

     Non-United States Holders will be subject to backup withholding and information reporting with respect to payments of principal or interest on the New Notes unless (i) the holder provides a properly completed and signed IRS Form W-8BEN (or acceptable substitute) and the payor does not have actual knowledge or reason to know that the form is incorrect, or (ii) the beneficial owner otherwise establishes an exemption.

     In addition, Non-United States Holders generally will not be subject to information reporting or backup withholding with respect to payments of principal or interest on the New Notes paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the holder, or with respect to the payment of the proceeds of the sale of New Notes to the holder by a foreign office of a broker. If, however, the foreign office acting for a Non-United States Holder is an office of a United States person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a United States trade or business, or a foreign partnership with certain connections to the United States, payments of principal, interest or proceeds will be subject to information reporting unless (i) the custodian, nominee, agent or broker has documentary evidence that the beneficial owner is not a United States person and certain other conditions are met, or (ii) the beneficial owner otherwise establishes an exemption. Payments that are subject to information reporting as described in the preceding sentence will not be subject to backup withholding unless the payor has actual knowledge or reason to know that the payee is a United States person.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a credit or a refund against the holder's United States federal income tax liability, if certain required information is provided to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

     As discussed under THE EXCHANGE OFFER in this prospectus, based on an interpretation of the staff of the SEC, New Notes issued pursuant to this exchange offer may be offered for resale and resold or otherwise transferred by a holder of such New Notes (other than any such holder which is an "affiliate" of Oncor within the meaning of Rule 405 under the Securities Act and except as otherwise discussed below with respect to holders which are broker-dealers) without compliance with the registration and prospectus delivery requirements of the Securities Act so long as such New Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of such New Notes.

     Each broker-dealer that receives New Notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. Oncor has agreed that, for a period of 90 days after the consummation of this exchange offer, Oncor will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     Oncor will not receive any proceeds from any sale of New Notes by broker-dealers.

     New Notes received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participated in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The accompanying Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days after the consummation of the registered exchange offer, Oncor will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. Oncor has agreed with the Initial Purchasers of the Old Notes to pay expenses incident to this exchange offer (including the expenses of one counsel for the holders of the Old Notes) other than commissions or commissions of any brokers or dealers and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     By acceptance of this exchange offer, each broker-dealer that receives New Notes for its own account pursuant to this exchange offer agrees that, upon receipt of notice from Oncor of the happening of any event which makes any statement in this prospectus untrue in any material respect or requires the making of any changes in the prospectus in order to make the statements therein not misleading (which notice Oncor agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend use of this prospectus until Oncor has amended or supplemented this prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented prospectus to such broker-dealer.

     The interpretation of the staff of the SEC referred to in the first paragraph of this section does not apply to, and this prospectus may not be used in connection with, the resale by any broker-dealer of any New Notes received in exchange for an unsold allotment of Old Notes purchased directly from Oncor.

                                     EXPERTS

     The combined financial statements of Oncor as of December 31, 2001 and 2000, and for the three years ended December 31, 2001, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein. Such combined financial statements have been included in this prospectus in reliance upon the report of such independent auditors given upon their authority as experts in accounting and auditing.


                            VALIDITY OF THE NEW NOTES


     Thelen Reid & Priest LLP, New York, New York, and Hunton & Williams, Dallas, Texas, will pass upon the validity of the New Notes for Oncor. However, all matters of Texas law will be passed upon only by Hunton & Williams, Dallas, Texas. At November 30, 2002, the fair market value of securities of TXU owned by attorneys at each of the firms of Hunton & Williams and Thelen Reid & Priest LLP participating in the representation of Oncor in connection with the preparation of this prospectus and the registration statement was approximately $163,750 and $95,000, respectively. Robert A. Wooldridge, a partner at Hunton & Williams, is a member of the governing board of certain subsidiaries of TXU Corp., including Oncor. Robert J. Reger, Jr., a partner at Thelen Reid & Priest LLP, is an officer and a member of the governing board of certain subsidiaries of TXU Corp.

                              FINANCIAL STATEMENTS


INDEX TO FINANCIAL STATEMENTS                                               PAGE
                                                                            ----

YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

      Independent Auditors' Report.........................................  F-2

      Statements of Combined Income for the years
      ended December 31, 2001, 2000 and 1999...............................  F-3

      Statements of Combined Cash Flows for the years
      ended December 31, 2001, 2000 and 1999...............................  F-4

      Combined Balance Sheets as of December 31, 2001 and 2000.............  F-5

      Statements of Combined Shareholder's Equity for the years
      ended December 31, 2001, 2000 and 1999...............................  F-6

      Notes to Financial Statements........................................  F-7

NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001

      Condensed Statements of Consolidated Income for the
      three and nine months ended September 30, 2002 and 2001.............. F-20

      Condensed Statements of Consolidated Comprehensive Income for the
      three and nine months ended September 30, 2002 and 2001.............. F-20

      Condensed Statements of Consolidated Cash Flows for the
      three and nine months ended September 30, 2002 and 2001.............. F-21

      Condensed Consolidated Balance Sheets as of September 30, 2002
      and December 31, 2001................................................ F-22

      Notes to Financial Statements........................................ F-23

INDEPENDENT AUDITORS' REPORT

Oncor Electric Delivery Company:

We have audited the accompanying combined balance sheets of Oncor Electric Delivery Company (Oncor) and the businesses that comprise Oncor, as of December 31, 2001 and 2000, and the related statements of combined income, cash flows and shareholder's equity for each of the three years in the period ended December 31, 2001. The combined financial statements include the accounts of Oncor and related businesses as discussed in Note 1 to the financial statements. These businesses were operated by subsidiaries of TXU Corp. under common ownership and common management for the periods presented. These financial statements are the responsibility of Oncor's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of Oncor and related businesses as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Dallas, Texas
April 15, 2002

                         ONCOR ELECTRIC DELIVERY COMPANY
                          STATEMENTS OF COMBINED INCOME


                                                                                    YEAR ENDED DECEMBER 31,
                                                                          ----------------------------------------------
                                                                           2001               2000                1999
                                                                           -----              ----                ----
                                                                                      MILLIONS OF DOLLARS

Operating revenues....................................................       2,314          $   2,081          $   1,931
                                                                             -----          ---------          ---------

Operating expenses
       Operation and maintenance......................................         920                811               710
       Depreciation and amortization..................................         239                232               211
       Income taxes...................................................         118                118               100
       Taxes other than income........................................         543                436               423
                                                                          --------          ---------          --------
          Total operating expenses....................................       1,820              1,597             1,444
                                                                          --------          ---------          --------

Operating income......................................................         494                484               487

Other income (deductions)
      Other income (deductions)-- net.................................           2                  3                17
      Income tax expense..............................................          (1)                (2)               (6)
                                                                          --------          ---------          --------
          Total other income (deductions).............................           1                  1                11
                                                                          --------          ---------          --------

Income before interest and other charges..............................         495                485               498

Interest income.......................................................                              1                 2

Interest expense and other charges
       Interest.......................................................         274                264               281
       Allowance for borrowed funds used during construction..........          (7)                (4)               (4)
                                                                          --------          ---------          --------
            Total interest expense and other charges..................         267                260               277
                                                                          --------          ---------          --------

Net income                                                               $     228          $     226          $    223
                                                                         =========          =========          ========

 See Notes to Financial Statements.

                         ONCOR ELECTRIC DELIVERY COMPANY
                        STATEMENTS OF COMBINED CASH FLOWS


                                                                                                  YEAR ENDED DECEMBER 31,
                                                                                           ---------------------------------
                                                                                            2001         2000           1999
                                                                                            ----         ----           ----
                                                                                                      MILLIONS OF DOLLARS

Cash flows-- operating activities
       Net income......................................................................    $   228      $   226     $   223
       Adjustments to reconcile net income to cash provided by operating activities:
            Depreciation and amortization .............................................        324          316         246
            Deferred income taxes and investment tax credits-- net ....................         33          (24)        137
          Changes in operating assets and liabilities:
            Accounts receivable........................................................        (23)         (27)         65
            Accounts payable-- affiliates..............................................         28          (60)         69
            Accounts payable-- trade...................................................         --            2          --
            Interest and taxes accrued.................................................         74            5         (79)
            Other-- net................................................................         11            3         (38)
                                                                                           -------      -------     -------
                   Cash provided by operating activities...............................        675          441         623
                                                                                           -------      -------     -------

Cash flows-- financing activities
       Increase in debt allocated from US Holdings.....................................        400          575          50
       Retirements/repurchases of debt allocated from US Holdings......................       (920)        (159)       (601)
       Repurchase of common stock of US Holdings allocated to Oncor....................       (455)        (248)       (226)
       Advances from affiliates-- net..................................................        964          (83)        686
       Debt premium, discount, financing and reacquisition expenses....................        (55)          (4)        (23)
                                                                                           -------      -------     -------
             Cash provided by (used in) financing activities...........................        (66)          81        (114)
                                                                                           --------     -------     --------

Cash flows-- investing activities
       Capital expenditures............................................................       (635)        (517)       (489)
       Other...........................................................................         39           12         (20)
                                                                                           -------      -------     -------
             Cash used in investing activities.........................................       (596)        (505)       (509)
                                                                                           -------      -------     -------

Net change in cash and cash equivalents................................................         13           17

Cash and cash equivalents-- beginning balance..........................................         22            5           5
                                                                                           -------      -------     -------

Cash and cash equivalents-- ending balance.............................................    $     35     $    22     $     5
                                                                                           ========     =======     =======

See Notes to Financial Statements.

                         ONCOR ELECTRIC DELIVERY COMPANY
                             COMBINED BALANCE SHEETS


                                                                DECEMBER 31,
                                                            --------------------
                                                              2001        2000
                                                              ----        ----
                          ASSETS                            MILLIONS OF DOLLARS
Current assets:
   Cash and cash equivalents.............................   $    35     $    22
   Accounts receivable...................................       131         108
   Materials and supplies inventories-- at average cost..        38          32
   Prepayments...........................................        29          26
   Other current assets..................................         7           5
                                                            -------     -------
       Total current assets..............................       240         193

Investments                                                      54          53
Property, plant and equipment-- net......................     5,802       5,445
Due from TXU Energy .....................................       787         182
Regulatory assets-- net..................................     1,605       2,266
Deferred debits and other assets.........................         7          10
                                                            -------     -------
       Total assets......................................   $ 8,495     $ 8,149
                                                            =======     =======

                  LIABILITIES AND SHAREHOLDER'S EQUITY

Current liabilities:
   Long-term debt due currently..........................   $   370     $   217
   Advances from affiliates..............................       108          842
   Accounts payable:
       Affiliates........................................        43          15
       Trade                                                     50          50
   Customer deposits.....................................        81          79
   Taxes accrued.........................................       170          88
   Accrued interest......................................        54          62
   Other current liabilities.............................       130          90
                                                            -------     -------
       Total current liabilities.........................     1,006       1,443

Accumulated deferred income taxes.........................    1,204       1,117
Investment tax credits....................................       79          85
Other deferred credits and noncurrent liabilities.........      223         220
Long-term debt, less amounts due currently................    3,282       2,752

Contingencies (Note 10)

Shareholder's equity......................................    2,701       2,532
                                                            -------     -------

       Total liabilities and shareholder's equity.........  $ 8,495     $ 8,149
                                                            =======     =======

   See Notes to Financial Statements.

                         ONCOR ELECTRIC DELIVERY COMPANY
                   STATEMENTS OF COMBINED SHAREHOLDER'S EQUITY


                                                                                    DECEMBER 31,
                                                                      ------------------------------------------
                                                                        2001            2000                1999
                                                                        ----           -----                ----
                                                                                 MILLIONS OF DOLLARS

Balance at beginning of year.......................................   $ 2,532           $ 2,554           $ 2,557
    Net income.....................................................       228               226               223
    Repurchase of common stock of US Holdings allocated to Oncor...      (455)             (248)             (226)
    Conversion of advances to capital..............................       396                 -                 -
                                                                      -------           -------           -------
Balance at end of year.............................................   $2,701            $ 2,532           $ 2,554
                                                                      ======            =======           =======

  See Notes to Financial Statements.

                         ONCOR ELECTRIC DELIVERY COMPANY
                          NOTES TO FINANCIAL STATEMENTS

1.  BUSINESS

     Oncor Electric Delivery Company (Oncor) was formed as a Texas corporation in the fourth quarter of 2001, originally as TXU Electric Delivery Company, and was renamed effective January 17, 2002. Oncor was created as a result of the deregulation of the electric utility industry in Texas, which became effective January 1, 2002. Oncor consists of the regulated electric transmission and distribution businesses transferred from TXU US Holdings Company (US Holdings), formerly TXU Electric Company, and TXU SESCO Company (TXU SESCO) effective January 1, 2002. Oncor is a wholly-owned subsidiary of US Holdings, which is a wholly-owned subsidiary of TXU Corp. (TXU).

     Oncor is a regulated electric utility engaged in the transmission and distribution of electric energy in the north-central, eastern and western parts of Texas. Oncor's transmission customers consist of municipalities, electric cooperatives and other distribution companies. Oncor's distribution customers consist of approximately 30 retail electric providers (REPs) in Oncor's certificated service area, including a subsidiary REP of TXU Energy Company LLC (TXU Energy), which is another wholly-owned subsidiary of US Holdings. Oncor is managed as a single, integrated electric energy delivery business; consequently, there are no separate reportable business segments.

     Business Restructuring -- Legislation was passed during the 1999 session of the Texas Legislature that restructures the electric utility industry in Texas (1999 Restructuring Legislation). Among other matters, the l999 Restructuring Legislation required that, by January 1, 2002, each electric utility separate (unbundle) its business into the following: power generation operations, a REP and a transmission and distribution (T&D) company or separate T&D companies. (See Note 3 for information concerning restructuring of the electric utility industry in Texas.) As a result, TXU restructured certain of its businesses as of January 1, 2002 and began to participate in retail competition in the Texas electricity market on January 1, 2002.

     As required by the 1999 Restructuring Legislation, US Holdings filed its business separation plan with the Public Utility Commission of Texas (PUCT). This business separation plan and the March 2000 application to the PUCT laid the foundation for US Holdings to take part in retail competition in the Texas electricity market as planned on January 1, 2002. In order to satisfy its obligations to unbundle its business pursuant to the 1999 Restructuring Legislation and consistent with its business separation plan as amended and approved by the PUCT on October 31, 2001, as of January 1, 2002, US Holdings transferred:

     O    its regulated electric T&D business to Oncor;

     O    its unregulated electric power generation business to TXU Energy; and

     O    its retail customers to an unregulated subsidiary REP of TXU Energy.

     Also, on January 1, 2002 the regulated electric T&D business of TXU SESCO was transferred to Oncor.

     The relationships of the entities affected by the restructuring and their rights and obligations with respect to their collective assets and liabilities are contractually described in a master separation agreement executed in December 2001 (Business Separation Agreement).

     The diagrams below summarize TXU's principal US legal entities and their relationships before and after the restructuring.

CHART
Organization Chart with 2 columns
Left Column
Title (centered over column) - Before Restructuring
Top Box, centered, labeled - TXU
Next level - 2 boxes, labeled (left to right) - TXU Gas Company, TXU Electric Company
Next level - 1 box (under first box), labeled - TXU Energy Trading Company

Right Column
Title (centered over column) - After Restructuring
Top box, centered, labeled - TXU
Next level - 2 boxes, labeled (left to right) - TXU Gas Company, US Holdings* Next level - 2 boxes under second box, labeled (left to right) - TXU Energy, Oncor
Next level - 3 boxes under first box, labeled (left to right) - TXU Generation Holdings Company LLC, TXU Energy Trading Company LP, TXU Energy Retail Company LP

-------------------
*Formerly TXU Electric Company

                               [Graphic Omitted]

     Basis of Presentation and Combination -- The businesses that form Oncor were operated as fully integrated utilities of US Holdings and TXU SESCO.

     Effective January 1, 2002, the T&D operations of US Holdings were unbundled and combined with the T&D operations of TXU SESCO to form Oncor. The combined financial statements of Oncor present the historical financial position, results of operations and cash flows of the T&D operations of US Holdings and TXU SESCO that were combined. These businesses were operated by subsidiaries of TXU under common ownership and common management for the periods presented.

     The financial information of US Holdings' T&D business included in the combined financial statements was derived from the historical financial statements of US Holdings. US Holdings maintained expense accounts for each of its component operations. However, revenues of US Holdings consisted of a bundled rate for all operations combined. Historical Oncor revenues were determined by unbundling the T&D component of revenues from US Holdings' bundled rate charged to customers. Allocation of revenues between TXU Energy and Oncor also reflected consideration of return on invested capital, which is regulated for Oncor. Expenses related to operations and maintenance and depreciation and amortization, as well as assets, such as property, plant and equipment, materials and supplies and fuel, were specifically identified by component operation and disaggregated. Various allocation methodologies were used to disaggregate common expenses, assets and liabilities between US Holdings' generation and T&D operations. Interest and other financing costs were determined based upon debt allocated. In connection with the Business Separation Agreement, Oncor and TXU Energy have agreed on how the related advances and intercompany accounts will be settled. This resulted in the reclassification of $437 million as an intercompany receivable from TXU Energy, to be paid over the term of the securitization bonds (see Note 3), with an offset to advances from affiliates. The amounts for prior years have been reclassified to conform to the current proposed settlement terms. There was no effect on earnings or shareholder's equity as a result of such reclassification. Certain other reclassifications have been made to the prior year assets, liabilities and cash flows to conform to the current year presentation.

     The financial information of TXU SESCO's T&D business included in the combined financial statements was derived from the separate historical financial statements of TXU SESCO.

     Certain expenses of US Holdings were not allocated to either Oncor or TXU Energy. These consisted primarily of legal, consulting and other costs associated with the restructuring of US Holdings ($25 million in 2001 and

$36 million in 2000), as well as interest expense and preferred stock dividends related to debt and preferred stock, respectively, that will remain at US Holdings ($24 million in 2001, $23 million in 2000 and $24 million in 1999).

     Management believes that the allocation methodologies used are reasonable. Had Oncor actually existed as a separate entity, its results of operations and financial position could have differed materially from those included in the combined financial statements included herein. In addition, future results of Oncor's operations and financial position could differ materially from the historical results presented.

     The Business Separation Agreement provides, in general, that the economic impacts of the transition from a regulated to a competitive environment will be borne by TXU Energy, including stranded costs as finally determined and other related items. Oncor will collect from (or refund to) REPs, through a non-bypassable tariff (or credit), amounts associated with the unregulated business' transition to competition and remit to (or collect from) TXU Energy any such amounts which have not been securitized. These combined financial statements reflect the transfer from TXU Energy to Oncor of all regulatory assets and liabilities that would be subject to finalization at true-up of stranded costs, as required by the 1999 Restructuring Legislation, with a corresponding amount recorded as due from or to TXU Energy. Any changes to the regulatory assets and liabilities and any final determination of stranded costs at true-up will result in adjustments to the amount due from or to TXU Energy and will be reflected in earnings of TXU Energy as an extraordinary item in accordance with Statement of Financial Accounting Standards (SFAS) No. 101 "Regulated Enterprises - Accounting for the Discontinuation of Application of FASB Statement No. 71." (see Regulatory Settlement Plan in Note 3.)

2.  SIGNIFICANT ACCOUNTING POLICIES

     Combination -- The combined financial statements were prepared on the basis described above and are in conformity with accounting principles generally accepted in the United States of America. All intercompany items and transactions between the combined companies have been eliminated. All dollar amounts in the financial statements and notes to financial statements are stated in millions of US dollars unless otherwise indicated.

     Comprehensive Income -- There were no items affecting comprehensive income for the periods reported; therefore, comprehensive income is the same as net income.

     Use of Estimates -- The preparation of Oncor's financial statements requires management to make estimates and assumptions about future events that affect the reporting and disclosure of assets and liabilities at the balance sheet dates and the reported amounts of revenue and expense during the periods. In the event estimates or assumptions prove to be different from actual amounts, adjustments are made in subsequent periods to reflect more current information. In addition, see Note 1 for discussion of estimates used and methodologies employed to derive the combined financial statements.

     System of Accounts -- The accounting records of Oncor are maintained in accordance with the Federal Energy Regulatory Commission's Uniform System of Accounts as adopted by the PUCT.

     Goodwill -- Goodwill represents the excess of the purchase price paid over the estimated fair value of the assets acquired and liabilities assumed for each company acquired and was amortized over 40 years. Annual goodwill amortization of $0.8 million ceased after December 31, 2001 and remaining goodwill is subject to an impairment-based review procedure. (See Changes in Accounting Standards below.) At December 31, 2001 and 2000, goodwill of $25 million and $26 million, respectively, is included in investments and is stated net of accumulated amortization of $7 million and $6 million, respectively.

     Property, Plant and Equipment -- T&D property, plant and equipment is stated at original cost. The cost of T&D property additions includes labor and materials, applicable overhead and payroll-related costs and an allowance for funds used during construction (AFUDC). Other property is stated at cost.

     Allowance For Funds Used During Construction -- AFUDC is a regulatory accounting procedure whereby amounts based upon interest charges on borrowed funds and a return on equity capital used to finance construction are added to utility plant being constructed. Oncor used AFUDC rates of 6.6% in 2001 and 9.0% in 2000 and 1999.

     Valuation of Long-Lived Assets -- Oncor evaluates the carrying value of long-lived assets to be held and used when events and circumstances warrant such a review. The carrying value of long-lived assets would be considered impaired when the projected undiscounted cash flows are less than the carrying value. In that event, a loss would be recognized based on the amount by which the carrying value exceeds the fair market value. Fair market value is determined primarily by available market valuations or, if applicable, discounted cash flows. See Changes in Accounting Standards below for a discussion of changes in valuation criteria for long-lived assets effective January 1, 2002.

     Regulatory Assets and Liabilities -- The combined financial statements of Oncor reflect regulatory assets and liabilities under cost-based rate regulation in accordance with SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation." The regulatory assets and liabilities include those that arose from US Holdings' and TXU SESCO's T&D operations and those assigned from US Holdings that arose from generation operations. (See Note 3.)

     Revenue Recognition -- Electric T&D sales revenues are recognized when services are provided to customers on the basis of periodic cycle meter readings and include an estimated accrual for the value of electricity delivery service from the meter reading date to the end of the period.

     Depreciation of Property, Plant and Equipment -- Depreciation of electric utility plant is generally based upon an amortization of the original cost of depreciable properties on a straight-line basis over the estimated service lives of the properties. Depreciation of all other plant and equipment generally is determined by the straight-line method over the estimated useful life of the asset. Depreciation as a percent of average depreciable property approximated 2.9% for 2001, 2.9% for 2000 and 2.8% for 1999.

     Oncor capitalizes computer software costs in accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." These costs are being amortized over periods ranging from five to seven years.

     Income Taxes -- Oncor's operations are included in the consolidated federal income tax return of TXU, and federal income taxes are allocated to subsidiaries of TXU based upon their respective taxable income or loss. Investment tax credits are amortized to income over the estimated service lives of the properties. Deferred income taxes are provided for temporary differences between the book and tax basis of assets and liabilities. Certain provisions of SFAS
No. 109, "Accounting for Income Taxes", provide that regulated enterprises are permitted to recognize such deferred taxes as regulatory tax assets or tax liabilities if it is probable that such amounts will be recovered from, or returned to, customers in future rates.

     Cash Equivalents -- For purposes of reporting cash and cash equivalents, temporary cash investments purchased with a remaining maturity of three months or less are considered to be cash equivalents.

     Changes in Accounting Standards -- SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as extended by SFAS No. 137 and amended by SFAS No. 138, became effective for Oncor on January 1, 2001. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires the recognition of derivatives in the balance sheet and the measurement of those instruments at fair value.

     Oncor had no derivatives at December 31, 2001 and 2000. Therefore, adoption of SFAS No. 133 as of January 1, 2001 had no effect on its combined financial statements.

     SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", became effective for Oncor for transfers on or after April 1, 2001. SFAS No. 140 revises the standard for accounting for securitizations and other transfers of financial assets and collateral and requires additional disclosures, which have been incorporated in the financial statements. The adoption of SFAS No. 140 did not affect reported results.

     SFAS No. 141, "Business Combinations", became effective for Oncor on
July 1, 2001. SFAS No. 141 requires the use of the purchase method of accounting for business combinations initiated and completed after June 30, 2001 and eliminates the use of the pooling-of-interests method.

     SFAS No. 142, "Goodwill and Other Intangible Assets", became effective for Oncor on January 1, 2002. SFAS No. 142 requires, among other things, the allocation of goodwill to reporting and the discontinuance of goodwill amortization.

     In addition, SFAS No. 142 requires completion of a transitional goodwill impairment test within six months from the date of adoption. It establishes a new method of testing goodwill for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. Any goodwill impairment loss during the transition period will be recognized as the cumulative effect of a change in accounting principle. Subsequent impairments, if any, will be recorded in operations.

     SFAS No. 143, "Accounting for Asset Retirement Obligations", will be effective for Oncor on January 1, 2003. SFAS No. 143 requires the recognition of a fair value liability for any retirement obligation associated with long-lived assets. The offset to any liability recorded is added to the previously recorded asset and the additional amount is depreciated over the same period as the long-lived asset for which the retirement obligation is established. SFAS
No. 143 also requires additional disclosures.

     SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", became effective for Oncor on January 1, 2002. SFAS No. 144 establishes a single accounting model, based on the framework established in SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", for long-lived assets to be disposed of by sale and resolves significant implementation issues related to SFAS No. 121.

     For standards not yet adopted, Oncor is evaluating the potential impact on its financial position and results of operations.

3. REGULATIONS, RATES AND RESTRUCTURING OF THE ELECTRIC UTILITY INDUSTRY
   IN TEXAS

     1999 RESTRUCTURING LEGISLATION -- Legislation passed during the 1999 session of the Texas Legislature restructured the electric utility industry in Texas and provided for a transition to competition. Among other matters with accounting consequences, the legislation:

     O provided that by January 1, 2002, each electric utility had to unbundle its business into the following units: a power generation company, a REP and a T&D company or separate T&D companies;

     O authorized competition beginning January 1, 2002 in the retail and generation markets for electricity;

     O provides for the recovery of generation-related regulatory assets and generation-related and purchased power-related costs that are in excess of market value (stranded costs);*

     O provides for a true-up in 2004 of stranded costs based on market determinations;* and

     O provides for a reduction in T&D rates (as a retail clawback) in certain circumstances described below.*

-------------------

* The application of these provisions to US Holdings will change in the event the settlement plan proposed to the PUCT is approved. See Regulatory Settlement Plan below.

     REGULATORY SETTLEMENT PLAN -- On December 31, 2001, US Holdings filed a settlement plan with the PUCT that, if approved, will resolve all major pending issues related to US Holdings' transition to competition and will supersede certain ongoing lawsuits and regulatory proceedings that are principally related to deregulation. The settlement plan has the endorsement of the major customer groups in the State of Texas. Parties to the settlement include the PUCT staff, the Office of Public Utility Counsel, a coalition of cities served by Oncor, Texas Industrial Energy Consumers, Texas Retailers Association, and a new REP for the state. The settlement plan does not remove regulatory oversight of Oncor's business. The settlement plan must be approved by the PUCT, which has held a hearing and has received briefs from the parties. A decision could be made as early as April 18, 2002. While Oncor is unable to predict the outcome of these proceedings, under the Business Separation Agreement, TXU Energy has agreed to hold Oncor harmless from the results of any disallowance of generation-related items, such as securitization of regulatory assets, stranded costs and fuel reconciliation. Oncor does not believe that its net financial results will be materially affected if the settlement plan is not approved.

     The major terms of the settlement plan relating to Oncor are:

     O Transmission and Distribution Rates -- In 2002, Oncor will implement an excess mitigation credit (EMC) in the amount of $350 million (plus interest), applied over a two-year period as a reduction to T&D rates charged to REPs. This amount reflects resolution of stranded cost mitigation, approximately $8.2 billion of fuel costs covering the period of July 1998 through 2001, the unrecovered fuel balance at December 31, 2001, and other items. Oncor's sole responsibility with respect to those matters will be to act as collection or disbursement agent, and Oncor has no rights or obligations with respect to any such amounts collected or refunded.

     O Regulatory Asset Securitization -- Oncor will receive a financing order authorizing it to issue securitization bonds in the aggregate amount of $1.3 billion to monetize and recover generation-related regulatory assets. The settlement provides that there will be an initial issuance of securitization bonds in the amount of up to $500 million upon approval of the settlement followed by a second issuance for the remainder after 2003. This settlement resolves all issues related to generation-related regulatory assets and liabilities.

     O Lawsuit and Regulatory Proceeding Resolution-- The parties agree to seek dismissal of a number of pending lawsuits and regulatory proceedings.

     IMPLEMENTATION OF THE 1999 RESTRUCTURING LEGISLATION -- As noted in the appropriate sections of the following discussion, the settlement plan filed with the PUCT by US Holdings, if adopted, will result in final determination concerning certain provisions of the legislation. If the settlement plan is not approved, certain other proceedings discussed below will not be resolved.

     Transmission and Distribution Rates -- All REPs operating in Oncor's certificated service area, including TXU Energy, pay the same rates and other charges for distribution services. All other distribution companies in ERCOT pay Oncor the same rates and other charges for transmission services. Oncor's distribution rates are based on amounts of energy delivered. Transmission rates are "postage stamp" rates that do not vary with the distance of energy transmitted. The transmission and distribution rates that are in effect as of January 1, 2002 for Oncor are based upon the resolution of US Holdings' rate case brought before the PUCT, which is discussed below.

     Mitigation (see Regulatory Settlement Plan above) -- From January 1, 1998 through June 30, 1999, US Holdings' earnings of $170 million in 1998 and $52 million in 1999 in excess of the regulatory earnings cap (mitigation) were recorded as additional depreciation of nuclear production assets. Effective July 1, 1999, following the 1999 Restructuring Legislation, all of US Holdings' and TXU SESCO's earnings in excess of the regulatory earnings cap of $92 million in 1999, $310 million in 2000 and $40 million in 2001 were recorded as a reduction of US Holdings' and TXU SESCO's revenues, with a corresponding regulatory liability recorded.

     On June 4, 2001, the PUCT issued an interim order that addressed Oncor's charges for T&D service when retail competition would begin. Among other things, that interim order and subsequent final order issued on October 3, 2001 required Oncor to refund through reduced rates (which will necessitate a corresponding reimbursement from TXU Energy), over the period from 2002-2008, both the 1998-2000 earnings in excess of the regulatory earnings cap and an estimate of the 2001 earnings in excess of the regulatory earnings cap. On June 20, 2001, US Holdings filed a petition with the Texas Supreme Court, requesting that the Court issue a writ of mandamus compelling the PUCT to vacate the portions of its orders that require US Holdings to halt mitigation of stranded costs and reverse the stranded cost mitigation already taken. On December 31, 2001, the Supreme Court of Texas denied the petition. The PUCT's decision continues to be under appeal to the Travis County, Texas District Court.

     Stranded Cost Recovery (see Regulatory Settlement Plan above) -- In October 1999, US Holdings filed an application with the PUCT for a financing order (Docket No. 21527) to permit the issuance by a special purpose entity of $1.65 billion of transition bonds secured by payment in the form of a non-bypassable charge from retail customers. On May 1, 2000, the PUCT signed a final order rejecting US Holdings' request for the $1.65 billion and authorized only $363 million. US Holdings filed an appeal on May 2, 2000, with the Travis County, Texas District Court. On September 7, 2000, the District Court issued a final judgment that reversed part of the PUCT's financing order, affirmed other aspects of the PUCT's financing order, and ordered the case remanded to the PUCT for further proceedings consistent with the judgment. US Holdings and various other parties appealed this judgment directly to the Supreme Court of Texas. On June 6, 2001, the Supreme Court of Texas issued what US Holdings believes is a favorable ruling that should allow Oncor to issue transition bonds of approximately $1.3 billion. On October 18, 2001, the Supreme Court remanded the case to the PUCT for determination of the final amount of permitted securitization. The PUCT has begun the remand proceeding (Docket No. 24892). Oncor cannot predict when it will be completed, but is prepared to move quickly in connection with the issuance of transition bonds once a final financing order is issued by the PUCT. If the regulatory settlement plan described above is approved by the PUCT, issues involving securitization will be resolved.

     As noted above, the principal and interest on the transition bonds would be secured by payments from retail consumers designed to enable recovery of generation-related regulatory assets and other qualified costs. These regulatory assets have a carrying value of approximately $1.84 billion. Once transition bonds are issued, the full amount of the regulatory assets will be amortized to expense by Oncor over the life of the transition bonds. Any amount of the $1.84 billion which is in excess of the cash flows from transition bonds will be expensed at the time such shortfall, if any, is determined.

     OPEN-ACCESS TRANSMISSION -- At the federal level, Federal Energy Regulatory Commission (FERC) Order No. 888 requires all FERC-jurisdictional electric public utilities to offer third parties wholesale transmission services under an open-access tariff.

     On January 3, 2002, the Supreme Court of Texas issued a mandate affirming the judgment of the Court of Appeals that held that the pricing provisions of the PUCT's open access wholesale transmission rules, which had mandated the use of a particular rate setting methodology, were invalid because they exceeded the statutory authority of the PUCT. On January 10, 2002, Reliant Energy Incorporated and the City Public Service Board of San Antonio each filed lawsuits in the Travis County, Texas District Court against the PUCT and each of the entities to whom they had made payments for transmission service under the invalidated pricing rules for the period January 1, 1997 through August 31, 1999, seeking declaratory orders that, as a result of the application of the invalid pricing rules, the defendants owe unspecified amounts. US Holdings and TXU SESCO are named defendants in both suits. Oncor is unable to predict the outcome of this litigation.

4.  SHORT-TERM FINANCING

     Oncor is provided short-term financing by TXU or affiliated companies. Oncor had short-term advances from affiliates of $108 million and $842 million as of December 31, 2001 and 2000, respectively. Average short-term borrowings outstanding from affiliates were $475 million and $859 million during 2001 and 2000, respectively. Weighted average interest rates on advances were 3.08% and 7.36% on December 31, 2001 and 2000, respectively.

5.   LONG-TERM DEBT

      Long-term debt represents the portion of US Holdings' debt outstanding during the periods that was allocated to Oncor. Interest expense on the allocated debt reflects interest associated with the historical debt of US Holdings supporting the T&D business, primarily using a blend of prevailing short-term and long-term weighted-average interest rates.

                                                                                DECEMBER 31,
                                                                        -------------------------
                                                                            2001             2000
                                                                        --------         --------
First Mortgage Bonds:
       Fixed rate (6.25% to 8.875% due 2002 to 2025)...............       $1,978           $2,251
       Variable rate (2.47% due 2003)..............................          400              575
Long-term advances from affiliates.................................        1,200                -
Other  ............................................................           74              143
                                                                        --------         --------
             Total long-term debt..................................        3,652            2,969
Less amounts due currently.........................................          370              217
                                                                        --------         --------
             Total long-term debt, less amounts due currently......       $3,282           $2,752
                                                                        ========         ========

      US Holdings' first mortgage bonds are secured by a mortgage with a major financial institution. Upon transfer of US Holdings' T&D assets to Oncor, Oncor assumed US Holdings' mortgage and the first mortgage bonds outstanding thereunder.

      At December 31, 2001, $1.2 billion of advances from affiliates have been classified as long-term debt because Oncor currently anticipates refinancing these borrowings with long-term debt to be issued during 2002. Oncor has no obligation to repay and does not anticipate repayment of these advances within 12 months should the refinancing not occur. The interest rate on long-term advances from affiliates was 3.08% as of December 31, 2001.

      Sinking fund and maturity requirements for the years 2002 through 2006 under long-term debt instruments outstanding at December 31, 2001 were as follows:


             2002.......................................          $370
             2003.......................................           704
             2004.......................................           220
             2005.......................................            92
             2006.......................................             -

6.   SHAREHOLDER'S EQUITY

      Oncor was formed as a Texas corporation in November 2001. As of December 31, 2001, Oncor had 100 million shares of no par value common stock authorized, and 1,000 shares of common stock issued and outstanding.

      As part of its restructuring, US Holdings determined that the initial capitalization of Oncor at January 1, 2002 should consist of approximately 40% shareholder's equity and 60% debt (total debt and advances from affiliates) to match the capital structure upon which the T&D rates approved by the PUCT are based. Accordingly, $396 million of advances from affiliates were converted to capital during 2001.

7.   INCOME TAXES

      The components of income tax expense are as follows:

                                                                                                YEAR ENDED DECEMBER 31,
                                                                                        ----------------------------------
                                                                                         2001           2000          1999
                                                                                        ------         -----         -----
Charged (credited) to operating expenses:
    Current:
         Federal..............................................................           $  83         $ 135         $ (38)
         State................................................................               1             7             1
                                                                                        ------         -----         -----
                  Total.......................................................              84           142           (37)
                                                                                        ------         -----         -----
    Deferred:
         Federal
             Depreciation differences and capitalized construction costs......              14            19            71
             Other............................................................              25           (38)           71
                                                                                        ------         -----         -----
                  Total.......................................................              39           (19)          142
                                                                                        ------         -----         -----
    Investment tax credits....................................................              (5)           (5)           (5)
                                                                                        ------         -----         -----
                  Total to operating expenses.................................             118           118           100
                                                                                        ------         -----         -----
Charged to other income:
         Current - Federal....................................................               1             2             6
                                                                                        ------         -----         -----
                       Total .................................................           $ 119         $ 120         $ 106
                                                                                        ======         =====         =====

      Reconciliation of income taxes computed at the US federal statutory rate to provision for income taxes:

                                                                                                YEAR ENDED DECEMBER 31,
                                                                                        ----------------------------------
                                                                                         2001           2000          1999
                                                                                        ------         -----         -----

Income before income taxes....................................................           $ 347         $ 346         $ 329
                                                                                        ======         =====         =====

Income taxes at the US federal statutory rate of 35%..........................           $ 121         $ 121         $ 115
      Amortization of investment tax credits..................................              (5)           (5)           (5)
      Other...................................................................               3             4            (4)
                                                                                        ------         -----         -----
Income tax expense............................................................           $ 119         $ 120         $ 106
                                                                                        ======         =====         =====

 Effective tax rate...........................................................              34%           35%           32%

      The components of Oncor's deferred tax assets and deferred tax liabilities are as follows:

                                                                                                    DECEMBER 31,
                                                                 -----------------------------------------------------------------
                                                                                  2001                           2000
                                                                 --------------------------------   ------------------------------
                                                                 TOTAL      CURRENT    NONCURRENT    TOTAL     CURRENT  NONCURRENT
                                                                 ------     -------    ----------   ------     -------  ----------
DEFERRED TAX ASSETS
    Alternative minimum tax..............................        $   76     $           $    76     $  105     $          $  105
    Employee benefits....................................            74           -          74         66          -         66
    Deferred benefits of state income taxes..............            10           -          10         50          -         50
    Regulatory liability.................................           124           -         124        141          -        141
    Other................................................            99          15          84        102         14         88
                                                                 ------     -------    ----------   ------     -------  ----------
          Total deferred tax assets......................           383          15         368        464         14        450
                                                                 ------     -------    ----------   ------     -------  ----------
DEFERRED TAX LIABILITIES
    Depreciation differences and capitalized
        construction costs...............................           832           -         832        850          -        850
    Securitizable regulatory assets......................           633           -         633        559          -        559
    Deferred state income taxes..........................            18           -          18         96          -         96
    Other................................................           100          11          89         74         12         62
                                                                 ------     -------    ----------   ------     -------  ----------
          Total deferred tax liability...................         1,583          11       1,572      1,579         12      1,567
                                                                 ------     -------    ----------   ------     -------  ----------
    NET DEFERRED TAX (ASSET) LIABILITY ..................        $1,200     $    (4)    $ 1,204     $1,115     $   (2)    $1,117
                                                                 ======     =======    =========    ======     =======  ==========
                                                                                               DECEMBER 31,
                                                                 -------------------------------------------------------------------
                                                                                  2001                           2000
                                                                 --------------------------------   --------------------------------
                                                                   NET         NET         NET        NET         NET        NET
                                                                 CURRENT     CURRENT    NONCURRENT  CURRENT     CURRENT   NONCURRENT
                                                                  ASSET     LIABILITY   LIABILITY    ASSET     LIABILITY  LIABILITY
                                                                 ------     ---------   ----------  -------    ---------  ----------
SUMMARY OF DEFERRED INCOME TAXES
    US Federal...........................................        $    4     $           $   1,192   $          $     2    $  1,026
    State................................................             -           -            12        4           -          91
                                                                 ------     ---------   ----------  -------    ---------  ----------
         Total...........................................        $    4     $     -     $   1,204   $    4     $     2    $  1,117
                                                                 ======     =========   ==========  =======    =========  ==========


      At December 31, 2001, Oncor had approximately $76 million of alternative minimum tax credit carryforwards available to offset future tax payments.

      Oncor's income tax returns are subject to audit by applicable tax authorities. The IRS is currently examining the returns of TXU and its subsidiaries for the tax years ended 1993 through 1997. In management's opinion, an adequate provision has been made for any future taxes that may be owed as a result of any audits.

8.   RETIREMENT PLANS AND OTHER POSTRETIREMENT BENEFITS

      Oncor is a participating employer in the TXU Retirement Plan (Retirement
Plan), a defined benefit pension plan sponsored by TXU. The Retirement Plan is a qualified pension plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (Code), and is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA). Employees are eligible to participate in the Retirement Plan upon their completion of one year of service and the attainment of age 21. All benefits are funded by the participating employers. The Retirement Plan provides benefits to participants under one of two formulas: (i) a cash balance formula under which participants earn monthly contribution credits based on their compensation and years of service, plus monthly interest credits, or (ii) a traditional defined benefit formula based on years of service and the average earnings of the three years of highest earnings. At December 31, 2001, the fair value of Retirement Plan assets was $3.3 billion and the total of pension obligations, including net actuarial losses, was $3.0 billion, discounted at 7.5%.

      All eligible employees hired after January 1, 2002 will participate under the cash balance formula. Certain employees who, prior to January 1, 2002, participated under the traditional defined benefit formula, continue their participation under that formula. Under the cash balance formula, future increases in earnings will not apply to prior service costs. It is TXU's policy to fund the plans on a current basis to the extent deductible under existing federal tax regulations. Such contributions, when made, are intended to provide not only for benefits attributed to service to date, but also those expected to be earned in the future.

       The allocated net periodic pension cost (benefit) applicable to Oncor was $(14) million for 2001, $(15) million for 2000 and $8 million for 1999. Estimated accrued pension cost applicable to Oncor as of December 31, 2001 and 2000 was $25 million and $41 million, respectively. Contributions were $1 million, $1 million and $14 million in 2001, 2000 and 1999, respectively.

      In addition, Oncor's employees are eligible to participate in a qualified savings plan, the TXU Thrift Plan (Thrift Plan). This plan is a participant-directed defined contribution profit sharing plan qualified under
Section 401(a) of the Code, and is subject to the provisions of ERISA. The Thrift Plan includes an employee stock ownership component. Under the terms of the Thrift Plan, as amended effective January 1, 2002, employees who do not earn more than the IRS threshold compensation limit used to determine highly compensated employees may contribute, through pre-tax salary deferrals and/or after-tax payroll deductions, a specified amount of compensation ranging from 1% to 20%. Employees who earn more than such threshold may contribute from 1% to 16% of their compensation. Employer matching contributions are also made in an amount equal to 100% of employee contributions up to 6% of compensation for employees who participate under the cash balance formula of the Retirement Plan, and 75% of employee contributions up to 6% of compensation for employees who participate under the traditional defined benefit formula of the Retirement Plan. Employer matching contributions are invested in TXU common stock. Contributions to the Thrift Plan by TXU aggregated $16 million for 2001 and $15 million for 2000 and 1999.

      In addition to the Retirement Plan and the Thrift Plan, Oncor participates with TXU and certain other affiliated subsidiaries of TXU to offer certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees from TXU. For employees retiring on or after January 1, 2002, the retiree contributions required for such coverage vary based on a formula depending on the retiree's age and years of service. The estimated net periodic postretirement benefit cost related to Oncor for these plans was $27 million in 2001, $27 million in 2000 and $44 million in 1999. Estimated accrued postretirement benefits obligations as of December 31, 2001 and 2000 were $115 million and $108 million, respectively. Contributions paid by Oncor to fund postretirement benefits other than pensions were $20 million, $19 million and $21 million in 2001, 2000 and 1999, respectively. At December 31, 2001, the fair value of assets of the TXU plan was $190 million, and the total of benefit obligations, including net actuarial gains and losses, was $506 million.

      The liabilities for accrued pension cost and accrued post-retirement benefits cost were based on estimates of retired employees by company. The estimated liabilities for accrued pension cost and accrued postretirement benefits cost recorded may be subject to revision based on the final actuarial determinations, resulting in an increase or decrease in advances to or from affiliates.

9.   FAIR VALUE OF FINANCIAL INSTRUMENTS

      The carrying amounts and related estimated fair values of Oncor's significant financial instruments as of December 31, 2001 were as follows:

                                                                                    DECEMBER 31, 2001     DECEMBER 31, 2000
                                                                                   -------------------   -------------------
                                                                                   CARRYING      FAIR     CARRYING      FAIR
                                                                                    AMOUNT      VALUE      AMOUNT      VALUE
                                                                                   --------    -------    --------    ------
  ON BALANCE SHEET LIABILITIES:
     Long-term debt (including current maturities)..............................    $3,652     $3,682      $2,969     $2,991


      The fair values of long-term debt are estimated at the lesser of either the call price or the market value as determined by quoted market prices, where available, or, where not available, at the present value of future cash flows discounted at rates consistent with comparable maturities with similar credit risk. The carrying amounts for financial assets and liabilities classified as current approximate fair value due to the short maturity of such instruments.

10.  COMMITMENTS AND CONTINGENCIES

      Leases -- Oncor has entered into operating leases covering various facilities and properties including transportation equipment, data processing equipment and office space. Certain of these leases contain renewal and purchase options and residual value guarantees. Lease costs charged to operating expense for 2001, 2000 and 1999 were $15 million, $16 million and $15 million, respectively.

      Future minimum lease commitments under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 2001, were as follows:

           YEAR
           2002..................................................       $ 4
           2003..................................................         4
           2004..................................................         3
           2005..................................................         3
           2006..................................................         3
           Thereafter............................................        15
                                                                        ---
                Total future minimum lease payments..............       $32
                                                                        ===

      Subsequent to December 31, 2001, Oncor entered into a twelve-year operating lease agreement for office facilities effective August 1, 2002. Minimum lease commitments under this agreement are $1 million beginning in 2004, $3 million each year in 2005 and 2006, and $22 million thereafter.

      Legal Proceedings -- On November 21, 2000, the City of Denton, Texas and other Texas cities filed suit in the 134th Judicial District Court of Dallas County, Texas against US Holdings, TXU Gas Company and TXU. The petition alleges claims for breach of contract, negligent representation, fraudulent inducement of contract, breach of duty of good faith and fair dealing and unjust enrichment related to the defendants' alleged exclusion of certain revenues from the cities' franchise fee base. Oncor assumed the obligations of US Holdings in connection with this lawsuit pursuant to the Business Separation Agreement. No specified damages have been alleged. On January 31, 2002, US Holdings, TXU Gas Company and TXU entered into a Memorandum of Understanding with the plaintiffs to settle this lawsuit, subject to the execution of a definitive settlement agreement. Oncor believes the allegations in this suit are without merit and intends to vigorously defend this suit if no settlement is reached, and management does not believe the ultimate resolution of this suit will have a material effect on Oncor's financial position, results of operation or cash flows.

      General -- Oncor is involved in various other legal and administrative proceedings, the ultimate resolution of which, in the opinion of management, should not have a material effect upon its financial position, results of operations or cash flows.

11.  SUPPLEMENTARY FINANCIAL INFORMATION

      Credit Risk -- Credit risk relates to the risk of loss that Oncor would incur as a result of nonpayment by its customers. Following deregulation, Oncor's customers consist primarily of REPs. As a requisite for obtaining and maintaining certification, a REP must meet the financial resource standards established by the PUCT. REP certificates granted by the PUCT are subject to suspension and revocation for significant violation of the Public Utility Regulatory Act and PUCT rules. Significant violations include failure to timely remit payments for invoiced charges to a T&D utility pursuant to the terms of tariffs adopted by the PUCT. Additionally, the PUCT's ratemaking policies and practices permit recovery of annual bad debt charge-offs through approved tariffs. Since most of the T&D services provided and invoiced by Oncor are to its affiliated REPs, a material loss to Oncor arising from nonpayment by its customers is considered unlikely.

      Accounts Receivable -- At December 31, 2001 and 2000, accounts receivable are stated net of uncollectible accounts of $4 million and $2 million, respectively.

      Sale of Receivables -- Prior to January 1, 2002, US Holdings and TXU Gas Company sold certain customer accounts receivable to a wholly-owned, bankruptcy-remote unconsolidated subsidiary of TXU Corp. (TXU Receivables Company), which sells undivided interests in accounts receivable it purchases to financial institutions. As of January 1, 2002, the facility was amended to add TXU Energy Retail Company LP, TXU SESCO Energy Services Company and Oncor as qualified originators of accounts receivable under the program. TXU Receivables Company may sell up to an aggregate of $600 million in undivided interests in the receivables purchased from the originators under the program. As of December 31, 2001, Oncor's portion of US Holdings' receivables sold to TXU Receivables Company then outstanding under the program was $231 million. The receivables were sold in exchange for cash of $125 million and $104 million in subordinated notes issued to the originators, with $2 million representing costs of the program since inception in August 2001. Annualized costs of the program approximated 3.7% of the cash proceeds from the receivables sales. As of December 31, 2000, Oncor's portion of US Holdings' receivables sold under a prior facility was $110 million. The subordinated notes receivable from TXU Receivables Company are included in accounts receivables in the consolidated balance sheet.

      Property, Plant and Equipment --

                                                                              DECEMBER 31,
                                                                      --------------------------
                                                                        2001              2000
                                                                      -------            -------
Transmission.................................................         $ 1,982            $ 1,771
Distribution.................................................           6,138              5,831
Other  ......................................................             433                370
                                                                      -------            -------
        Total................................................           8,553              7,972
Less accumulated depreciation................................           2,922              2,704
                                                                      -------            -------
        Net of accumulated depreciation......................           5,631              5,268
Construction work in progress................................             149                155
Property held for future use.................................              22                 22
                                                                      -------            -------
        Net property, plant and equipment....................         $ 5,802            $ 5,445
                                                                      =======            =======


      Capitalized software costs of $131 million at December 31, 2001 are included in other property, plant and equipment. Amortization expense of $7 million and $12 million related to software costs was recorded in 2001 and 2000, respectively.

      Affiliate Transactions -- In addition to the accounts receivable program with TXU Receivables Company, Oncor enters into transactions with TXU and other affiliates. Interest expense related to advances from TXU and other affiliates was $40 million, $54 million and $43 million for 2001, 2000 and 1999, respectively. TXU, through an affiliate, billed Oncor $197 million, $176 million and $170 million for 2001, 2000 and 1999, respectively, for financial, accounting, information technology, environmental, procurement and personnel services and other administrative services at cost. Also, Oncor billed a net of $43 million, $74 million, and $94 million for 2001, 2000, and 1999, respectively, to TXU and other affiliates primarily for employee services and other administrative services at cost.

      Based on the Business Separation Agreement, Oncor has receivables due from TXU Energy arising from the restructuring of US Holdings to form Oncor and TXU Energy as follows (see Note 1):

      o Mitigation - Under the terms of the settlement plan discussed in Note 3, Oncor will implement an excess mitigation credit of $350 million with interest, to be returned to REPs, including TXU Energy, over a two-year period beginning January 1, 2002. TXU Energy will reimburse Oncor for the credit and related interest. Oncor's financial statements reflect the $350 million due from TXU Energy and a regulatory liability for the excess mitigation credit.

      o Securitization - Under the terms of the settlement plan, Oncor will issue securitization bonds of $1.3 billion. The incremental income taxes Oncor will pay on the revenue associated with the non-bypassable charge to customers related to the bonds will be reimbursed by TXU Energy. Therefore, Oncor's financial statements reflect a $437 million receivable from TXU Energy that will be extinguished as Oncor pays the related income taxes.

      Supplemental Cash Flow Information --

                                                                               YEAR ENDED DECEMBER 31
                                                                            -----------------------------
                                                                            2001        2000         1999
                                                                            ----        ----         ----
Cash payments/(refunds):
     Interest (net of AFUDC)..................................... .....     $261        $251        $282
     Income taxes................................................ .....       33         125         (33)
Non-cash financing activities:
    Conversion of advances to capital ........................... .....      396           -           -
    Non-cash advances from affiliates............................ .....     (101)         47         113


      Regulatory Assets and Liabilities -- Oncor's regulatory assets (liabilities) consist of those transferred from TXU Energy related to generation operations and those arising from its T&D operations.

                                                                                                       DECEMBER 31,
                                                                                                ----------------------
                                                                                                  2001           2000
                                                                                                -------        -------
         Under-recovered fuel.......................................................            $     -        $   852
         Mitigation.................................................................               (350)          (396)
         Investment tax credit related and protected excess deferred taxes..........                  -           (250)
         Other  ....................................................................                  -             49
                                                                                                -------        -------
                Total generation-related............................................               (350)           255
                                                                                                -------        -------
         Subject to securitization..................................................              1,841          1,865
                                                                                                -------        -------
         Securities reacquisition costs ............................................                116            128
         Other  ....................................................................                 (2)            18
                                                                                                -------        -------
                  Total T&D-related.................................................                114            146
                                                                                                -------        -------
                Net regulatory assets...............................................            $ 1,605        $ 2,266
                                                                                                =======        =======


                         ONCOR ELECTRIC DELIVERY COMPANY
                   CONDENSED STATEMENTS OF CONSOLIDATED INCOME
                                   (UNAUDITED)

                                                                             THREE MONTHS ENDED           NINE MONTHS ENDED
                                                                                 SEPTEMBER 30,              SEPTEMBER 30,
                                                                          ----------------------       -----------------------
                                                                             2002         2001           2002           2001
                                                                          ---------     --------       --------       --------
                                                                                                MILLIONS OF DOLLARS

Operating revenues................................................        $     557     $    650       $  1,551       $  1,655
                                                                          ---------     --------       --------       --------

Operating expenses................................................
      Operation and maintenance...................................              193          204            560            606
      Depreciation and amortization...............................               65           60            196            178
      Income taxes................................................               47           65            109             94
      Taxes other than income.....................................               97          139            284            388
                                                                          ---------     --------       --------       --------
            Total operating expenses..............................              402          468          1,149          1,266
                                                                          ---------     --------       --------       --------

Operating income..................................................              155          182            402            389

Interest income - affiliates......................................               11            -             34              -

Other income......................................................                -            1              2              4

Other deductions..................................................                1            2              4              5

Nonoperating income taxes.........................................                3            -              9              -

Interest expense and other charges................................               66           69            193            212
                                                                          ---------     --------       --------       --------
Net income                                                                $      96     $    112       $    232       $    176
                                                                          =========     ========       ========       ========


            CONDENSED STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME
                                   (UNAUDITED)

                                                                            THREE MONTHS ENDED                NINE MONTHS ENDED
                                                                              SEPTEMBER 30,                     SEPTEMBER 30,
                                                                         -----------------------          ------------------------
                                                                            2002          2001              2002            2001
                                                                         ---------      --------          --------        --------
                                                                                               MILLIONS OF DOLLARS

Net income.......................................................        $      96      $    112          $    232        $    176
                                                                         ---------      --------          --------        --------
Other comprehensive income (loss) -
  Net change during period, net of tax effect:
      Cash flow hedges:
           Net change in fair value of derivatives
              (net of tax benefit of $ -, $ -, $14, and $ -).....                -             -               (25)              -
                                                                         ---------      --------          --------        --------
              Total..............................................                -             -               (25)              -
                                                                         ---------      --------          --------        --------
Comprehensive income.............................................        $      96      $    112          $    207        $    176
                                                                         =========      ========          ========        ========


See Notes to Financial Statements.

                         ONCOR ELECTRIC DELIVERY COMPANY
                 CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
                                   (UNAUDITED)

                                                                                                              NINE MONTHS ENDED
                                                                                                                 SEPTEMBER 30,
                                                                                                         ---------------------------
                                                                                                          2002              2001
                                                                                                             MILLIONS OF DOLLARS
Cash flows - operating activities
      Net income................................................................................         $    232          $    176
      Adjustments to reconcile net income to cash provided by operating activities:
            Depreciation and amortization.......................................................              216               193
            Deferred income taxes and investment tax credits - net..............................              125               (23)
      Changes in operating assets and liabilities...............................................             (511)              122
                                                                                                         --------          --------
            Cash provided by operating activities...............................................               62               468
                                                                                                         --------          --------

Cash flows - financing activities
      Issuances of long-term debt...............................................................            2,200               400
      Retirements/repurchases of debt...........................................................             (580)             (175)
      Repurchase of common stock................................................................             (100)             (239)
      Net issuances of commercial paper.........................................................              103                 -
      Net change in advances from affiliates....................................................           (1,245)               34
      Debt premium, discount, financing and reacquisition expense...............................              (42)               (4)
                                                                                                         --------          ---------
            Cash provided by financing activities...............................................              336                16
                                                                                                         --------          --------

Cash flows - investing activities
      Capital expenditures......................................................................             (389)             (497)
      Other.....................................................................................              (43)               12
                                                                                                         ---------         --------
            Cash used in investing activities...................................................             (432)             (485)
                                                                                                         --------          --------

Net change in cash and cash equivalents.........................................................              (34)               (1)

Cash and cash equivalents - beginning balance...................................................               35                22
                                                                                                         --------          --------
Cash and cash equivalents - ending balance......................................................         $      1          $     21
                                                                                                         ========          ========


See Notes to Financial Statements.

                         ONCOR ELECTRIC DELIVERY COMPANY
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                                                  SEPTEMBER 30,           DECEMBER 31,
                                                                                       2002                   2001
                                                                                  ------------------------------------
                                                                                           MILLIONS OF DOLLARS
                                                ASSETS
Current assets
      Cash and cash equivalents.................................................  $      1                $     35
      Accounts receivable
            Affiliates..........................................................       277                       -
            Trade...............................................................        69                     131
      Materials and supplies inventories - at average cost......................        39                      38
      Due from TXU Energy.......................................................       197                     170
      Other current assets......................................................        58                      36
                                                                                  --------                --------
            Total current assets................................................       641                     410

      Investments...............................................................        54                      54
      Property, plant and equipment - net.......................................     6,003                   5,802
      Due from TXU Energy.......................................................       457                     617
      Regulatory assets - net...................................................     1,757                   1,605
      Deferred debits and other assets..........................................        36                       7
                                                                                  --------                --------
            Total assets........................................................  $  8,948                $  8,495
                                                                                  ========                ========
                        LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities
      Notes payable - commercial paper..........................................  $    103                $      -
      Long-term debt due currently..............................................       722                     370
      Advances from affiliates..................................................        30                     108
      Accounts payable
            Affiliates..........................................................         -                      43
            Trade...............................................................        36                      50
      Customer deposits.........................................................         2                      81
      Taxes accrued.............................................................       140                     170
      Accrued interest..........................................................        75                      54
      Other current liabilities.................................................        83                     130
                                                                                  --------                --------
            Total current liabilities...........................................     1,191                   1,006

Accumulated deferred income taxes...............................................     1,317                   1,204
Investment tax credits..........................................................        75                      79
Other deferred credits and noncurrent liabilities...............................       216                     223
Long-term debt, less amounts due currently......................................     3,341                   3,282

Contingencies (Note 6)

Shareholder's equity (Note 4)...................................................     2,808                   2,701
                                                                                  --------                --------

      Total liabilities and shareholder's equity................................  $  8,948                $  8,495
                                                                                  ========                ========


See Notes to Financial Statements.

                         ONCOR ELECTRIC DELIVERY COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)

1.   BUSINESS

      Oncor Electric Delivery Company (Oncor) was formed as a Texas corporation in the fourth quarter of 2001, originally as TXU Electric Delivery Company, and was renamed effective January 17, 2002. Oncor was created as a result of the restructuring of the electric utility industry in Texas, which became effective January 1, 2002. Oncor consists of the regulated electric transmission and distribution (T&D) businesses transferred from TXU US Holdings Company (US Holdings), formerly TXU Electric Company, and TXU SESCO Company (TXU SESCO) effective January 1, 2002. Oncor is a wholly-owned subsidiary of US Holdings, which is a wholly-owned subsidiary of TXU Corp.

      Oncor is a regulated utility engaged in the transmission and distribution of electric energy in the north-central, eastern and western parts of Texas. Oncor's transmission customers consist of municipalities, electric cooperatives and other distribution companies. Oncor's distribution customers consist of approximately 35 retail electric providers (REPs) in Oncor's certificated service area, including a subsidiary REP of TXU Energy Company LLC (TXU Energy), which is another wholly-owned subsidiary of US Holdings. Revenues from TXU Energy represent the substantial majority of Oncor's revenues. Oncor is managed as a single, integrated electric delivery business; consequently, there are no separate reportable business segments.

      BUSINESS RESTRUCTURING - Legislation was passed during the 1999 session of the Texas Legislature that restructured the electric utility industry in Texas (1999 Restructuring Legislation). As a result, TXU Corp. restructured certain of its businesses as of January 1, 2002. In order to satisfy its obligations to unbundle its business pursuant to the 1999 Restructuring Legislation and consistent with its business separation plan as approved by the Public Utility Commission of Texas (Commission), as of January 1, 2002, US Holdings transferred:

      o   its electric T&D assets to Oncor;

      o   its unregulated power generation assets to subsidiaries of TXU Energy;
          and

      o   its retail customers to an unregulated subsidiary REP of TXU Energy.

      Also, on January 1, 2002 the T&D assets of TXU SESCO, a subsidiary of TXU Corp., were transferred to Oncor.

      The relationships of the entities affected by the restructuring and their rights and obligations with respect to their collective assets and liabilities are contractually described in a master separation agreement executed in December 2001 (Business Separation Agreement).

2.   SIGNIFICANT ACCOUNTING POLICIES

      BASIS OF PRESENTATION - The T&D operations that were combined to form Oncor were part of fully integrated public utility businesses of subsidiaries of TXU Corp., under common ownership and control for the periods presented prior to January 1, 2002. The financial statements of Oncor as of December 31, 2001 and for the three and nine months ended September 30, 2001 present the financial position, results of operations and cash flows of the combined T&D operations of US Holdings and TXU SESCO. The financial statements for periods subsequent to January 1, 2002 present Oncor's actual operating results. Effective January 1, 2002, in connection with the transfer of US Holdings' retail customers to an unregulated subsidiary REP of TXU Energy, certain assets and liabilities relating to the retail function, which had been previously integrated with Oncor's regulated operations, were transferred from Oncor to TXU Energy.

      The prior year financial information for Oncor includes information derived from the historical financial statements of US Holdings. Reasonable allocation methodologies were used to unbundle the financial statements of US Holdings between its power generation and T&D operations. Allocation of revenues reflected consideration of return on invested capital, which continues to be regulated for the T&D operations. US Holdings maintained expense accounts for each of its component operations. Costs of energy and expenses related to operations and maintenance and depreciation and amortization, as well as assets, such as property, plant and equipment, materials and supplies and fuel, were specifically identified by component operation and disaggregated. Various allocation methodologies were used to disaggregate revenues, common expenses, assets and liabilities between US Holdings' power generation and T&D operations. Interest and other financing costs were determined based upon debt allocated. Had the unbundled T&D operations of US Holdings actually existed as a separate entity, its results of operations could have differed materially from those included in the historical financial statements presented herein.

      The condensed consolidated financial statements of Oncor have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP). In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results of operations and financial position have been included therein. Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with US GAAP have been omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The results of operations for an interim period may not give a true indication of results for the full year. Certain previously reported amounts have been reclassified to conform to current classifications. All intercompany items and transactions between the combined companies have been eliminated. All dollar amounts in the financial statements and notes to financial statements are stated in millions of US dollars unless otherwise indicated.

      REVENUE RECOGNITION -- Electric T&D fees are recognized when services are provided to customers on the basis of periodic cycle meter readings and include an estimated accrual for the value of electricity delivery fees from the meter reading date to the end of the period.

      INCOME TAXES - Oncor is included in the consolidated federal income tax return of TXU Corp. and its subsidiary companies. Oncor uses the separate return method to compute its income tax provision. Because of the alternative minimum tax (AMT), differences may arise between the consolidated federal income tax liability of TXU Corp. and the aggregated separate tax liability of the group members. In instances where this occurs, the difference is allocated pro-rata to those companies that generated AMT on a separate company basis.

      CHANGES IN ACCOUNTING STANDARDS - Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets," became effective on January 1, 2002. SFAS No. 142 requires, among other things, the allocation of goodwill to reporting units based upon the current fair value of the reporting units, and the discontinuance of goodwill amortization. The amortization of Oncor's existing goodwill ($0.8 million annually) ceased effective January 1, 2002.

      In addition, SFAS No. 142 required completion of a transitional goodwill impairment test within six months from the date of adoption. It established a new method of testing goodwill for impairment on an annual basis, or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. Oncor completed the transitional impairment test in the second quarter of 2002, the results of which indicated no impairment of goodwill. If goodwill amortization had ceased effective January 1, 2001, there would not have been a material effect on net income for the three or nine month periods ended September 30, 2001. The annual test for impairment will be made as of October 1 each year.

      SFAS No. 143, "Accounting for Asset Retirement Obligations," will be effective on January 1, 2003. SFAS No. 143 requires the recognition of a fair value liability for any retirement obligation associated with long-lived assets. SFAS No. 143 also requires additional disclosures. Oncor will conform its accounting for asset retirement obligations to the new standard effective with 2003 reporting.

      SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," became effective on January 1, 2002. SFAS No. 144 establishes a single accounting model, based on the framework established in SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," for long-lived assets to be disposed of by sale, resolves significant implementation issues related to SFAS No. 121 and establishes new rules for reporting of discontinued operations. The adoption of SFAS No. 144 by Oncor has not affected its financial position or results of operations.

      SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections," was issued in April 2002 and will be effective on January 1, 2003. One of the provisions of this statement is the rescission of SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt." Any gain or loss on the early extinguishment of debt that was classified as an extraordinary item in prior periods in accordance with

SFAS No. 4 will be reclassified if it does not meet the criteria of an extraordinary item as defined by Accounting Principles Board Opinion 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions."

      SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," was issued in June 2002 and will be effective on January 1, 2003. SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity be recognized only when the liability is incurred and measured initially at fair value.

       For accounting standards not yet adopted or implemented, Oncor is evaluating the potential impact on its financial position and results of operations.

3.   FINANCING ARRANGEMENTS

      CREDIT FACILITIES - TXU Corp., US Holdings, Oncor and TXU Energy had credit facilities (some of which provide for long-term borrowings) available as follows:



                                                                                              CREDIT FACILITIES
                                                                        ------------------------------------------------------------
                                                                                     AT SEPTEMBER 30, 2002    AT NOVEMBER 5, 2002(a)
                                                                                     ---------------------    ----------------------

                                                           AUTHORIZED   FACILITY     LETTERS        CASH       LETTERS       CASH
    FACILITY                           EXPIRATION DATE     BORROWERS     LIMIT      OF CREDIT    BORROWINGS   OF CREDIT   BORROWINGS
    --------                           ---------------     ----------   --------    ---------    ----------   ---------   ----------
                                                                                             (MILLIONS OF DOLLARS)
364-Day Revolving Credit Facility..    April 2003       US Holdings,
                                                        TXU Energy,
                                                        Oncor            $ 1,000     $    81      $     -     $    88      $   912
Five -Year Revolving Credit
Facility(b)........................    February 2005    US Holdings        1,400         462            -         461          939
Three-Year Revolving Credit Facility   May 2005         TXU Corp.            500          --          350           -          500
Standby Liquidity Facility.........    November 2002    US Holdings          400           -            -           -          400
Standby Liquidity Facility.........    November 2002    US Holdings,
                                                        TXU Energy,
                                                        Oncor                400           -            -           -          400
                                                                         -------     -------      -------     -------      -------

     Total (c).....................                                      $ 3,700     $   543      $   350     $   549      $ 3,151
                                                                         =======     =======      =======     =======      =======

----------------
(a) On October 15, 2002, US Holdings and TXU Energy borrowed approximately $2.6 billion in cash against their available credit facilities, none of which is an obligation of Oncor. These funds and other available cash will be used, in part, to repay outstanding commercial paper.

(b) In February 2002, TXU Gas was removed as a borrower under this facility. TXU Corp. was removed as a borrower under this facility effective July 31, 2002.

(c)  Supported commercial paper borrowings.



      On October 30, 2002, Oncor entered into a commitment for a secured credit facility of up to $1 billion. The facility is intended to fund interim refinancings of approximately $700 million of maturing secured debt should market conditions not support a timely, cost effective refinancing. The balance will be available for general corporate purposes at Oncor.

      In July 2002, US Holdings entered into the $400 million Standby Liquidity Facility that terminates no later than November 30, 2002. In August 2002, US Holdings, TXU Energy and Oncor entered into the joint $400 million Standby Liquidity Facility that also expires November 30, 2002. Borrowings of $800 million against those facilities are expected to be repaid no later than the expiration date.

      In May 2002, TXU Corp. entered into the $500 million three-year revolving credit facility with a group of banks that terminates May 1, 2005. This facility will be used for working capital and general corporate purposes.

      In April 2002, US Holdings, TXU Energy and Oncor entered into the joint $1.0 billion 364-day revolving credit facility with a group of banks that terminates in April 2003 but can be extended for one year. This facility is used for working capital and general corporate purposes. Up to $1.0 billion of letters of credit may be issued under the facility. This facility and the $500 million three-year revolving credit facility described above replaced the TXU Corp. and US Holdings $1.4 billion 364-day revolving credit facility that expired in April 2002.

      In the second quarter of 2002, each of Oncor and TXU Energy began issuing commercial paper to fund its short-term liquidity requirements. The commercial paper programs allow each of Oncor and TXU Energy to issue up to $1.0 billion and $2.4 billion of commercial paper, respectively. At September 30, 2002, each of the credit facilities listed above provided back-up for outstanding commercial paper under the Oncor and TXU Energy programs. The TXU Corp.

commercial paper program was discontinued in July 2002, and at that time, TXU Corp. was removed as a borrower under the $1.4 billion Five-Year Revolving Credit Facility. As of September 30, 2002, total outstanding commercial paper under these programs was $1,082 million of which Oncor's portion was $103 million. Because of liquidity concerns in the US financial markets, commercial paper markets became inaccessible. Existing borrowings under the program are being repaid upon maturity. Commercial paper borrowings are expected to resume as market concerns regarding the liquidity of TXU Corp. and its subsidiaries are mitigated.

      All of the credit facilities discussed above, with the exception of the Oncor commitment dated October 30, 2002, are included in the credit facilities table above.

      Oncor is also provided short-term financing by TXU Corp. and its affiliated companies. Oncor had short-term advances from affiliates of $30 million and $108 million outstanding as of September 30, 2002 and December 31, 2001, respectively.

      LONG-TERM DEBT - In August 2002, Oncor issued $1.0 billion aggregate principal amount of unsecured debentures in two series in a private placement with registration rights. One series of $200 million is due September 1, 2007 and bears interest at the rate of 5%, and the other series of $800 million is due September 1, 2022 and bears interest at the rate of 7%. Proceeds from the issuance were used by Oncor to repay advances from affiliates and commercial paper.

      In August 2002, Oncor redeemed all of its 8.5% First Mortgage Bonds due August 1, 2024 and all of its 8.875% First Mortgage Bonds due February 1, 2022, in aggregate principal amounts of $115 million and $112 million, respectively. In June 2002, Oncor redeemed all of its 8% First Mortgage Bonds due June 1, 2002 in the aggregate principal amount of $147 million and in February 2002, Oncor redeemed all of its 8.125% First Mortgage Bonds due February 1, 2002 in the aggregate principal amount of $150 million. Oncor funded the redemptions through the issuance of commercial paper, advances from affiliates and cash from operations.

      In May 2002, Oncor issued $1.2 billion aggregate principal amount of senior secured notes in two series in a private placement with registration rights. One series of $700 million is due May 1, 2012 and bears interest at the annual rate of 6.375%, and the other series of $500 million is due May 1, 2032 and bears interest at the annual rate of 7%. Each series is initially secured by an equal principal amount of Oncor's first mortgage bonds; however, the lien of those bonds may be released in certain circumstances. Proceeds from the issuance were used by Oncor to repay long-term advances from US Holdings. In March and April 2002, Oncor entered into a series of forward interest rate swaps with a group of banks to effectively fix the annual interest rates prior to the issuance of these notes. As a result of the forward interest rate swaps, the effective annual rates of interest on the senior secured notes due in 2012 and 2032 are fixed at 6.65% and 7.26%, respectively. (See Note 7.)

      As of September 30, 2002, the aggregate secured long-term debt of Oncor consisted of $3.1 billion of first mortgage bonds and senior secured notes that are secured by a lien on substantially all of its tangible electric T&D property. US Holdings remains obligated on Oncor's first mortgage bonds. None of the long-term debt obligations of TXU Corp. or US Holdings are guaranteed or secured by Oncor.

      SALE OF RECEIVABLES -- Certain subsidiaries of TXU Corp. sell customer accounts receivable to TXU Receivables Company, a wholly-owned bankruptcy remote indirect subsidiary of TXU Corp., which sells undivided interests in accounts receivable it purchases to financial institutions. As of January 1, 2002, TXU Energy Retail Company LP, TXU SESCO Energy Services Company, Oncor and TXU Gas Company are qualified originators of accounts receivable under the program. TXU Receivables Company may sell up to an aggregate of $600 million in undivided interests in the receivables purchased from the originators under the program. As of September 30, 2002, Oncor had sold $67 million face amount of receivables to TXU Receivables Company under the program in exchange for cash of $32 million and $34 million in subordinated notes, with $1 million of losses on sales for the nine months ended September 30, 2002, principally representing the interest on the underlying financing. These losses approximated 4% of the cash proceeds from the sale of undivided interests in accounts receivable on an annualized basis. Upon termination, cash flows to the originators would be delayed as collections of sold receivables were used by TXU Receivables Company to repurchase the undivided interests of the financial institutions instead of purchasing new receivables. The level of cash flows would normalize in approximately 16 to 31 days. TXU Business Services, a subsidiary of TXU Corp., services the purchased receivables and is paid a market based servicing fee by TXU Receivables Company. The subordinated notes receivable from TXU Receivables

Company represent Oncor's retained interest in the transferred receivables and are recorded at book value, net of allowances for bad debts, which approximates fair value due to the short-term nature of the subordinated notes, and are included in accounts receivable in the consolidated balance sheet.

4.   SHAREHOLDER'S EQUITY

                                                                      SEPTEMBER 30,      DECEMBER 31,
                                                                          2002              2001
                                                                      -------------      ------------
Common stock without par value:
      Authorized shares - 100,000,000
      Outstanding -  68,862,000 and 69,000,000...................      $  2,601          $     32
Retained earnings................................................           232             2,669
Accumulated other comprehensive income (loss)....................           (25)                -
                                                                       ------------      ------------
      Total shareholder's equity.................................      $  2,808          $  2,701
                                                                       ============      ============



      The amounts presented as of December 31, 2001 reflect the allocated historical net book value of the T&D operations of US Holdings and TXU SESCO that were combined to form Oncor. On January 1, 2002 these operations were contributed to Oncor as required by the 1999 Restructuring Legislation, and historical equity amounts were assigned to common stock. (See Note 1 for further information concerning the business restructuring.)

      On July 31, 2002, Oncor's Articles of Incorporation were amended to split the shares of common stock on a 69,000-for-1 basis. Shares outstanding for all periods presented have been restated to reflect this stock split.

      In April 2002, Oncor repurchased 69,000 shares of its common stock from US Holdings for $50 million. In July 2002, Oncor repurchased another 69,000 shares of its common stock for $50 million. On October 1, 2002, Oncor repurchased 1,250,000 shares of its common stock from US Holdings for $50 million.

5.   REGULATIONS AND RATES

      REGULATORY SETTLEMENT PLAN -- On December 31, 2001, US Holdings filed a settlement plan with the Commission, which was approved by the Commission on June 20, 2002. On August 5, 2002, the Commission issued a financing order, pursuant to the settlement plan, authorizing the issuance of transition (securitization) bonds with a principal amount of $1.3 billion. The Commission's order approving the settlement plan and the financing order were appealed by certain nonsettling parties in five separate dockets in Travis County, Texas District Court in August 2002. The court has consolidated these dockets into one, and a hearing on the merits is scheduled for February 4, 2003. US Holdings is unable to predict when the appeal process related to the Commission's approval of the settlement plan and the financing order will be concluded or the outcome. If the Commission's orders are upheld, the settlement plan resolves all major pending issues related to US Holdings' transition to competition and will supersede certain proceedings that are related to the 1999 Restructuring Legislation. The settlement plan does not remove regulatory oversight of Oncor's business. Oncor does not believe that the outcome will materially affect Oncor's net financial results, as TXU Energy has agreed, under the Business Separation Agreement, to hold Oncor harmless from the results of any disallowance by the Commission of generation-related items, including securitization of regulatory assets, stranded costs and fuel reconciliation. For additional discussion of the settlement plan and related items, see Note 4 to Financial Statements in US Holdings' 2001 Form 10-K.

      The principal and interest on the securitization bonds would be secured by payments from retail customers to provide recovery of generation-related regulatory assets and other qualified costs. These regulatory assets have a carrying value of approximately $1.8 billion. Once the bonds are issued, the full amount of the regulatory assets will be amortized to expense by Oncor over the life of the bonds. Any amount of the $1.8 billion which is in excess of the cash flows from the customer payments to service the bonds will be expensed by Oncor at the time such shortfall, if any, is determined. US Holdings is unable to predict when the appeal of the financing order will be concluded; however, assuming the bonds were issued at the present time and considering current interest rates, the amount of the regulatory asset's carrying value would exceed the cash flows from the bonds by approximately $130 million.

      OPEN-ACCESS TRANSMISSION -- At the federal level, Federal Energy Regulatory Commission (FERC) Order No. 888 requires all FERC-jurisdictional electric public utilities to offer third parties wholesale transmission services under an open-access tariff.

      On January 3, 2002, the Supreme Court of Texas issued a mandate affirming the judgment of the Court of Appeals that held that the pricing provisions of the Commission's open access wholesale transmission rules, which had mandated the use of a particular rate setting methodology, were invalid because they exceeded the statutory authority of the Commission. On January 10, 2002, Reliant Energy Incorporated and the City Public Service Board of San Antonio each filed lawsuits in the Travis County, Texas District Court against the Commission and each of the entities to whom they had made payments for transmission service under the invalidated pricing rules for the period January 1, 1997 through August 31, 1999, seeking declaratory orders that, as a result of the application of the invalid pricing rules, the defendants owe unspecified amounts. US Holdings and TXU SESCO, which are named defendants in both suits, are unable to predict the outcome of this litigation.

6.   CONTINGENCIES

      LEGAL PROCEEDINGS -- On November 21, 2000, the City of Denton, Texas and other Texas cities filed suit in the 134th Judicial District Court of Dallas County, Texas against US Holdings, TXU Gas Company and TXU Corp. The petition alleges claims for breach of contract, negligent representation, fraudulent inducement of contract, breach of duty of good faith and fair dealing and unjust enrichment related to the defendants' alleged exclusion of certain revenues from the cities' franchise fee base. Oncor assumed the obligations of US Holdings in connection with this lawsuit pursuant to the Business Separation Agreement. No specified damages have been alleged. On January 31, 2002, US Holdings, TXU Gas Company and TXU Corp. entered into a Memorandum of Understanding with the plaintiffs to settle this lawsuit, subject to the execution of a definitive settlement agreement. Final versions of the settlement document have been provided to the plaintiff cities for execution. Most of the cities named as plaintiffs in the litigation have accepted the settlement and executed the settlement agreement. If any plaintiff cities decline to execute the settlement, the suit will continue as to those cities. Oncor believes the allegations in this suit are without merit and intends to vigorously defend this suit against any plaintiff cities that do not execute the settlement. Oncor does not believe the ultimate resolution of this suit will have a material effect on Oncor's financial position, results of operations or cash flows.

      GENERAL -- Oncor is involved in various other legal and administrative proceedings, the ultimate resolution of which, in the opinion of management, is not expected to have a material effect upon its financial position, results of operations or cash flows.

7.   SUPPLEMENTARY FINANCIAL INFORMATION

      ACCOUNTS RECEIVABLE -- At September 30, 2002 and December 31, 2001, accounts receivable are stated net of uncollectible accounts of $1 million and $4 million, respectively. Accounts receivable included $121 million and $50 million in unbilled revenues at September 30, 2002 and December 31, 2001, respectively.

      PROPERTY, PLANT AND EQUIPMENT --

                                                                             SEPTEMBER 30,      DECEMBER 31,
                                                                                  2002              2001
                                                                             ------------       ------------
Transmission ....................................................            $    2,053           $  1,979
Distribution.....................................................                 6,297              6,110
Other............................................................                   435                430
                                                                             ------------       ------------
      Total......................................................                 8,785              8,519
Less accumulated depreciation....................................                 3,033              2,888
                                                                             ------------       ------------
      Net of accumulated deprecation.............................                 5,752              5,631
Construction work in progress....................................                   229                149
Property held for future use.....................................                    22                 22
                                                                             ------------       ------------
      Net property, plant and equipment..........................            $    6,003           $  5,802
                                                                             ============       ============


      Capitalized software costs of $132 million at September 30, 2002 and $131 million at December 31, 2001 were included in property, plant and equipment. Amortization expense of $4 million and $12 million relating to these software costs was recorded for the three and nine months ended September 30, 2002, respectively.

      GOODWILL -- At September 30, 2002 and December 31, 2001, goodwill of $25 million, included in investments, is stated net of accumulated amortization of $7 million.

      REGULATORY ASSETS AND LIABILITIES -- Included in regulatory assets -- net are regulatory assets of $2.1 billion and regulatory liabilities of $323 million at September 30, 2002, and regulatory assets of $2.1 billion and regulatory liabilities of $461 million at December 31, 2001. Regulatory assets of $2.0 billion at September 30, 2002 and $1.9 billion at December 31, 2001 were not earning a return. Of the assets not earning a return, $1.8 billion is expected to be recovered over the term of the securitization bonds pursuant to the regulatory settlement plan approved by the Commission. (See Note 5 for further discussion of the settlement plan.) The remaining regulatory assets have an average remaining recovery period of 24 to 43 years.

      DERIVATIVES AND HEDGES -- In March and April 2002, Oncor entered into a series of forward interest rate swaps with a group of banks to effectively fix the interest rates on the senior secured notes discussed in Note 3. Such contracts were designated as accounting hedges under SFAS No. 133, "Accounting for Derivatives Instruments and Hedging Activities," and the fair values of the contracts were reflected in Other Comprehensive Income. These contracts were settled in May 2002 for $39 million in cash. The related amounts included in Other Comprehensive Income will be reclassified into income over the term of the senior secured notes resulting in fixed effective annual interest rates of 6.65% and 7.26% on the notes due in 2012 and 2032, respectively.

      As of September 30, 2002, it is expected that $1 million of after tax net losses accumulated in other comprehensive income will be reclassified into earnings during the next twelve months.

      AFFILIATE TRANSACTIONS -- Reference should be made to Note 5 regarding the regulatory settlement plan and the Business Separation Agreement between TXU Energy and Oncor. In accordance with the Business Separation Agreement, Oncor records interest income receivable from TXU Energy with respect to Oncor's generation-related regulatory assets that are subject to securitization. The interest income reimburses Oncor for the interest expense Oncor incurs on that portion of its debt deemed to be associated with the generation-related regulatory asset. For the three and nine months ended September 30, 2002, this interest income totaled $6 million and $17 million, respectively. In addition, Oncor has a note receivable from TXU Energy related to the excess mitigation credit established in accordance with the settlement plan. Oncor has implemented the $350 million credit, plus interest, as a reduction of its fees charged to REPs, including TXU Energy, for a two-year period. The principal and interest payments on the note receivable from TXU Energy reimburse Oncor for the credit applied to the delivery fees billed to REPs. For the three and nine months ended September 30, 2002, the principal payments received on the note receivable totaled $86 million and $133 million, and the interest income totaled $5 million and $17 million, respectively. Oncor also records revenue from TXU Energy for electricity delivery fees. For the three and nine months ended September 30, 2002, these revenues were $441 million and $1.3 billion, respectively. TXU Business Services Company, a subsidiary of TXU Corp., charges Oncor for financial, accounting, information technology, environmental, procurement and personnel services and other administrative services at cost. For the three and nine months ended September 30, 2002, these costs totaled $37 million and $108 million, respectively, and are included in operation and maintenance expense.

      SUPPLEMENTAL CASH FLOW INFORMATION -- For the nine month period ended September 30, 2002, there were $91 million in noncash advances to affiliates relating to the transfer, effective January 1, 2002, of certain assets and liabilities associated with US Holdings' retail customers to TXU Energy in connection with the transition to deregulation.

      OTHER INCOME AND DEDUCTIONS -- Other income and deductions consist of several immaterial items.

                                 $1,200,000,000

                         ONCOR ELECTRIC DELIVERY COMPANY

                                OFFER TO EXCHANGE


                  $700,000,000                                                       $500,000,000
  6.375% EXCHANGE SENIOR SECURED NOTES DUE 2012                      7.000% EXCHANGE SENIOR SECURED NOTES DUE 2032
 (WHICH ARE REGISTERED UNDER THE SECURITIES ACT)                    (WHICH ARE REGISTERED UNDER THE SECURITIES ACT)
                 FOR ANY AND ALL                                                    FOR ANY AND ALL
      6.375% SENIOR SECURED NOTES DUE 2012                               7.000% SENIOR SECURED NOTES DUE 2032
(WHICH ARE NOT REGISTERED UNDER THE SECURITIES ACT)                (WHICH ARE NOT REGISTERED UNDER THE SECURITIES ACT)


      Until _________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

      ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Article 2.02-1 of the Texas Business Corporation Act ("TBCA") permits Oncor, in certain circumstances, to indemnify any present or former director, officer, employee or agent of Oncor against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with a proceeding in which any such person was, is or is threatened to be, made a party by reason of holding such office or position, but only to a limited extent for obligations resulting from a proceeding in which the person is found liable on the basis that a personal benefit was improperly received or in circumstances in which the person is found liable in a derivative suit brought on behalf of the Oncor.

      Article Ten of the Articles of Incorporation of Oncor provides as follows:

      (a) The Corporation shall indemnify and may purchase and maintain insurance or other arrangements on behalf of any and all persons whom it may lawfully indemnify and insure to the fullest extent permitted by the TBCA, as the same exists or may hereafter be amended, or by the laws of the State of Texas, as in effect from time to time.

      (b) A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any act or omission in such director's capacity as director, except that this provision does not eliminate or limit the liability of a director to the extent the director is found liable for: (i) a breach of the director's duty of loyalty to the Corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;
(iii) a transaction from which the director received an improper benefit whether or not the benefit resulted from an action taken within the scope of the director's office; or (iv) an act or omission for which the liability of the director is expressly provided for by an applicable statute. If the laws of the State of Texas are hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by such laws as so amended.

      (c) No repeal or modification of this Article Ten by the shareholders of the Corporation shall adversely affect any right or protection of a director or other person lawfully indemnified by the Corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time.

      Section 13. of the Bylaws of Oncor provides as follows:

      Without further specific approval of the shareholders of the Corporation, the Corporation shall indemnify and may purchase, enter into, maintain or provide insurance or other arrangements for the benefit of any person who is or was a Director, officer, employee or agent of the Corporation or is or was serving another entity at the request of the Corporation as a Director, officer, employee or agent or otherwise, to the fullest extent permitted by the laws of the State of Texas, including without limitation Art. 2.02-1 of the Texas Business Corporation Act or any successor provision, against any liability asserted against or incurred by any such person in any such capacity or arising out of such person's service in such capacity whether or not the Corporation would otherwise have the power to indemnify against any such liability under the Texas Business Corporation Act. If the laws of the State of Texas are amended to authorize the purchase, entering into, maintaining or providing of insurance, indemnification or other arrangements in the nature of those permitted hereby to a greater extent than presently permitted, then the Corporation shall have the power and authority to purchase, enter into, maintain and provide any additional insurance, indemnification or other arrangements in such regard as shall be permitted from time to time by the laws of the State of Texas without further approval of the shareholders of the Corporation. No repeal or modification of such laws or this Section shall adversely affect any such insurance, arrangement or right to indemnification existing at the time of such repeal.

      TXU Corp. has insurance covering its expenditures that might arise in connection with Oncor's lawful indemnification of Oncor's directors and officers for their liabilities and expenses. Directors and officers of Oncor also have insurance which insures them against certain other liabilities and expenses.

      ITEM 21. EXHIBITS

      The list of exhibits under the heading INDEX TO EXHIBITS on page II-4 of this registration statement is incorporated in this Item 21 by reference.

      ITEM 22. UNDERTAKINGS

      (1) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

      (2) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

      (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act, the registrant has duly caused this Pre-effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York on January 6, 2003.


                                       ONCOR ELECTRIC DELIVERY COMPANY

                                       By: /s/ Robert J. Reger, Jr.
                                          ----------------------------------
                                              (Robert J. Reger, Jr., Esq.,
                                               Attorney-in-fact)

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


               Signature                                 Title                       Date
               ---------                                 -----                       ----

              /s/ Erle Nye*                     Principal Executive Officer     January 6, 2003
-------------------------------------------     and Director
    (Erle Nye, Chairman of the Board
          and Chief Executive)

          /s/ Scott Longhurst*                  Principal Financial             January 6, 2003
-------------------------------------------     Officer
(Scott Longhurst, Senior Vice President -
          Finance and Strategy)

          /s/ Biggs C. Porter *                 Principal Accounting            January 6, 2003
-------------------------------------------     Officer
    (Biggs C. Porter, Vice President)

             /s/ T.L. Baker*                    Director                        January 6, 2003
-------------------------------------------
              (T.L. Baker)

         /s/ Michael J. McNally*                Director                        January 6, 2003
-------------------------------------------
          (Michael J. McNally)

          /s/ R.A. Wooldridge*                  Director                        January 6, 2003
-------------------------------------------
            (R.A. Wooldridge)


*By: /s/ Robert J. Reger, Jr.                   Attorney-in-Fact                January 6, 2003
     --------------------------------------
            (Robert J. Reger, Jr.)


                                INDEX TO EXHIBITS


                  PREVIOUSLY FILED**
              --------------------------------

              WITH
              FILE                     AS
EXHIBIT       NUMBER                   EXHIBIT
-------       ------                   -------

2             1-12833 Form 8-K         2              --     Master Separation Agreement by and among TXU Electric Delivery
                                                             Company (now Oncor), TXU Generation (January 16, 2002) Holdings
                                                             Company LLC, TXU Merger Energy Trading Company LP, TXU SESCO
                                                             Company, TXU SESCO Energy Services Company, TXU Energy Retail
                                                             Company LP and TXU Electric Company, dated as of December 14,
                                                             2001.


3(a)          333-100240*              3(a)           --     Articles of Incorporation of Oncor.

3(b)          333-100240*              3(b)           --     Articles of Amendment, effective January 17, 2002, to the Articles of Incorporation of Oncor.

3(c)          333-100240*              3(c)           --     Articles of Amendment, effective July 31, 2002, to the Articles of Incorporation of Oncor.

3(d)          333-100240*              3(d)           --     Bylaws of Oncor, as restated January 17, 2002.

4(a)          333-100240*              4(a)           --     Indenture.

4(b)          333-100240*              4(b)           --     Officer's Certificate, dated May 6, 2002, to the Indenture with the form of the Old 2012 Notes and the form of the Old 2032
                                                             Notes attached thereto.

4(c)                                                  --     Officer's Certificate, dated December 20, 2002, to the Indenture.

4(d)          333-100240*              4(c)           --     Form of the New 2012 Notes.

4(e)          333-100240*              4(d)           --     Form of the New 2032 Notes.

4(f)          2-90185                  4(a)           --     1983 Mortgage.


                                                            II-4

4(f)(1)                                              --      Supplemental Indentures to the
                                                             1983 Mortgage:

                                                             Number             Dated as of
                                                             ------             -----------

              2-90185                  4(b)                  First              April 1, 1984
              33-24089                 4(a)-1                Fifteenth          July 1, 1987
              33-30141                 4(a)-3                Twenty-second      January 1, 1989
              33-35614                 4(a)-3                Twenty-fifth       December 1, 1989
              33-39493                 4(a)-2                Twenty-eighth      October 1, 1990
              33-46293                 4(a)-1                Thirty-third       February 1, 1992
              33-49710                 4(a)-1                Thirty-fourth      April 1, 1992
              33-49710                 4(a)-3                Thirty-sixth       June 1, 1992
              33-57576                 4(a)-1                Thirty-eighth      August 1, 1992
              33-57576                 4(a)-3                Fortieth           November 1, 1992
              33-60528                 4(a)-1                Forty-second       March 1, 1993
              33-64692                 4(a)-2                Forty-fourth       April 1, 1993
              33-68100                 4(a)-1                Forty-sixth        July 1, 1993
              33-68100                 4(a)-3                Forty-seventh      October 1, 1993
              0-11442 Form             4(a)-2                Sixty-first        February 1, 2001
              10-K (2000)
              0-12833 Form             4(a)-2                Sixty-second       July 1, 2001
              10-Q (Quarter
              ended June 30,
              2001)
              0-12833 Form             4(a)-2                Sixty-third        January 1, 2002
              10-K (2001)
              0-12833 Form             4                     Sixty-fourth       May 1, 2002
              10-Q (Quarter
              ended March
              31, 2002


4(f)(2)                                               --     Sixty-fifth        December 1, 2002.

4(g)          333-100240*              4(f)           --     First Mortgage Bond, 6.375% Series due 2012.

4(h)          333-100240*              4(g)           --     First Mortgage Bond, 7.000% Series due 2032.

4(i)                                                  --     First Mortgage Bond, 6.375% Series due 2015.

4(j)                                                  --     First Mortgage Bond, 7.250% Series due 2033.

4(k)          333-100240*              4(h)           --     Registration Rights Agreement.

5(a)          333-100240*              5(a)           --     Opinion of Hunton & Williams.

5(b)          333-100240*              5(b)           --     Opinion of Thelen Reid & Priest LLP.


10(a)         1-12833 Form 10-Q                       --     364-Day Revolving Credit Agreement, dated as of April 24, 2002,
              (Quarter ended                                 among TXU Energy, Oncor, US (Quarter ended Holdings, JPMorgan
              March 31, 2002)                                Chase Bank, as Administrative Agent, and the financial
                                                             institutions named March 31, 2002) therein.


10(b)         333-100240*              10(b)          --     Credit Agreement, dated August 30, 2002, among TXU Energy,
                                                             Oncor, US Holdings and certain banks listed therein, and
                                                             Barclays Bank PLC, as Administrative Agent.

10(c)                                                 --     Credit Agreement, dated December 20, 2002, among Oncor and certain banks listed therein, and Credit Suisse First Boston, as
                                                             Administrative Agent.

10(d)         333-100240*              10(c)          --     Generation Interconnection Agreement, dated December 14, 2001, between TXU Electric Delivery Company (now Oncor) and TXU
                                                             Generation Company LP.

10(e)         333-100240*              10(d)          --     Generation Interconnection Agreement, dated December 14, 2001, between TXU Electric Delivery Company (now Oncor) and TXU
                                                             Generation Company LP, for itself and as Agent for TXU Big Brown
                                                             Company LP, TXU Mountain Creek Company LP, TXU Handley Company
                                                             LP, TXU Tradinghouse Company LP and TXU DeCordova Company LP
                                                             (Interconnection Agreement)

10(f)         333-100240*              10(e)          --     Amendment to Interconnection Agreement, dated May 31, 2002

10(g)         333-100240*              10(f)          --     Standard Form Agreement between Oncor and Competitive Retailer
                                                             Regarding Terms and Conditions of Delivery of Electric Power and
                                                             Energy (Delivery Service Agreement)


12                                                    --     Computation of ratios of earnings to fixed charges.

23(a)                                                 --     Consent of Deloitte & Touche LLP.


23(b)         333-100240*              23(b)          --     Consents of Hunton & Williams and Thelen Reid & Priest LLP
                                                             contained in Exhibits 5(a) and 5(b), respectively.

24            333-100240*              24             --     Power of Attorney.

25            333-100240*              25             --     Statement of Eligibility on Form T-1 of The Bank of New York
                                                             with respect to the Indenture.

99(a)         333-100240*              99(a)          --     Form of Letter of Transmittal.

99(b)         333-100240*              99(b)          --     Form of Notice of Guaranteed Delivery.

99(c)         333-100240*              99(c)          --     Form of Exchange Agent Agreement.

----------------------------
* Represents the original Registration Statement filed on October 2, 2002. **Incorporated herein by reference.

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